     As filed with the Securities and Exchange Commission on June 8, 2000.
                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                 ------------
                                 AvantGo, Inc.
            (Exact name of Registrant as specified in its charter)

        Delaware                    7371                 94-3275789
   (State or other            (Primary Standard(I.R.S. Employer Identification
   jurisdiction of             Industrial                  Number)
   incorporation or            Classification
   organization)               code number)

                   1700 South Amphlett Boulevard, Suite 300
                          San Mateo, California 94402
                                (650) 638-3399
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                                 Richard Owen
                            Chief Executive Officer
                                 AvantGo, Inc.
                   1700 South Amphlett Boulevard, Suite 300
                          San Mateo, California 94402
                                (650) 638-3399
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                                  Copies to:
        Mark S. Albert, Esq.                 Gregory C. Smith, Esq.
     Ralph L. Arnheim III, Esq.              Keith L. Belknap, Esq.
          Perkins Coie LLP              Skadden, Arps, Slate, Meagher &
 135 Commonwealth Drive, Suite 250                  Flom LLP
    Menlo Park, California 94025             525 University Avenue
           (650) 752-6000                 Palo Alto, California 94131
                                 ------------    (650) 470-4500
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                              Proposed
                                              Maximum         Proposed       Amount of
  Title of Each Class of     Amount to be  Offering Price Maximum Aggregate Registration
Securities to be Registered  Registered(1)  Per Share(2)  Offering Price(2)     Fee
----------------------------------------------------------------------------------------
Common stock, $0.0001
 par value..............                                    $100,000,000      $26,400
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Includes   shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                 ------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 8, 2000

                                       Shares

                                 [AVANTGO LOGO]

                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $ and $ per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "AVGO."

  The underwriters have an option to purchase a maximum of     additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on Page 7.

                                                          Underwriting
                                                Price     Discounts and  Proceeds to
                                              to Public    Commissions     AvantGo
                                            ------------- ------------- -------------
Per Share..................................     $             $             $
Total......................................    $             $             $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                  Merrill Lynch & Co.

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is       , 2000.

[There is one large graphic of a wireless handheld device connected by cable wires running through a multi-story enterprise building. On the device is the AvantGo logo and a list of channels from our AMI service. The text surrounding the graphic reads: "The interaction between mobile, wireless and the Internet."

Below the large graphic are pictures of the following four devices that are capable of using our AvantGo software:

1. Internet-enabled phone with the AvantGo name & logo on a Web browser with the words "Wireless Edition" written under the name and logo.

2. Pocket PC device with Pocket Internet Explorer start page.

3. Palm OS device with a wireless modem running an enterprise application, which includes a listing of corporate intranet channels.

4. Vertical market device running an enterprise application, which includes menus and submit buttons.

The text under these devices reads: "AvantGo provides mobile infrastructure products and services that create tighter relationships between businesses and their customers using mobile devices."

The AvantGo Logo is located in the bottom right hand corner of the page.]

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary...................   3
Risk Factors.........................   7
Forward-Looking Statements...........  17
Use of Proceeds......................  18
Dividend Policy......................  18
Capitalization.......................  19
Dilution.............................  20
Selected Consolidated Financial
 Data................................  21
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  23
Business.............................  29

Management.........................  39
Certain Relationships and Related
 Transactions......................  51
Principal Stockholders.............  54
Description of Capital Stock.......  56
Shares Eligible for Future Sale....  59
Underwriting.......................  61
Notice to Canadian Residents.......  64
Legal Matters......................  65
Experts............................  65
Where You Can Find Additional
 Information.......................  65
Index To Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until    , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                 AvantGo, Inc.

   We provide mobile infrastructure software and services that extend the Internet and corporate applications beyond the desktop to handheld devices and Internet-enabled phones. Our software and services bridge the gap between the Internet, wireless and mobile technologies. Our AvantGo Enterprise software products enable access to critical information and applications from mobile devices to accelerate information flow between companies and their mobile employees, customers, suppliers and business partners. Our AvantGo Mobile Internet service, or AMI service, enables content providers and e-businesses to extend their user reach, foster repeat use and increase consumer loyalty. Our AMI service provides consumers with interactive and personalized Internet content and Web-based applications on mobile devices from over 400 content sources, or channels. To promote the use of our products and services, our software is bundled with offerings from leading mobile hardware and software providers, including Palm, Inc. and Microsoft Corp.

   We license our AvantGo Enterprise software products to large global companies such as American Express Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC. With our software products and services, our enterprise customers can increase employee productivity and streamline business processes such as billing, procurement, inventory control, manufacturing and customer relationship management.

   Through our AMI service, we generate placement and advertising revenue and have revenue-sharing arrangements that provide the opportunity for us to earn commissions on e-commerce transactions. Our content provider and e-business customers use our AMI service and software to rapidly create a mobile infrastructure and instantly gain access to our AMI user base. This user base consists of over 700,000 registered users, of which over 475,000 have used our AMI service at least once in the last 90 days. Our AMI service, which initially offered channels from CNET, Inc., Excite, InfoWorld, Mercury Center, The New York Times and Wired Digital, currently offers over 400 channels of content and applications optimized for mobile devices.

   Worldwide use of mobile communications is growing rapidly as mobile devices become more widely accessible and affordable. Many individuals, accustomed to accessing information, applications and services from the Internet and corporate intranets via a desktop PC, are now able to gain access to this information when away from their office or home. Dataquest estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998 and that this number will grow to approximately 828 million by the end of 2003, of which an estimated 102 million will be wireless data users. Businesses that choose to build mobile platforms face the challenge of integrating their existing systems with the hundreds of thousands of potential combinations of available mobile devices, applications and connectivity options.

   Our AvantGo Enterprise products and AMI service provide several key common benefits to enterprises, content providers and e-businesses, including the ability to:

  . Deliver sophisticated applications. Our software is designed to overcome mobile device limitations, including limited memory, processor performance and available network communications bandwidth. Using our software, mobile devices can store and display complex, table-formatted content and graphics, and collect data through innovative methods such as bar code scanning;

  . Increase access to information. Our software is designed to keep information up-to-date and readily accessible, even when a network or wireless connection is unavailable; and

  . Develop and deploy mobile applications on an open, standards-based platform. Our software enables mobile devices to support applications that rely on existing Internet standards, such as hyper text mark-up language, or HTML, extensible mark-up language, or XML, secure sockets layer, or SSL, and JavaScript. As a result, software developers can build and deploy applications on mobile devices using the same development tools and publishing systems that they use for ordinary Web browsers and PCs.

   Our objective is to be the leading provider of mobile infrastructure software and services that extend the reach of the Internet and corporate applications to mobile devices. Key elements of our strategy include the following:

  . Increase compatibility through open standards, making it possible for Web-based applications to run on a variety of mobile devices over all connectivity options;

  . Focus on the needs of enterprise customers by continuing to broaden the functionality of our products. For example, we recently acquired Globalware Computing, Inc. to enable our products to be used in conjunction with Lotus Notes;

  . Increase the available applications, content and features of our products to expand our user base;

  . Expand distribution of our products through relationships with device manufacturers, software developers, mobile device operating system vendors and wireless carriers; and

  . Establish cooperative relationships with Internet, wireless and mobile technology leaders to increase our revenue opportunities.

                           Acquisition of Globalware

   On May 26, 2000, we completed our acquisition of Globalware Computing, Inc., or Globalware. Globalware is a supplier of wireless synchronization software that enables much of the functionality of Lotus Notes to be used on handheld devices. We believe our acquisition of Globalware will enable us to provide a broader set of mobile applications to our enterprise customers. In this transaction, we acquired all of the outstanding securities of Globalware in exchange for 1,933,300 shares of our series E preferred stock. All shares of our series E preferred stock will convert automatically into shares of our common stock on a one-for-one basis upon the closing of this offering. We also assumed all outstanding options to purchase Globalware common stock. We have reserved 180,438 shares of our common stock for issuance upon the exercise of these options. This transaction has been accounted for under the purchase method of accounting.

   We were incorporated in Delaware in June 1997 under the name Bombardier Software, Inc., and changed our name to AvantGo, Inc. in January 1998. Our principal offices are located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, California 94402, and our telephone number is (650) 638-3399. Our website is located at avantgo.com. The information on our website does not constitute a part of this prospectus.

   "AvantGo" and the AvantGo logo are our trademarks and service marks. This prospectus also contains trademarks and service marks of other companies, which are the property of their respective owners.

                                  The Offering

Common stock offered............     shares
Common stock to be outstanding
 after this offering............     shares

Use of proceeds................. We intend to use the net proceeds of this offering for general corporate purposes,
                                 including investments in sales and marketing,
                                 general and administrative activities and
                                 product development.

Proposed Nasdaq National Market
 symbol......................... AVGO

   The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of May 26, 2000, and excludes:

    . 4,197,301 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan as of May 26, 2000, at a weighted average exercise price of $2.07 per share;

    . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware;

    . 387,205 shares of our common stock reserved for issuance under our 1997 stock option plan as of May 26, 2000;

    . 1,500,000 shares of our common stock initially reserved for issuance under our 2000 stock incentive plan;

    . 350,000 shares of our common stock initially reserved for issuance under our 2000 employee stock purchase plan; and

    . 593,967 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $ per share.

                                  ------------

   Except as otherwise indicated, all information contained in this prospectus:

    . assumes the conversion of all outstanding shares of our preferred stock into shares of our common stock on a one-to-one basis upon the closing of this offering;

    . assumes the filing of our amended and restated certificate of incorporation;

    . reflects the 2-for-1 stock split of our outstanding common and preferred stock in October 1999; and

    . assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following financial data, other than the pro forma data, include the financial data of AvantGo and exclude the financial data of Globalware. Our pro forma consolidated statements of operations data give effect to our acquisition of Globalware, which closed on May 26, 2000, as if it occurred at the beginning of the pro forma periods presented.

                           Year Ended December 31,        Three Months Ended March 31,
                         ----------------------------- -----------------------------------
                          1998     1999       1999        1999        2000        2000
                         -------  -------  ----------- ----------- ----------- -----------
                                           (pro forma)                         (pro forma)
                                           (unaudited) (unaudited) (unaudited) (unaudited)
Consolidated Statement
 of Operations Data:
Revenues................ $   387  $ 2,889   $  4,324     $   228     $ 1,661     $ 2,377
Costs and expenses......   3,038   12,417     18,815       1,343       9,309      10,895
                         -------  -------   --------     -------     -------     -------
Loss from operations....  (2,651)  (9,528)   (14,491)     (1,115)     (7,648)     (8,518)
Net loss................ $(2,603) $(9,215)  $(14,152)    $(1,108)    $(7,431)    $(8,318)
                         =======  =======   ========     =======     =======     =======
Net loss per share:
Basic and diluted....... $ (0.95) $ (2.11)  $  (2.24)    $ (0.31)    $ (1.30)    $ (1.09)
                         =======  =======   ========     =======     =======     =======
Weighted average
 shares.................   2,735    4,377      6,310       3,612       5,704       7,637
                         =======  =======   ========     =======     =======     =======
Pro forma net loss per
 share:
Basic and diluted.......          $ (0.65)                           $ (0.41)
                                  =======                            =======
Weighted average
 shares.................           14,272                             18,044
                                  =======                            =======

                                 March 31, 2000
                         -------------------------------
                                              Pro Forma
                         Actual   Pro Forma  As Adjusted
                         ------- ----------- -----------
                                 (unaudited) (unaudited)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $30,424   $34,832
Working capital.........  33,329    37,569
Total assets............  42,358    62,698
Long-term obligations,
 net of current
 portion................      23        23
Total stockholders'
 equity.................  34,949    54,909

   See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and the calculation of the number of shares used in that computation.

   The Consolidated Balance Sheet pro forma data give effect to:

  .  the sale of 436,599 shares of series D preferred stock on April 7, 2000;

  . our acquisition of Globalware, including a one-time charge for purchased in-process research and development; and

  . the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering.

   The Consolidated Balance Sheet pro forma as adjusted data give effect to the
foregoing and to the sale of     shares of common stock in this offering at an
assumed initial public offering price of $   per share, less underwriting
discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to purchase our common stock.

                         Risks Related to Our Business

We have a history of losses and anticipate increased losses in the future.

   Since our inception, we have never been profitable. We incurred net losses of approximately $2.6 million and $9.2 million for the years ended December 31, 1998 and 1999, respectively, and a net loss of $7.4 million for the quarter ended March 31, 2000. From inception through March 31, 2000, we had an accumulated deficit of $19.5 million. Our costs and operating expenses were approximately $3.0 million and $12.4 million for the years ended December 31, 1998 and 1999, respectively, and were $9.3 million for the quarter ended
March 31, 2000. Our success will depend in large part upon our ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with enterprise customers, content providers and e-businesses. In particular, we intend to expend significant financial resources on product development and sales and marketing. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future, and we may not achieve or maintain profitability.

Because our quarterly operating results are volatile and difficult to predict, period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely on them as indications of future performance.

   Our revenues consist primarily of royalties received from licensees of our enterprise software, which accounted for over half of our revenues in the year ended December 31, 1999 and the quarter ended March 31, 2000. We also obtain significant revenues from professional services rendered to our enterprise customers. In 1999 and during the quarter ended March 31, 2000, advertising and placement fees from our AMI service also generated a portion of our revenue. Because our licensing, professional services and AMI service revenues can vary substantially from month to month and we expect to continue to rely on these revenues, our future quarterly revenues and operating results may fluctuate substantially. As a result of these factors, we believe that quarter-to-quarter or other periodic comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Examples of the factors that could cause our quarterly results to vary include:

  . failure to close key enterprise agreements as contemplated;

  . termination of important contracts such as those with American Express
    Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC; and

  . long sales cycles for our products.

   Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business. It is likely that in some future quarter or quarters our operating results will be below public expectations. If this occurs, we would expect to experience an immediate and significant decline in the market price of our common stock.

Our limited operating history makes an evaluation of our business and its future prospects difficult.

   We were incorporated in June 1997. We released our first software product in May 1998. Because we are in an early stage of development, our business model is not proven, particularly with respect to our AMI service. Accordingly, our prospects are difficult to predict and may change rapidly. Before investing, you should evaluate our prospects in light of the heightened risks, expenses, delays, and difficulties we expect to encounter as we enter new and rapidly evolving markets like the Internet and the wireless communications industry.

We depend on our enterprise software as a primary source of our revenues, and we do not know if businesses will adopt our enterprise products and related services.

   Our enterprise software, which consists of our AvantGo Enterprise Interactive, AvantGo Enterprise Publisher, and AvantGo Enterprise Online products, has accounted for over half of our revenues in the year ended December 31, 1999 and in the quarter ended March 31, 2000. We expect that a significant portion of our revenues, particularly over the next two years, will depend upon the continued and growing market acceptance of our enterprise software products. The life cycle of our products is particularly difficult to estimate because of growing competition and the changing marketplace. Our enterprise software may not achieve acceptance among businesses and other organizations. A decline in the demand for our enterprise software or our failure to successfully develop, introduce or market new or enhanced products in a timely manner would harm our business.

The market for mobile devices is new, and our business could suffer if this market does not develop as expected.

   The emergence of markets for our software is critically dependent upon the rapid expansion of the market for mobile devices such as personal digital assistants, handheld computers, smart phones, pagers and other mobile devices. This market has only recently emerged and is rapidly growing. This growth, however, may not continue. Any slowdown in the growth of adoption of mobile devices could harm our business.

Increasing competition could harm our ability to maintain or increase sales of our products or reduce the prices we can charge for our products.

   The market for our products and services is becoming increasingly competitive, and the wireless market has attracted many start-ups, as well as established companies that want to extend the capabilities of their products and services to support handheld devices and Internet-enabled phones. We expect that we will compete primarily on the basis of functionality, breadth of software and service offerings, quality, reliability, scalability and performance of our offerings, time-to-market advantages and price. As the market matures, we will continue to both cooperate and compete with emerging companies and established companies entering the wireless market.

   Our enterprise software and services compete primarily with offerings from the following types of companies:

  . server synchronization software providers, including Palm, Inc., PUMATECH, Inc. and Oracle Corporation;

  . handheld application development environment providers, including
    PUMATECH, Inc., Aether Software, Metrowerks, Inc. and Microsoft Corp.;
    and

  . application service providers, such as Aether Systems, Inc.

   Our AMI service competes primarily with the service offerings from the following types of companies:

  . value-added wireless service providers, such as Palm, Inc.'s Palm.Net and OmniSky Corporation; and

  . wireless Internet portals, such as InfoSpace, Inc. and Oracle
    Corporation's Portal to Go.

   In the future, if our market continues to expand, we expect to face increased competition from a number of new market entrants. Additionally, other companies with whom we currently have relationships may choose to compete with our products or services. For example, a manufacturer of mobile devices seeking to increase market share for its hardware could bundle a competing Web browser with its hardware at reduced rates to stimulate sales of its core product lines and to create new revenue streams. This could reduce the amount we are able to charge our enterprise customers for our products and reduce the numbers of users of our AMI service, either of which would harm our business.

   Many of our existing competitors as well as potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Several of these companies also have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies on products that compete with our enterprise software and offer more attractive terms to customers, which may cause us to lose customers or limit the amount we can charge customers for our products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to compete more effectively with us. Finally, existing and potential competitors may develop enhancements to or future generations of competitive products that will have better performance features than our products.

A significant portion of our enterprise revenue comes from a small number of customers, and any decrease in revenues from these customers could harm our operating results.

   We currently derive a significant portion of our enterprise software revenues from a small number of major customers. For example, revenues from Ford Motor Company and McKessonHBOC, our two largest customers, represented a significant portion of our revenues in the quarter ended March 31, 2000. Any disruption or termination of our commercial relationship with these customers would harm our business.

Our future success will depend on our ability to anticipate and keep pace with technological change, and if we experience delays in developing and introducing software compatible with new products and technologies, our business would suffer.

   The market for mobile Internet software is becoming highly competitive, characterized by evolving industry standards, rapid technological change and frequent product introductions. To remain competitive, we must continuously develop new products and services and adapt our software to function on new devices and operating systems designed and marketed by other companies. The development of such software and services can be difficult, time-consuming and costly, and we could lose market share if we encounter delays in the development and introduction of our future software products. Additionally, our business could be seriously harmed if:

  . competitors develop new technologies and products which provide comparable functionality at reduced prices to our customers and potential customers;

  . we fail to anticipate technological trends or evolving industry standards or to adapt our software and services to these new trends and standards;

  . other companies develop products that render our software obsolete or less desirable to consumers; or

  . technical, legal, financial or other obstacles prevent us from improving our software and services to adapt to changing market conditions.

The emergence of a dominant platform for mobile devices could reduce our customer base and revenues.

   The marketplace for mobile devices is currently characterized by a number of competing operating systems and standards for handheld devices and cellular telephones. Currently, our customers and potential customers often use a variety of mobile devices with multiple connectivity options. One of the primary value propositions of our products is their ability to operate across a wide variety of platforms. If a dominant platform for mobile devices emerges, the demand for interoperable software may decline and the need for our software may diminish.

We depend on our ability to successfully market the functionality of our software.

   Even if the market for mobile devices continues to expand, our success will depend, among other things, on whether businesses and consumers adopt our products and services for obtaining Web-based information and applications on the Internet and intranets. We have expended considerable resources on sales and marketing of our products and services: approximately $1.2 million and $4.3 million for the years ended December 31, 1998 and 1999, respectively, and approximately $3.2 million for the quarter ended March 31, 2000. We expect that these expenses will continue to increase as we grow. If our sales and marketing efforts are unsuccessful, our business will suffer.

If we fail to maintain our existing relationships or enter into new key relationships with leading hardware and software manufacturers, our brand awareness and the use of our products and services would suffer.

   The success of our product and service offerings depends, in large part, on our ability to develop and maintain relationships with leading hardware and software manufacturers, such as Palm, Inc. and Microsoft Corp., that bundle our software with their product offerings. We depend on these relationships to:

  . distribute our products to purchasers of mobile devices;

  . increase usage of our AMI service;

  . build brand awareness through product marketing; and

  . cooperatively market our products and services.

   All of our agreements with these companies are non-exclusive and have broad rights of termination. In addition, these agreements do not require these companies to bundle our software with all of their product offerings. For example, our software is not bundled with the Palm, Inc. devices in the Palm VII(TM) family, and Palm, Inc. may choose not to bundle our software with future product offerings.

   Some of these manufacturers, including Palm, Inc. and Microsoft Corp., have services that compete with our AMI service. Any of these manufacturers may choose either to promote its competing service or promote the services of one or more of our other competitors, which could limit the growth of our AMI service. If we fail to maintain these relationships or fail to enter into relationships with other leading hardware or software manufacturers, the distribution of our software to consumers and our AMI service would suffer.

Our success depends on strong performance by equipment manufacturers and software companies with whom we have key relationships.

   Because we depend on equipment manufacturers like Palm, Inc. and software companies like Microsoft Corp. to help distribute our software and promote our AMI service, the growth of our AMI service is dependent in part upon their success. If the products which these companies sell, or the operating systems upon which such products are based, were to lose popularity, or if any of these equipment manufacturers or software companies cease to distribute our software in significant volumes, our business would suffer.

We may not be able to maintain and expand our agreements with content providers and e-businesses which may limit or reduce the use of our AMI service.

   A significant portion of the traffic to our AMI service comes from the existing users of our content providers and e-businesses that deliver more than 400 channels to our Web site. To expand our AMI service, we must maintain quality relationships with these content providers and e-businesses and enter into new relationships that provide our users access to compelling content and services. Our objective is to promote Web-based transactions effected through the use of mobile devices and to obtain a share of the revenues generated by those transactions. If we fail to add additional valuable content and services, Internet users may be less likely to actively use our service and to engage in such transactions, which, in turn, would harm our business.

   All of our agreements with content providers and e-businesses survive for a short period of time and are non-exclusive. These companies may choose not to renew their agreements with us or may terminate their agreements at any time. If any of these agreements terminate, we will experience a decline in the number of Web sites that are optimized for use with mobile devices, and our competitive position could suffer. Further, while we intend to pursue additional relationships with content providers and e-businesses, we may not experience sustained increases in user traffic from these affiliations.

Acquisitions may disrupt our business and may cause our existing stockholders to suffer dilution.

   We recently completed the acquisition of Globalware. As part of our business strategy, we may acquire or make additional investments in businesses, products and technologies that complement ours. We may experience difficulties integrating Globalware's operations, or those of other companies we might acquire, into ours. As a result, we may divert management attention to the integration that would otherwise be available for the ongoing development of our business. Acquisitions have inherent risks, including:

  . risks related to the strategic utility of technology acquired;

  . difficulties assimilating acquired operations, technologies or products;

  . unanticipated costs; and

  . adverse effects on relationships with customers, suppliers and employees.

   We may not be successful in integrating the businesses, products, technologies or personnel we acquire, and our failure to do so would harm our business. Similarly, we cannot guarantee that we may not have to write off any of our investments or that our investments will yield a significant return, if any. In addition, to finance acquisitions, we may issue equity securities, which may dilute your investment, or incur significant indebtedness, which could harm our business.

Our future results could be harmed by risks associated with our expansion into Europe and other international markets.

   We sell our products in the United States and abroad. We anticipate that revenue from international operations will represent an increasing portion of our total revenue, and therefore our business will increasingly be subject to the risks associated with doing business internationally. We expect that the costs of developing overseas revenues will initially exceed those revenues and that realization of associated revenues. Accordingly, our future results could be harmed by a variety of factors, including:

  . changes in foreign currency exchange rates;

  . the adoption of incompatible platforms or standards;

  . trade protection measures and import or export licensing requirements;
    and

  . potentially negative consequences from changes in tax laws.

If we fail to manage our planned future expansion effectively, we may not be able to meet the needs of our customers or attract new customers.

   We expect to continue to expand our operations for the foreseeable future. For example, we have grown from 47 employees on May 31, 1999 to 188 employees as of May 26, 2000. We expect to hire additional new employees to support our professional services, product development, marketing and administrative groups. Because of the technical nature of our products, we anticipate that it will take several months to train new personnel. We have limited experience in training large numbers of new staff.

   We must also develop our operating, administrative, financial and accounting systems and controls, locate additional office space and maintain close coordination among our product development, accounting, finance, marketing, and customer support operations. Failure to accomplish any of these objectives would impede our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers, which would harm our business.

Competition for personnel could harm our ability to develop or market new products or provide professional services necessary to sustain our growth.

   We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We are based in Northern California, where competition for employees with technical expertise is intense, and we have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In particular, the mobile computer industry is a complex industry that requires a unique knowledge base, and the loss of technical knowledge and industry expertise among our key personnel, or our failure to obtain necessary additional expertise, could result in delays in software development, loss of sales and a diversion of management resources which could harm our business.

Our success depends on retaining key personnel, particularly Felix Lin, Richard Owen and Linus Upson.

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Felix Lin, our chairman; Richard Owen, our chief executive officer; and Linus Upson, our president and chief technology officer. The loss of the services of any person on our management team or any other key employees would harm our business. We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. We do not maintain key person life insurance on any of our officers.

Our software may contain defects or errors which would delay shipments of our products, harm our reputation and increase our costs.

   Our software is complex as it must operate across a broad variety of operating systems, devices and connectivity options and meet the stringent requirements of our customers. We must develop our products and services quickly to keep pace with the rapidly changing software and telecommunications markets. Despite testing by our customers and us, software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and support costs, any of which could harm our business.

Disruption of our services due to accidental or intentional security breaches may harm our business.

   Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in San Mateo, California and at facilities owned and operated by Level 3 Communications in Sunnyvale, California. We also use InterNAP and Level 3 Communications as our Internet service providers. We currently do not have redundant facilities for our servers. Our systems therefore are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against break-in, unauthorized access, vandalism, fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case, and will unlikely compensate us for all the damages caused by such events.

   We may be unable to prevent computer programmers or hackers from penetrating our network security from time to time. Such an attack could seriously damage our reputation, which would harm our business. In addition, because a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services, we might be required to expend significant resources to protect against, or to alleviate, problems caused by hackers. We might also face liability to persons harmed by such misappropriation if it is determined that we did not exercise sufficient care to protect our systems.

Increasing government regulation could cause demand for our products and services to grow more slowly or to decline.

   We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to the Internet. Demand for our software, and our ability to meet such demand, is subject to export controls on hardware and on the encryption software incorporated into our products. In addition, state, federal and foreign governments may adopt laws and regulations governing any of the following issues:

  . user privacy;

  . taxation of electronic commerce;

  . the online distribution of specific material or content; and

  . the characteristics and quality of online products and services.

   One or more states or the federal government could enact regulations aimed at companies like us, which provide software that facilitates e-commerce and the distribution of content over the Internet. The likelihood of such regulation being enacted will increase as the Internet becomes more pervasive and extends to more people's daily lives. Any such legislation, regulation or taxation of electronic commerce could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a reduction in growth occurs, demand for our client software could decline significantly.

We may be subject to liability for transmitting information, and our insurance coverage may be inadequate to protect us from this liability.

   We could be exposed to liability with respect to third-party information that our users access with our software. Claimants might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by third parties through these Web sites. They could also assert that our third-party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, they would likely divert management's attention and resources and we could incur significant costs in investigating and defending against these claims. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

We rely on intellectual property rights, and we may not be able to obtain patent or other protection for our technology, products or services.

   We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position.

   We seek to protect our proprietary software and written materials under trade secret and copyright laws, which afford only limited protection. We currently have no patents, but we have filed six non-provisional applications and two provisional applications for United States patents and one Patent Cooperation Treaty, or PCT, international application to protect the following aspects of our technology: interactive applications for handheld computers; customizing channels, content and data for mobile devices; enabling on-device servers, offline forms and dynamic ad tracking on mobile devices; syncing to mobile devices; administering channels, content and data for mobile devices; Web content aggregation and development; and Web content delivery to clients. Our patent applications may not be approved or issued or, if issued, may not provide the scope of claims we seek. Furthermore, others may develop technologies that are similar or superior to our technology or design around any patents which may issue.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. We have entered into source code escrow agreements with a limited number of our customers and strategic partners requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or if we fail to meet our contractual obligations. This may increase the likelihood of misappropriation by third parties.

We may be sued by third parties for infringement of their proprietary rights, and litigation or threatened litigation could require us to incur significant litigation or licensing expenses, prevent us from selling our software or require us to make expensive modifications to our software to avoid infringement.

   The wireless communications, handheld computers and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in our market increases, the likelihood of an intellectual property claim against us could increase. We expect that we may increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or cause product release delays. In addition, such claims could require us to discontinue the use of certain software code or processes, to cease the use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology under which we might be required to pay expensive royalties. We may be unable to develop alternative technologies or to obtain such licenses or, if a license were obtainable, the terms might not be commercially acceptable to us. In the event of a successful claim of product infringement against us and our failure or inability to obtain a license or develop or acquire non-infringing technology, our business would suffer.

We incorporate software licensed from third parties into our products, and if we lose these licenses, our sales could be disrupted.

   We currently license software from third parties to provide security and to enable AvantGo users to access electronic mail, contacts and other personal information. If we were found to be in breach of any of our license agreements, or, in any event, upon termination, we would have to discontinue the use of the licensed software, cease the use and sale of products containing such software, and incur expenses to develop or obtain licenses to other technology. We may be unable to develop alternative technologies or to obtain such licenses on commercially reasonable terms.

                         Risks Related to This Offering

Our stock price could be volatile and could decline following this offering.


   An active trading market for our common stock may never develop or be sustained. The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of companies focused on the Internet and wireless communications have been highly volatile. Furthermore, the market price of our common stock could decline, and investors may not be able to resell their shares at or above the initial public offering price. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of new product or service offerings by us or our competitors;

  . changes in the handheld and wireless device industries;

  . technological innovations;

  . competitive developments;

  . changes in financial estimates by securities analysts; and

  . changes in interest rates and other general economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

Certain existing stockholders own a large percentage of our voting stock.

Upon completion of this offering, we anticipate that our executive officers, directors and greater than 5% stockholders, and their affiliates, will, in the
aggregate, own approximately    % of our outstanding common stock. As a
result, such persons, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

Future sales of our common stock may cause our stock price to decline.

Sales of significant amounts of our common stock in the public market after this offering or the perception that such sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. After the closing of
this offering, we will have approximately     shares of common stock
outstanding. Of the outstanding shares, the shares sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. Our remaining shares oustanding will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Sales of a large number of restricted shares, or shares held by affiliates, could have an adverse effect on the market price for our common stock. Substantially all of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to certain limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this prospectus. Credit Suisse First Boston Corporation may release these shares at any time without notice. Subject to the provisions of
Rules 144, 144(k) and 701,     shares of common stock will be available for
sale in the public market, subject to compliance with certain volume restrictions in the case of shares held by affiliates, upon expiration of this 180-day period.

   In addition, as of May 26, 2000, there were outstanding options to purchase 4,197,301 shares of common stock which will be eligible for sale in the public market from time to time, subject to vesting and the expiration of lock-up agreements. In addition, certain stockholders, representing approximately 19,662,143 shares of common stock, including shares issuable upon the exercise of certain warrants to purchase common stock, will be entitled to certain demand and piggyback registration rights, subject to certain conditions.

We are uncertain of our ability to obtain additional financing for our future capital needs.

   We may need to raise additional funds in order to fund more rapid expansion, to expand in marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. Additional financing may not be available on terms favorable to us, or at all. Our inability to obtain financing on appropriate terms would harm our business.

Management has broad discretion to use the proceeds from this offering.

   The net proceeds from the sale of the securities in this offering have not been allocated for a particular purpose, and our management will have broad discretion over the use of proceeds we raise in this offering. We intend to use the net proceeds for working capital, and we may also use the net proceeds to make investments in and acquisitions of complementary businesses, products or technologies. You must rely on the judgment of management in the application of the proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Provisions in our charter documents and Delaware law could prevent or delay a change in control, which could reduce the market price of our common stock.

   Provisions of our certificate of incorporation and bylaws, and of Delaware law, could limit the price that investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change of control or changes in our management. These provisions:

  . allow the board of directors to issue preferred stock without any vote or further action by the stockholders;

  . eliminate the right of stockholders to act by written consent without a meeting;

  . eliminate cumulative voting in the election of directors; and

  . divide our board of directors into three classes, with each class serving a staggered three-year term.

   Provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions prevent us from engaging, under limited circumstances, in a merger or sale of more than 10% of our assets, with a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of such a stockholder, for three years following the date that the stockholder became an owner of 15% or more of our outstanding voting stock unless:

  . the transaction is approved by the board before the date the interested stockholder attained that status;

  . upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or after the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.

   We cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the           shares of
common stock will be approximately $    million, based upon an assumed initial
public offering price of $    per share and after deducting the underwriting
discounts and commissions and estimated offering expenses. We estimate that
our net proceeds will be approximately $    million if the underwriters
exercise their over-allotment option in full.

   We currently anticipate using the net proceeds of the offering for general corporate purposes, including:

  . approximately 40-60% for sales and marketing activities;

  . approximately 5-20% for general and administrative activities; and

  . approximately 15-40% for product development.

   In addition, we may use a portion of the net proceeds of this offering to acquire complementary technologies or businesses and enter into key relationships. We have no current plans, agreements or commitments with respect to any such acquisitions or additional key relationships. The amounts actually expended for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Pending these uses, we intend to invest these proceeds in short-term, investment-grade, interest-bearing instruments, repurchase agreements or high-grade corporate notes. Our management has broad discretion over the use of these proceeds and it is possible that we may allocate these proceeds differently than investors in this offering would have preferred.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and the growth of our business.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of March 31, 2000;

  . our pro forma capitalization after giving effect to (1) the sale of 436,599 shares of series D preferred stock on April 7, 2000; (2) our acquisition of Globalware, including the issuance of 1,933,300 shares of series E preferred stock on May 26, 2000 to the stockholders of Globalware and an associated one-time charge for purchased in-process research and development; and (3) the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering; and

  . our pro forma as adjusted capitalization after giving effect to the foregoing and to the sale of shares of common stock in this offering at
    an assumed initial public offering price of $   per share, less
    underwriting discounts and commissions and estimated offering expenses.

                                                        March 31, 2000
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------- --------- -----------
                                                  (in thousands, except share
                                                             data)
Long-term obligations, net of current
 portion......................................  $      23 $      23  $     23
Stockholders' equity:
Convertible preferred stock, $0.0001 par
 value, 16,472,082 shares authorized and
 issuable in series, 14,761,577 shares issued
 and outstanding actual; 18,472,082 shares
 authorized and no shares outstanding pro
 forma; and 10,000,000 shares authorized and
 no shares outstanding pro forma as adjusted..     48,618       --        --
Common stock, $0.0001 par value, 40,000,000
 shares authorized, 10,460,341 shares issued
 and outstanding, actual; 45,000,000 shares
 authorized, 27,591,817 shares issued and
 outstanding, pro forma; 150,000,000 shares
 authorized pro forma as adjusted;    shares
 issued and outstanding, pro forma as
 adjusted.....................................     23,291    92,469
Notes receivable from stockholders............      (798)     (798)      (798)
Deferred stock compensation...................   (15,164)  (15,164)   (15,164)
Revenue offset relating to warrant agreement..    (1,479)   (1,479)    (1,479)
Accumulated other comprehensive income........         21        21        21
Accumulated deficit...........................   (19,540)  (20,140)   (20,140)
                                                --------- ---------  --------
 Total stockholders' equity...................     34,949    54,909
                                                --------- ---------  --------
 Total capitalization.........................  $  34,972 $  54,932  $
                                                ========= =========  ========

   The table sets forth the total number of outstanding shares of our common and preferred stock as of March 31, 2000 and excludes:

  . 3,931,579 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan as of March 31, 2000, at a weighted average exercise price of $1.83 per share;

  . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware;

  . 952,680 shares of our common stock reserved for issuance under our 1997 stock option plan as of March 31, 2000;

  . 1,500,000 shares of our common stock initially reserved for issuance under our 2000 stock incentive plan;

  . 350,000 shares of our common stock initially reserved for issuance under our 2000 employee stock purchase plan; and

  . 593,967 shares of our common stock issuable upon exercise of outstanding
    warrants, with a weighted average exercise price of $    per share.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was approximately $39.2 million, or $1.42 per share. Pro forma net tangible book value per share gives effect to (1) our acquisition of Globalware, including the issuance of 1,933,300 shares of our series E preferred stock and an associated one-time charge for purchased in-process research and development; (2) the issuance of 436,599 shares of our series D preferred stock on April 7, 2000; and (3) the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering, and represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2000. After giving effect to the sale of the shares of common stock offered hereby, less underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2000 would have been $ million, or
approximately $   per share.

   This represents an immediate increase in pro forma net tangible book value
per share of $    to existing stockholders and an immediate dilution per share
of $    to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share as of March 31,
      2000.........................................................  $1.42
     Increase per share attributable to new investors..............  $
                                                                     -----
   Pro forma net tangible book value per share after the offering..        $
                                                                           ----
   Dilution per share to new investors.............................        $
                                                                           ====

   The following table summarizes as of March 31, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders, and by new investors purchasing shares of common stock in this offering, less underwriting discounts and commissions and estimated offering expenses:

                                Shares Purchased  Total Consideration  Average
                               ------------------ ------------------- Price Paid
                                 Number   Percent   Amount    Percent Per Share
                               ---------- ------- ----------- ------- ----------
   Existing stockholders...... 27,591,817      %  $68,415,000      %     $
   New investors..............                 %                   %     $
                               ----------   ---   -----------   ---      ---
     Total....................                 %                   %
                               ==========   ===   ===========   ===

   The foregoing discussion and computations assume no exercise of stock options after March 31, 2000, and excludes the following:

  . 3,931,579 shares of our common stock issuable upon exercise of outstanding stock options under our 1997 stock option plan as of March 31, 2000, at a weighted average exercise price of $1.83 per share;

  . 180,438 shares of our common stock issuable upon exercise of outstanding stock options assumed by us in connection with our acquisition of Globalware;

  . 952,680 shares of our common stock reserved and available for issuance under our 1997 stock option plan as of March 31, 2000;

  . 1,500,000 shares of our common stock initially reserved for issuance under our 2000 stock incentive plan;

  . 350,000 shares of our common stock initially reserved for issuance under our 2000 employee stock purchase plan; and

  . 593,967 shares of our common stock issuable upon exercise of warrants
    outstanding, with a weighted average exercise price of $    per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following financial data, other than the pro forma data, include the financial data of AvantGo and exclude the financial data of Globalware. The consolidated statement of operations data for the period from June 30, 1997 (inception) through December 31, 1997, and the years ended December 31, 1998 and 1999 and the related balance sheet data as of December 31, 1998 and 1999 are derived from the consolidated financial statements of AvantGo, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 are derived from audited financial statements not included in this prospectus. The pro forma statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 and as of March 31, 2000 is derived from the selected unaudited proforma condensed combined financial information included elsewhere in this prospectus. The financial data for the three months ended March 31, 1999 and 2000 and as of March 31, 2000 is derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this selected information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for such presentation of the financial condition and operating results for such date and periods. When you read this selected financial data, it is important that you read the AvantGo historical financial statements and related notes included in this prospectus, (as well as the section of this prospectus related to Management's Discussion and Analysis of Financial Condition and Results of Operations). Historical results are not necessarily indicative of future results.

   Our consolidated pro forma statement of operations data give effect to our acquisition of Globalware, which closed on May 26, 2000, as if it occurred at the beginning of the pro forma periods presented and should be read in conjunction with the Selected Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this prospectus.

                          Period from
                         June 30, 1997
                          (inception)
                              to         Year Ended December 31,        Three Months Ended March 31,
                         December 31,  ----------------------------- -----------------------------------
                             1997       1998     1999       1999        1999        2000        2000
                         ------------- -------  -------  ----------- ----------- ----------- -----------
                                                         (pro forma) (unaudited) (unaudited) (pro forma)
                                                         (unaudited)                         (unaudited)
                                             (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 License fees...........    $  --      $   189  $ 1,443   $  2,878     $   107    $    753    $  1,469
 Services...............       --          198    1,446      1,446         121         908         908
                            ------     -------  -------   --------     -------    --------    --------
   Total revenues.......       --          387    2,889      4,324         228       1,661       2,377
Costs and expenses:
 Cost of license fees...       --           10       60         60           4          27          27
 Cost of services.......       --          210    1,312      1,312         127         547         547
 Product development....       140       1,108    2,745      3,138         447       1,145       1,211
 Sales and marketing....        61       1,229    4,291      4,744         442       3,246       3,373
 General and
  administrative........        89         410    1,404      1,720         177       1,120       1,197
 Amortization of
  deferred stock
  compensation..........       --           71    2,605      2,626         146       3,224       3,236
 Amortization of
  goodwill and other
  intangible assets.....       --          --       --       5,215         --          --        1,304
                            ------     -------  -------   --------     -------    --------    --------
   Total costs and
    expenses............       290       3,038   12,417     18,815       1,343       9,309      10,895
                            ------     -------  -------   --------     -------    --------    --------
Loss from operations....      (290)     (2,651)  (9,528)   (14,491)     (1,115)     (7,648)     (8,518)
Interest income
 (expense), net.........        (1)         48      313        339           7        217          200
                            ------     -------  -------   --------     -------    --------    --------
Net loss................    $ (291)    $(2,603) $(9,215)  $(14,152)     (1,108)   $ (7,431)   $ (8,318)
                            ======     =======  =======   ========     =======    ========    ========
Net loss per share:
 Basic and diluted......    $(0.20)    $ (0.95) $ (2.11)  $  (2.24)      (0.31)   $  (1.30)   $  (1.09)
                            ======     =======  =======   ========     =======    ========    ========
 Weighted average
  shares................     1,464       2,735    4,377      6,310       3,612       5,704       7,637
                            ======     =======  =======   ========     =======    ========    ========
Pro forma net loss per
 share:
 Basic and diluted......                        $ (0.65)                          $  (0.41)
                                                =======                           ========
 Weighted average
  shares................                         14,272                             18,044
                                                =======                           ========

                                  December 31,
                              ---------------------  March 31,   March 31,
                               1997   1998   1999      2000        2000
                              ------ ------ ------- ----------- -----------
                                                    (unaudited) (pro forma)
                                                                (unaudited)
                                             (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...  $1,024 $2,124 $ 5,835   $30,424     $34,832
Working capital.............     960  1,951   9,809    33,329      37,569
Total assets................   1,136  2,434  12,499    42,358      62,698
Long-term obligations, net
 of current portion.........     --     116      41        23          23
Total stockholders' equity..   1,069  2,068  10,724    34,949      54,909

   See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and the calculation of the number of shares used in that computation.

   The Consolidated Balance Sheet Pro forma data give effect to:

  .  the sale of 436,599 shares of series D preferred stock on April 7, 2000;
     and

  . our acquisition of Globalware, including a one-time charge for purchased in-process research and development.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including those discussed in "Risk Factors," starting on page 7 and elsewhere in this prospectus.

Overview

   We provide mobile infrastructure software and services that extend the Internet and corporate applications beyond the desktop to handheld devices and Internet-enabled phones. Our AvantGo Enterprise products, which we license to enterprises, are designed to accelerate information flow between companies and their mobile employees, customers, suppliers and business partners. Our AMI service enables content providers and e-businesses to extend their user reach, foster repeat use and increase consumer loyalty.

   We were incorporated in June 1997 as a Delaware corporation under the name Bombardier Software, Inc. and changed our name to AvantGo, Inc. in January 1998. During the period from inception through May 1998, we were in a development phase, and our operating activities related primarily to conducting research, developing our product, building our corporate infrastructure and raising capital. In September 1998, we launched our AvantGo Enterprise products and services, which, to date, account for the majority of our revenues, before giving effect to our acquisition of Globalware. In May 1999, we introduced our AMI service. Although our revenues have increased each quarter since inception, we have never been profitable. As of March 31, 2000, we had an accumulated deficit of $19.5 million.

   On May 26, 2000, we completed our acquisition of Globalware, a privately-held Illinois company that develops software and provides consulting services that extend business applications to handheld devices. This transaction has been accounted for under the purchase method of accounting. In connection with this transaction, for an aggregate purchase consideration of $17.1 million, we issued 1,933,300 shares of our series E preferred stock to Globalware's stockholders and assumed outstanding options that can be converted into 180,438 shares of our common stock. As a result of the acquisition, we expect to incur merger-related costs of up to approximately $200,000 and to record approximately $15.6 million of intangible assets and goodwill on our balance sheet, including goodwill ($12.0 million), purchase of developed technology ($3.1 million) and assembled workforce ($530,000), which will result in amortization expenses of approximately $3.0 million in 2000, $5.2 million in 2001, $5.2 million in 2002, and $2.2 million in 2003. We estimated that approximately $600,000 of the $17.1 million purchase consideration represented purchased in-process research and development that has not yet reached technological feasibility and has no future use. Accordingly, this amount will be charged to operations in the three months ended June 30, 2000. In addition, we expect to incur increased product development expenses in the near term as we integrate Globalware's technology into our products.

Our Business

   Our primary sources of revenues are generated under our license agreements and our services agreements. License revenues for our AvantGo Enterprise products, which are typically based on fixed-fee agreements, are recognized when we have executed an agreement with a customer, delivery and acceptance have occurred, and the collection of the related receivable is deemed probable. During the three months ended March 31, 2000, we entered into agreements with American Express Travel-Related Services, Inc., Ford Motor Company and McKessonHBOC, the revenues from which will be recorded over the terms of these contracts because we have not yet determined vendor-specific objective evidence of the value of the licenses. An aggregate of approximately $1.5 million of the payments due to be received under our contract with McKessonHBOC during the years ended December 31, 2000, 2001 and 2002 will be offset against a deferred charge due to our issuance to McKessonHBOC of a warrant to purchase series D preferred stock. Historically, our services revenue has consisted primarily of professional services and maintenance fees. Revenue from professional services is recognized on a monthly basis as the services are performed. Maintenance fees are recognized ratably on a monthly basis over the course of the maintenance period, typically twelve months. In the future, our services revenue will also include amounts derived from the operation of our AMI service, which include placement and advertising revenues, revenue sharing arrangements and commissions on e-commerce transactions. Placement and advertising revenues will be recognized ratably over the period of time in which placement or advertising is provided.

   The cost of license fees consists primarily of royalties paid to other software vendors whose products are included in our enterprise software products as well as costs incurred to manufacture, package and distribute our enterprise software products and related documentation. Cost of services includes cost of professional services, customer service and support and costs related to running our AMI service. Cost of implementation and customer services consist primarily of the cost of personnel. Cost of professional services consists primarily of the cost of personnel and travel related expenditures. Costs related to our AMI service consist of the cost of personnel, co-location facilities and bandwidth.

Results of Operations

   The following discussion relates to the historical operating results of AvantGo without giving effect to the acquisition of Globalware. The following table sets forth the percentage of total revenues for certain items in our consolidated statement of operations for the years ended December 31, 1998 and 1999, respectively, and the quarters ended March 31, 1999 and 2000, respectively.

                                       Years Ended        Three Months Ended
                                      December 31,             March 31,
                                      ---------------   -----------------------
                                       1998     1999       1999        2000
                                      ------   ------   ----------- -----------
                                                        (unaudited) (unaudited)
Revenues:
  License fees.......................     49%      50%       47%         45%
  Services...........................     51       50        53          55
                                      ------   ------      ----        ----
    Total revenues...................    100      100       100         100
Costs and expenses:
  Cost of license fees...............      3        2         2           2
  Cost of services...................     54       45        56          33
  Product development................    286       95       196          69
  Sales and marketing................    318      149       194         195
  General and administrative.........    106       49        77          62
  Amortization of goodwill and other
   intangible assets.................    --       --        --          --
  Amortization of deferred stock
   compensation......................     18       90        64         194
                                      ------   ------      ----        ----
    Total costs and expenses.........    785      430       589         555
                                      ------   ------      ----        ----
Loss from operations.................   (685)    (330)     (489)       (455)
Interest income (expense), net.......     12       11         3          13
                                      ------   ------      ----        ----
Net loss.............................   (673)%   (319)%    (486)%      (442)%
                                      ======   ======      ====        ====

Comparison of Three Months Ended March 31, 1999 and 2000

 Revenues

   License Fees. Actual license fees revenue increased approximately 604% from approximately $107,000 for the quarter ended March 31, 1999 to approximately $753,000 for the quarter ended March 31, 2000. This increase was primarily due to subsequent releases of our enterprise product and increased and dedicated sales efforts.

   Services. Actual services revenue increased approximately 650% from approximately $121,000 for the quarter ended March 31, 1999 to approximately $908,000 for the quarter ended March 31, 2000. This increase was primarily due to the increased demand for our professional services group and the May 1999 launch of our AMI service.

 Costs and Expenses

   Cost of License Fees. Actual cost of license fees increased approximately 575% from approximately $4,000 for the quarter ended March 31, 1999 to approximately $27,000 for the quarter ended March 31, 2000. This increase was primarily attributable to the increase in license fees during such period.

   Cost of Services. Actual cost of services increased approximately 331% from approximately $127,000 for the quarter ended March 31, 1999 to approximately $547,000 for the quarter ended March 31, 2000. This increase was primarily due to increased personnel expenditures for software support and professional services and the launch and support of our AMI service.

   Product Development. Actual product development expenses consist primarily of compensation and related costs for product development personnel. Our actual product development expenses increased approximately 156% from approximately $447,000 for the quarter ended March 31, 1999 to approximately $1.1 million for the quarter ended March 31, 2000. This increase was primarily a result of increased hiring of engineers and product development personnel.

   Sales and Marketing. Actual sales and marketing expenses include those related to compensation, public relations and advertising, trade shows and marketing materials. Our actual sales and marketing expenses increased approximately 634% from approximately $442,000 for the quarter ended March 31, 1999 to approximately $3.2 million for the quarter ended March 31, 2000. This increase was primarily a result of increased personnel-related expenses, advertising and promotion costs.

   General and Administrative. Actual general and administrative expenses consist primarily of salaries, recruiting and related costs for general corporate functions including executive, accounting and administrative personnel, lease expenses, facilities costs and other miscellaneous general corporate expenses. Our actual general and administrative expenses increased approximately 533% from approximately $177,000 for the quarter ended March 31, 1999 to approximately $1.1 million for the quarter ended March 31, 2000. This increase was due primarily to increased personnel related expenses.

   Amortization of Deferred Stock Compensation. We are amortizing the amount of the difference between the fair value of employee stock options and what were considered to be the deemed fair values of our common stock on date of the grants over vesting periods using a graded vesting method. We recognized approximately $146,000 of related compensation expense during the quarter ended March 31, 1999 and approximately $3.2 million during the quarter ended March 31, 2000.

   Interest Income (Expense), Net. Actual net interest income increased approximately 3000% from approximately $7,000 for the quarter ended March 31, 1999 to approximately $217,000 for the quarter ended March 31, 2000. This increase was primarily due to increased cash balances as a result of our private placement financing completed in March 2000.

Comparison of Fiscal Years Ended December 31, 1998 and 1999

 Revenues

   License Fees. Our actual license fees revenue increased approximately 663% from approximately $189,000 in 1998 to approximately $1.4 million in 1999. This increase was primarily due to the release of our enterprise product and an increase in dedicated sales efforts.

   Services. Our services revenues increased approximately 630% from approximately $198,000 in 1998 to approximately $1.4 million in 1999. This increase in services revenue was primarily due to a full year of operations and to the introduction of our AMI service.

 Costs and Expenses

   Cost of License Fees. Our cost of license fees increased approximately 500% from $10,000 in 1998 to approximately $60,000 in 1999. This increase in cost of license fees was primarily due to royalty payments to other software suppliers whose software is part of our enterprise product.

   Cost of Services. Our cost of services increased approximately 525% from approximately $210,000 in 1998 to approximately $1.3 million in 1999. This increase was primarily due to increased personnel in the consulting and web operations groups.

   Product Development. Our product development expenses increased approximately 148% from approximately $1.1 million in 1998 to approximately $2.7 million in 1999. This increase was primarily a result of increased hiring of engineers and product development personnel.

   Sales and Marketing. Our sales and marketing expenses increased approximately 249% from approximately $1.2 million in 1998 to approximately $4.3 million in 1999. This increase was primarily due to an increase in the number of personnel and related costs.

   General and Administrative. Our general and administrative expenses increased approximately 242% from approximately $410,000 in 1998 to approximately $1.4 million in 1999. This increase was primarily due to increases in personnel costs resulting from increased hiring of administrative personnel.

   Amortization of Deferred-Stock Compensation. We recognized approximately $71,000 of related compensation expense during the year ended December 31, 1998 and $2.6 million during the year ended December 31, 1999.

   Interest Income (Expense), Net. Net interest income increased approximately 552% from approximately $48,000 in 1998 to approximately $313,000 in 1999. This increase was primarily due to interest earned on increased cash balances as a result of our private placement financings completed in June 1999.

Liquidity and Capital Resources

   Since our inception, we have funded our operations primarily through private sales of our equity securities. As of March 31, 2000, we had $30.4 million in cash and cash equivalents. In March and April 2000, we sold an aggregate of 3,726,094 shares of our series D preferred stock for gross proceeds of approximately $31.2 million.

   Net cash used in operating activities totaled $2.4 million and $6.6 million for the years ended December 31, 1998 and 1999, respectively, and $4.1 million for the three months ended March 31, 2000. The principal use of cash in each of these periods was to fund our losses from operations.

   Net cash provided by financing activities totaled $28.3 million during the three months ended March 31, 2000, $15.2 million for the year ended December 31, 1999 and $3.7 million for the year ended December 31, 1998. Net cash provided by financing activities primarily consisted of the proceeds of issuances of preferred stock and promissory notes in each of these periods and included proceeds from a $300,000 equipment line of credit in 1999.

   Since our inception, our investing activities have consisted primarily of purchases of fixed assets, principally computer hardware and software. Capital expenditures totaled $778,000 in the three months ended March 31, 2000, $871,000 for the year ended December 31, 1999 and $168,000 for the year ended December 31, 1998. We expect that capital expenditures will increase with our anticipated growth in operations, infrastructure and personnel both domestically and internationally. Cash used in investing activities for the year ended December 31, 1999 was primarily for the purchase of short-term investments. For the three months ended March 31, 2000, we generated cash from investment activities from the sale of short-term investments offset in part by the purchase of property and equipment.

   We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments and credit facility, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including costs and timing of expansion of research and development efforts and the success of such efforts, the success of our existing and new service offerings and competing technological and market developments. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described earlier in this paragraph will impact our future capital requirements and the adequacy of our available funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of our stockholders. There can be no assurance that additional financing will be available when needed on terms favorable to us, if at all.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in our revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle in the quarter ending June 30, 2000. While we have not fully assessed the impact of the adoption of SAB 101, we believe that implementation of SAB 101 will not have a material adverse impact on our existing revenue recognition policies or our reported results of operations for fiscal 2000.

   In March 2000, the Emerging Issues Task Force of the FASB reached consensus on Issue 00-2 "Accounting for Website Development Costs." ("EITF 00-2"). EITF 00-2 establishes how an entity should account for costs incurred to develop a website. It requires that an entity capitalize costs during the Web application and infrastructure and graphics development stages of development. The consensus is effective for all costs incurred beginning after June 30, 2000, although earlier adoption is encouraged. We are currently evaluating the adoption of EITF 00-2 and its potential impact on its financial condition or results of operations.

Market Risk

   The following discussion analyzes our exposure to market risk related to changes in interest rates and foreign currency exchange rates.

 Foreign Exchange Rate Risk

   To date, substantially all of our recognized revenue has been denominated in U.S. dollars and generated primarily from customers in the United States, and our exposure to foreign currency exchange rates has been immaterial. We expect, however, that future product and service revenue may also be derived from international markets and may be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of certain currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products and services less competitive in international markets. Although we will continue to monitor our exposure to currency fluctuations, and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

 Interest Rate Risk

   At March 31, 2000, we had cash and cash equivalents of $30.4 million and short-term investments of $2.8 million consisting of cash and highly liquid, short-term investments. Our short-term investments will decline by an immaterial amount if market interest rates increase, and therefore, our exposure to interest rate changes is minimal. Declines of interest rates over time will, however, reduce our interest income from our short-term investments. Our outstanding notes payable and capital lease obligations are all at fixed interest rates and therefore have minimal exposure to interest rate fluctuations.

                                    BUSINESS

Overview

   We provide mobile infrastructure software and services that extend the Internet and corporate applications beyond the desktop to handheld devices and Internet-enabled phones. Our software and services bridge the gap between the Internet, wireless and mobile technologies. Our AvantGo Enterprise software products enable access to critical information and applications from mobile devices to accelerate information flow between companies and their mobile employees, customers, suppliers and business partners. Our AvantGo Mobile Internet service, or AMI service, enables content providers and e-businesses to extend their user reach, foster repeat use and increase consumer loyalty. Our AMI service provides consumers with interactive and personalized Internet content and Web-based applications on mobile devices from over 400 content sources, or channels. To promote the use of our products and services, our software is bundled with offerings from leading mobile hardware and software providers, including Palm, Inc. and Microsoft Corp.

   We license our AvantGo Enterprise software products to large global companies such as American Express Travel-Related Services, Inc., the Ford Motor Company and McKessonHBOC. With our software products and services, our enterprise customers can increase employee productivity and streamline business processes such as billing, procurement, inventory control, manufacturing and customer relationship management.

   Through our AMI service, we generate placement and advertising revenue and have revenue-sharing arrangements that provide the opportunity for us to earn commissions on e-commerce transactions. Our content provider and e-business customers use our AMI service and software to rapidly create a mobile infrastructure and instantly gain access to our AMI user base. This user base consists of over 700,000 registered users, of which over 475,000 have used our AMI service at least once in the last 90 days. Our AMI service, which initially offered channels from CNET Networks, Inc., Excite, InfoWorld, Mercury Center, The New York Times and Wired Digital, currently offers over 400 channels of content and applications optimized for mobile devices.

Industry Background

   The Internet and private data networks, or intranets, have emerged as global communications channels, enabling millions of people to conduct business and share information electronically. International Data Corporation, or IDC, estimates that there were approximately 240 million Internet users worldwide at the end of 1999 and that the number of users will grow to 602 million by the end of 2003. IDC further estimates that by 2003 there will be 106 million intranet users in the United States alone.

   The dramatic growth in the number of business and consumer Internet users has led to a proliferation of Web-based applications. Businesses increasingly depend upon data networks, not only for internal communication, but also to conduct transactions and exchange information among corporate sites, remote locations, telecommuting employees, business partners, suppliers and customers. To reduce costs, increase productivity and widen accessibility, many businesses increasingly use the Internet as a platform for traditional enterprise applications such as customer relationship management, inventory control, human resources management, enterprise resource planning and manufacturing. Similarly, consumers are increasingly using the Internet as a personal resource for communicating, publishing information and purchasing products and services. Until recently, most businesses and consumers have been confined to accessing these applications from desktop computers, or PCs.

   At the same time, worldwide use of mobile communications is growing rapidly as mobile devices become more broadly available and adopted, and as cellular and other mobile communications services become more widely accessible and affordable. Dataquest estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998 and that this number will grow to approximately 828 million by the end of 2003, of which 102 million are estimated to be wireless data users. In addition to the growth of mobile communications services, innovations in mobile device design and the creation of wireless standards have brought forth the development of personal digital assistants, or PDAs, Internet-enabled phones and two-way pagers. IDC estimates that the worldwide shipments of smart handheld devices, which IDC defines to include handheld companions or PDAs, smart phones and vertical application devices, such as those used to track packages, will grow from approximately 8.9 million units in 1999 to approximately 35.5 million units in 2003.

   Many individuals, accustomed to accessing information from the Internet and corporate intranets via a desktop PC, are now able to gain access to this information when away from the office. IDC forecasts that the remote and mobile workforce in the United States will grow to 47.1 million, or approximately 37% of the total U.S. workforce population, by the end of 2003. Many businesses are extending applications, content and services beyond the desktop to their mobile constituents, both to accelerate the dissemination of information across the enterprise to employees and to create closer relationships with their customers, suppliers and business partners. Similarly, many content providers and e-businesses are seeking to enhance their customer relationships and increase traffic to their Web sites by extending Web-based content and commerce to mobile devices.

   Many businesses have invested heavily in their information technology infrastructure. In order to build a mobile platform, these businesses now face the challenge of integrating their existing systems with the hundreds of thousands of potential combinations of available mobile devices, applications and connectivity options:

  . Proliferation of mobile devices. The demand for mobile devices has spawned the growth in the number of mobile device designs and features now available. Manufacturers of mobile devices have based their designs on a number of different mobile operating systems, including Palm OS, Windows CE, EPOC, RIM and embedded phone operating systems. These devices differ significantly in their available processing power, memory, screen size and battery life. Typically, developers are required to write and maintain separate versions of applications for each device design.

  . Multitude of applications. Companies and individuals access a variety of Web-based and enterprise applications and content. Accessing these applications and content from mobile devices presents complex challenges. For example, these applications, most of which were originally created for desktop use, must conform to the smaller screen sizes and differing data input capabilities of the mobile devices.

  . Variety of connectivity options. Mobile devices can access the Internet and intranets through many connectivity alternatives, including wireless modems, infrared connectors, dial-up modems, desktop synchronization cradles and shared access terminals. The many different types of communications networks, each with its own architecture, technologies, hardware requirements and communications protocols, create additional complex challenges when extending applications and content to mobile devices. These challenges are amplified by incompatible networks across wide geographic regions and inconsistent network services across coverage areas.

   Businesses extending applications to a mobile environment require a mobile solution that supports all of the potential combinations of mobile devices, applications and connectivity options.

The AvantGo Solution

   We provide mobile infrastructure software and services that extend the Internet and corporate applications beyond the desktop to handheld devices and Internet-enabled phones. Our AvantGo Enterprise software products are designed to accelerate information flow between companies and their mobile employees, customers, business partners and suppliers. Our AMI service is designed to permit content providers and e-businesses to extend their user reach, foster repeat use and increase consumer loyalty. Our AMI service provides consumers with access to interactive and personalized Internet content and Web-based applications on handheld devices and Internet-enabled phones from over 400 content sources, or channels.

   Our AvantGo Enterprise products and AMI service provide several key common benefits to enterprises, content providers and e-businesses, including the ability to:

  . Deliver sophisticated applications. Our software incorporates advanced compression, formatting and application partitioning techniques designed to overcome mobile device limitations including limited memory, processor performance and available network communications bandwidth. Using our software, mobile devices can store and display complex, table-formatted content and graphics, collect data using innovative methods such as integrated bar-code scanners, and allow efficient pen-based interaction through touch-sensitive displays that can, for example, capture signatures electronically.

  . Increase access to information. Our software is designed to keep information up-to-date and readily accessible, even when a network or wireless connection is unavailable. Our software allows individuals to update, add and remove applications and services with one-button simplicity. Additionally, administrators can use our software to remotely deliver the information individuals need.

  . Develop and deploy mobile applications on a standards-based platform. Our software is designed to enable mobile devices to support applications that rely on existing Internet standards, such as hyper text mark-up language, or HTML, extensible mark-up language, or XML, secure sockets layer, or SSL, and JavaScript. As a result, software developers can build and deploy applications on mobile devices using the same development tools and publishing systems that they use for ordinary Web browsers and PCs.

   Our software and services also deliver distinct benefits to both our AvantGo Enterprise customers that license our software to reach employees, customers and business partners, and to content providers and e-businesses that use our AMI service to reach their customer base.

 Benefits to enterprise customers

  . Increased productivity. Our AvantGo Enterprise software is designed to increase productivity and the return on existing IT investments by accelerating information flow within organizations and among customers, business partners and suppliers. Our software and services also streamline business processes such as billing, procurement, inventory control and customer relationship management by replacing traditional paper-based processes with those using mobile devices. Our software allows access to information from a mobile device in situations where network connections are slow or unavailable.

  . Open, standards-based architecture. We deliver an open, standards-based architecture that gives companies flexibility in selecting from among a wide range of mobile platform options. Our software and services simplify integration with existing systems and allow our customers to leverage their IT investments to rapidly deploy a mobile infrastructure solution.

  . Centralized administration. Our enterprise software and services enable businesses to centrally manage and remotely support their mobile workforces using a Web browser. For example, our software enables businesses to update applications and remotely deploy them to dispersed mobile devices from a single location. Our software also simplifies information management and maintenance by allowing organizations to create user accounts, define user groups and control access.

 Benefits to content providers and e-businesses

  . Cost savings and faster time to market. Instead of devoting significant resources to build a mobile network that may not operate over multiple connectivity combinations, Internet content providers and e-businesses can use our software and services to rapidly create a mobile infrastructure. As a result, content providers and e-businesses can quickly meet the mobile computing needs of their user base while focusing on their core businesses rather than on the complex connectivity challenges involved in building a mobile infrastructure.

  . Network effect. We have built a network of over 400 content channels and over 475,000 active AMI users. By expanding our user base, we encourage additional content providers and e-businesses to deliver their offerings through our AMI service in order to reach this growing audience. In turn, a wider selection of content providers and e-businesses attract more users to our service. As a result, existing content providers and e-businesses have the opportunity to instantly extend their brand and service offerings to a wide consumer audience.

  . Revenue opportunities. We believe our AMI user base increases the range of potential revenue opportunities for content providers and e-businesses through means such as advertising, subscriptions and product and service sales.

Strategy

   Our objective is to be the leading provider of mobile infrastructure software and services that extend the reach of the Internet and business applications to mobile devices. Key elements of our strategy include the following:

   Increase compatibility through the use of open standards. We intend to make it possible for Web-based applications to run on a wide variety of mobile devices, whether wireless or requiring desktop synchronization. We believe that our focus on open standards will encourage application developers to create products and services that rely on our software for a wide range of mobile devices. Additionally, through our open, standards-based architecture, we seek to attract content providers and e-businesses to deliver personalized information, services and applications to any mobile device.

   Focus on the needs of enterprise customers. We license our enterprise software to businesses in industries that both invest heavily in technology and have large numbers of mobile customers or employees. Drawing on our experience developing enterprise software, we intend to expand our enterprise customer base by supporting additional mobile devices and introducing new applications, content and services to better meet the needs of these companies. We also will continue to invest in our professional services organization to serve enterprise customers with consulting, outsourcing and support needs.

   Expand applications, content and features to increase user base. We intend to expand our user base and enhance our compelling user experience by continuing to improve the functionality of our enterprise software and services for our enterprise customers and the range of content for our AMI users. Toward this end, we will continue to build relationships with third-party software developers to use our infrastructure to deliver new applications with mobile capabilities. An increase in available applications, content and features will enable us to extend the benefits of our products and services across a greater number of organizations in a wide range of industries, thereby attracting new users and increasing associated revenue opportunities.

   Expand distribution of our products through strategic relationships. We intend to continue to actively pursue additional distribution and bundling relationships with device hardware manufacturers and software developers, mobile device operating system vendors and wireless carriers. We believe that maintaining and developing these relationships will encourage widespread market penetration of our software and increase our brand awareness and user base.

   Establish cooperative relationships to increase revenue opportunities. We seek to create revenue opportunities for content providers and e-businesses through advertising and e-commerce, wireless carriers through increased airtime and hardware and software manufacturers through increased product sales. Through these industry relationships, we seek to increase our user base and the market adoption of our products and services. Additionally, our relationships with content providers and e-businesses have the potential to increase our own revenue opportunities through revenue-sharing arrangements and advertising and placement fees.

Products and Services

   Our infrastructure software and services, which are based on common technology, provide the foundation for our AvantGo Enterprise software products and AMI service. We also offer professional services to help customers deploy and maintain our software and services.

 AvantGo Enterprise Software Products

   Our AvantGo Enterprise Interactive and AvantGo Enterprise Publisher, both of which reside on the customer's corporate network, enable organizations to extend interactive enterprise applications and data to mobile workers, through either a wireless connection or through desktop synchronization. AvantGo Enterprise Interactive allows enterprise customers to run applications on mobile devices, including sales force automation, document publishing and travel, expense management applications, field service maintenance, inventory management and logistics. Our AvantGo Enterprise Publisher, our read-only version of AvantGo Enterprise Interactive, allows enterprise customers to run applications on mobile devices, including knowledge management, document publishing and data reporting.

   Our AvantGo Enterprise Online service, hosted in our operations center, allows organizations to run the same types of applications as our AvantGo Enterprise software without operating our server software on their network.

   We license our AvantGo Enterprise Interactive and AvantGo Enterprise Publisher products to our enterprise customers, and our AvantGo Enterprise Online is made available to enterprises on a subscription basis.

 AvantGo Mobile Internet Service

   Our AMI service allows Internet users with a handheld device or Internet-enabled phone to access Web-based services and content through a wireless connection or desktop synchronization. Our AMI service allows Internet users to interact with Web-based applications and services and enter information into mobile devices for posting onto the Web.

   Companies delivering content and applications through our AMI service have the opportunity to increase their visibility by purchasing AMI advertising and premium placement on our Web site. Additionally, we receive a share of revenue generated by channel providers with content on our service. These agreements, which typically are non-exclusive and have one-year renewable terms, stipulate that the content provider may offer unlimited content on our AMI service. Currently over 400 content channels are optimized for mobile devices through our AMI service. We also currently have over 700,000 registered users and over 475,000 active users of our AMI service. Through a simple point-and-click process, individuals can select the "channels" of content, applications and services that they wish to have delivered to their mobile devices.

 AvantGo Professional Services

   We employ a professional services team that is focused on integrating our software with our customers' systems and providing consulting services for our enterprise and AMI customers on a fee-for-service basis. AvantGo Professional Services offerings include implementation, consulting, training and technical support, and within each offering, customers have the opportunity to choose the level of service that best meets their needs. Our service and support professionals may assist customers in every phase and stage of mobile solution development and delivery, including design, implementation and deployment of mobile architectures and applications.

 Globalware Products

   On May 26, 2000, we completed our acquisition of Globalware. Globalware's Pylon Conduit and Pylon Pro software products enable much of the functionality of Lotus Notes to be used on mobile devices. Globalware's Pylon Server product enables users of handheld devices to synchronize between a PC and a centrally configured server. We sell our Pylon Conduit and Pylon Pro pre-packaged software products and license our Pylon Server product. We believe our acquisition of Globalware will enable us to provide a broader set of applications to our enterprise customers.

Sales and Marketing

   We maintain two marketing organizations, one to address our enterprise business and one to address our AMI service. Our marketing efforts on both our enterprise business and our AMI service focus on cooperative marketing and trade shows in conjunction with our hardware, software and service partners.

 Enterprise

   We sell software products, hosted services and professional services to enterprise customers through our direct sales force in North America and third-party resellers. Organized into three geographic areas, our United States direct sales organization consists of sales representatives and technical sales consultants/engineers located in field sales offices and corporate sales representatives located at our corporate headquarters. We also manage our European sales and marketing effort through AvantGo Europe, Ltd., our U.K. subsidiary. We augment our sales efforts with customer service and ongoing technical support. We also have a business development organization that pursues and establishes distribution and marketing relationships with enterprise software vendors. We intend to increase the number of sales offices in the United States and Europe. We are also expanding our relationships with value-added resellers and systems integrators to increase indirect distribution channels for our enterprise software.

 AvantGo Mobile Internet

   We have a team of professionals that markets our AMI service on an ongoing basis to branded content providers and e-businesses to encourage them to participate in co-marketing and promotional activities. We have focused our recent marketing efforts on increasing the amount of content and services available through our AMI service by advertising and entering into co-marketing relationships with manufacturers of wireless data communications equipment and wireless carriers. Our professional sales team also pursues distribution relationships with hardware manufacturers, Internet portals and e-commerce vendors.

Key Relationships

   We have entered into agreements with major hardware and software producers to bundle or integrate our software with their mobile devices and software products. We have also entered into joint software development projects to integrate our software and AMI content and services with the products of software and device vendors. We believe that these relationships are integral to our success because they expose our service offerings to a wide array of users and tie our service into integral elements of the mobile device architecture. In addition, we have entered into various agreements with McKessonHBOC that provide for license revenues to us through McKessonHBOC's use of our enterprise products and for the broad development of health-oriented content to be managed by McKessonHBOC and distributed through our AMI service.

   Microsoft Corporation. Our software is integrated into Microsoft's Pocket Internet Explorer browser that ships on new Windows-Powered Pocket PC devices from leading manufacturers, including Hewlett-Packard Company, Compaq Computer Corporation, Casio, Inc. and Symbol Technologies, Inc. Our software is also available on other hardware platforms running the Microsoft Windows CE operating system, including Handheld PCs, the Handheld PC Pro and the Palm-sized PC. We continue to explore co-marketing opportunities with Microsoft designed to more broadly distribute our software to companies and OEMs as well as to increase internal deployment of our software within Microsoft's host of products. Our agreement with Microsoft, which has a two year renewable term, provides for Microsoft to incorporate our software with its Windows CE operating system on a non-exclusive basis. As of May 26, 2000, Microsoft owns approximately 4.63% of our outstanding voting stock.

   Palm, Inc. Palm, Inc. is a provider of handheld computers, including the Palm III(TM), Palm V(TM) and Palm VII(TM) series of handheld computers. Our software is compatible with every handheld device that runs on the Palm OS operating system, and is bundled with most of the Palm, Inc. devices in the Palm III(TM) and Palm V(TM) families. In 1997, we also licensed our Java Development Kit to Palm, Inc., which is now marketed by Palm, Inc. as the Windows Java Conduit Development Kit. Under our agreement with Palm, Inc., Palm, Inc. bundles our software with their Palm(TM) devices on a non-exclusive basis. As of May 26, 2000, 3Com, a majority owner of Palm, Inc., owns approximately 2.32% of our outstanding voting stock.

   McKessonHBOC. McKessonHBOC is a global pharmaceutical supply management and healthcare information technology company. Since October 1998, McKessonHBOC has been using our AvantGo Enterprise software and our AvantGo professional services to develop and deliver a "closed loop" inventory management system. In addition to streamlining the product delivery process, McKessonHBOC expects that our AvantGo Enterprise software will help improve their operational efficiency, reduce operating costs, and increase customer satisfaction. In addition, McKessonHBOC will manage the content development relationships and licensing and revenue agreements with content providers who deliver healthcare content, services and applications for our AMI service. Our license agreement with McKessonHBOC, which has a three year term, provides that McKessonHBOC will license our AvantGo Enterprise Server and AvantGo Client software on equipment owned by McKessonHBOC for use by McKessonHBOC employees and contractors. As of May 26, 2000, McKessonHBOC owns approximately 2.18% of our outstanding voting stock.

Technology

   Our technology builds upon the prevailing open standards to deliver Internet-based services and applications to handheld devices and Internet-enabled phones. The software and services built using our technology take into account the specific capabilities of mobile devices, wireless data networks and Internet-based applications. Our software products allow mobile devices with limited memory, low processing power and unreliable or limited network access to effectively interact with systems and applications designed to serve personal computers with high-speed, reliable Internet access.


[GRAPHIC APPEARS HERE]

 Components of AvantGo Server

   Our AvantGo Server is designed to be modular, expandable, flexible, scalable and reliable. The modular architecture allows AvantGo Server to be deployed in configurations ranging from simple single-server configurations to large-scale clustered, fault-tolerant, multi-server configurations. AvantGo Server runs on Microsoft's Windows NT and Windows 2000, Sun Microsystems' Solaris operating system, Linux, and FreeBSD and is designed to meet the reliability and performance requirements of large enterprises as well as our AMI service.

   Server Core. Our AvantGo Server core provides an extensible framework for server-side modules that act on the behalf of mobile devices. Since wireless networks have limited bandwidth and mobile devices have limited processing power and memory capacity, server-side modules are used to offload processor or memory intensive tasks from the mobile device. This architecture also optimizes the utilization of high latency, low bandwidth wireless networks since data objects can be processed on the server before being transmitted to the mobile device. Our AvantGo Server core provides reliable and secure communication abstractions so that server-side modules are not encumbered with the multitude of different Internet and wireless protocols, as well as the many device-specific communications issues. Our AvantGo Server core can integrate with existing directory services such as LDAP and Windows NT Domains for user and group authentication and administration.

   Server-side Web Module. Our AvantGo server-side Web module extends our server core to provide both real-time wireless access to the Web, as well as to allow mobile devices without wireless capabilities to synchronize with Web-based applications and services. By offloading the processing of standard HTML from the mobile device and offloading the standard HTTP and secure sockets layer, or SSL communication with existing Web servers, the server-side Web module allows mobile devices to access all existing Internet-based applications, content and services. Depending upon the capabilities of the mobile device and on user preferences, the server-side Web module can perform batch synchronization, real-time "proxy" browsing, data compression and custom transformation of HTML, JavaScript, GIF, JPEG and other Internet-standard data objects.

   Server-side Administration Module. Administrators can use the server-side administration module to target applications, content or services to particular users or groups of users, as well as control user preferences and settings. The server-side administration module provides facilities for installing and upgrading software on mobile devices in addition to reporting on user activity. At the discretion of the server administrator, end users can also self-administer their settings and preferences with the server-side administration module. Both server administrators and end users can access the server-side administration module with any Web browser.

 Components of AvantGo Client.

   Client Core. Our AvantGo Client core provides an extensible framework for client-side modules that allows the user to interact with various applications, content and services on the mobile device. Our AvantGo Client core software is not required to interact with our AvantGo Server. Devices such as Internet-enabled phones can access a subset of the AvantGo Server functionality even though they lack our AvantGo Client software. As part of providing a framework for client-side modules, the AvantGo Client core transforms directives from our AvantGo Server into the appropriate commands recognizable by the specific device.

   Client-side Web Module. AvantGo provides a client-side Web module to display and navigate Web content including text, graphics and hyper-text links. The client-side Web module also supports the execution of standard JavaScript along with platform-specific native code to provide the user with an interactive experience even if a device lacks real-time wireless capabilities. Additionally, HTML forms can be queued by the client-side Web module for later transmission from mobile devices with or without wireless connectivity.

Competition

   The market for our products and services is becoming increasingly competitive, and the wireless market has attracted many start-ups, as well as established companies that want to extend the capabilities of their products and services to support handheld devices and Internet-enabled phones. We expect that we will compete primarily on the basis of functionality, breadth of software and service offerings, quality, reliability, scalability and performance of our offerings, time-to-market advantages and price. As the market matures, we will continue to both cooperate and compete with emerging companies and established companies entering the wireless market.

   Our enterprise software and services compete primarily with offerings from the following types of companies:

  . server synchronization software providers, including Palm, Inc., PUMATECH, Inc. and Oracle Corporation;

  . handheld application development environment providers, including
    PUMATECH, Inc., Aether Software, MetroWerks, Inc. and Microsoft Corp.;
    and

  . application service providers, such as Aether Systems, Inc.

   Our AMI service competes primarily with the service offerings from the following types of companies:

  . value-added wireless service providers, such as Palm, Inc.'s Palm.Net and OmniSky Corporation; and

  . wireless Internet portals, such as InfoSpace, Inc. and Oracle
    Corporation's Portal to Go.

   In addition, companies with whom we currently have relationships may terminate their relationship with us and compete with us. Also, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to compete more effectively. Finally, existing and potential competitors may develop enhancements to or future generations of competitive products that will have better performance features than our products.

   Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources then we do. Additionally many of these companies have greater name recognition and more established relationships with our target enterprise customers. Furthermore, these companies may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

Intellectual Property Rights

   We regard our intellectual property protection for our proprietary technology, products and services as critical to our success. To protect our proprietary technology, products and services, we rely on a combination of patent, trademark, copyright and trade secret protection and confidentiality and license agreements with our employees, customers, business affiliates and others. Despite these precautions, others may be able to gain access to and use our trade secrets without our authorization, may infringe our intellectual property rights or may violate contractual provisions protecting our intellectual property. If we are unable to adequately protect our intellectual property, it could materially affect our financial performance. In addition, potential competitors may be able to develop non-infringing technologies or services similar or superior to ours.

   We have filed six non-provisional patent applications and two provisional patent applications in the United States, and one Patent Cooperative Treaty (International) application, directed to aspects of our core technologies. We do not know if these or other applications will ever be issued or, if issued, whether they will contain claims with the scope that we seek, or whether they will survive legal challenges that may be brought. Any such legal challenges, whether or not successful, may be expensive to defend.

   We have applied for registration in the United States and internationally of several of our trademarks and service marks including the AvantGo circle logo and the name "AvantGo." We have notified two companies that they have conducted business using trademarks that we consider to be deceptively similar to our trademarks and service marks.

   We have applied for and obtained copyright registration in the United States for our AvantGo Enterprise software products.

   We also license some of our intellectual property to others, including our AvantGo Client technology and various trademarks and copyrighted material. While we attempt to ensure that the quality of our brand is maintained, others might take actions that materially harm the value of either these proprietary rights or our reputation.

   We license technology from others, including some portions of our compression-decompression technology, security and encryption technology and PIM technology. If these technologies become unavailable to us, we would need to license other technology and redesign or redevelop portions of our system. Although we are generally indemnified against claims that technology licensed to us infringes the intellectual property rights of others, such indemnification is not always available for all types of intellectual property and in some cases the scope of such indemnification is limited.

   Even if we receive broad indemnification, third party indemnitors may not have the financial resources to fully indemnify us in the event of infringement, resulting in substantial exposure to us. We cannot be assured that infringement claims arising from the incorporation of this technology will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential redevelopment costs and delays, all of which could materially adversely affect our business, operating results and financial condition.

   We attempt to avoid infringing the proprietary rights of others, although we have not done an exhaustive patent search. Our competitors may claim that we are infringing their intellectual property and, if they are successful, we may be unable to obtain a license or similar agreement to use the technology we need to conduct our business.

Employees

   As of May 26, 2000, we had 188 full-time employees, 59 in research and development, 60 in sales and marketing, 40 in professional services and 29 in general and administrative. None of our employees is subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Facilities

   Our principal headquarters are in San Mateo, California, where we lease approximately 25,000 square feet. We also lease a facility in Hayward, California of approximately 83,000 square feet.

Legal Proceedings

   We are not a party to any pending material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the name, age and position of each of our executive officers and directors as of May 26, 2000:

Name                     Age Position
----                     --- --------
Felix Lin...............  36 Co-Founder and Chairman of the Board of Directors
Richard Owen............  35 Chief Executive Officer and Director
Linus Upson.............  29 Co-Founder, President, Chief Technology Officer and Director
Thomas F. Hunter........  54 Chief Financial Officer
Christopher B.            32 Director
 Hollenbeck(2)..........
Dennis Jones(1).........  47 Director
Robert J. Lesko(1)(2)...  57 Director
Gregory L. Waldorf(1)...  31 Director
Jeffrey T. Webber(2)....  47 Director
Peter H. Ziebelman......  44 Director

---------------------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Felix Lin is one of our co-founders and has served as one of our executive officers and directors since July 1997. Mr. Lin has served as our chairman of the board since February 2000. From July 1997 to February 2000, Mr. Lin was our chief executive officer. Mr. Lin has also served as chairman of the board, president and chief executive officer, and as the sole director of our Globalware subsidiary since May 26, 2000. Prior to founding AvantGo, from October 1994 to June 1997, Mr. Lin was the director of internet strategy for Versant Object Technology. Mr. Lin served as database product marketing manager at NeXT Computer, Inc. from February 1992 until October 1994. From October 1990 to January 1992, Mr. Lin was product manager at Cadre Technology (now Sterling Software). From June 1988 to June 1990, Mr. Lin was a principal consultant and consulting manager for Oracle Consulting Group at Oracle Corporation. Mr. Lin holds a B.S. degree in Electrical Engineering, and a Master of Science in Computer Science from the Massachusetts Institute of Technology, and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

   Richard Owen has served as our chief executive officer and as one of our directors since February 2000 and has been employed by us since January 2000. From September 1998 to December 1999, Mr. Owen served as vice president of Dell Online Worldwide for Dell Computer Corporation. From July 1992 to September 1998, Mr. Owen served in a variety of roles, including international business development, director of supply chain integration and general manager of Japan Home and Small Office Sales at Dell Computer Corporation. From 1987 to 1990, Mr. Owen was an information technology consultant with KPMG Management Consultants in London, England. Mr. Owen is also a director of FTD.com, Inc. Mr. Owen holds a Bachelors Degree in Mathematics and Economics from Nottingham University in England and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

   Linus Upson is one of our co-founders and has served as our president and as one of our directors since July 1997. Mr. Upson has also served as our chief technology officer since February 1998. From March 1997 to July 1997, Mr. Upson was not employed. From May 1996 to March 1997, Mr. Upson was a software engineer at Netscape Communications. From January 1996 to April 1996, Mr. Upson was a software engineer at Netcode Corporation. From January 1995 to January 1996, Mr. Upson was a consultant for his own company, Virtual Pages, Inc. From April 1993 to January 1995, Mr. Upson was a software engineer at NeXT Computer, Inc.

   Thomas F. Hunter has served as our chief financial officer since August 1999. From June 1991 to August 1999, Mr. Hunter operated his own company, Images of Nature Galleries in Palo Alto, California and

Los Gatos, California. From April 1986 to June 1991, Mr. Hunter was self-employed as a management consultant. From April 1985 until March 1986, Mr. Hunter served as President of American Supercomputers, Inc. From April 1977 to April 1985, Mr. Hunter was employed by First Data Resources, most recently as executive vice president and chief financial officer. From April 1969 through April 1977, Mr. Hunter held various positions with International Business Machines Corporation, including sales manager, staff instructor and sales representative. Mr. Hunter holds both a Bachelor of Science in Commerce and an M.B.A. from Santa Clara University.

   Christopher B. Hollenbeck has been one of our directors since May 1998. Since July 1998, Mr. Hollenbeck has been a principal of H&Q Venture Associates, LLC, a venture capital firm, and has been one of two investment managers for Adobe Ventures. From June 1996 to June 1998, Mr. Hollenbeck served as a vice president in Hambrecht & Quist's Venture Capital department. Prior to joining Hambrecht & Quist's Venture Capital department, from 1990 to 1996, Mr. Hollenbeck worked in Hambrecht & Quist's Mergers & Acquisitions department and Corporate Finance department. Mr. Hollenbeck also serves as a director of ESPS, Inc. and several private companies. Mr. Hollenbeck holds a B.A. degree in American Studies from Stanford University.

   Dennis Jones has been one of our directors since April 2000. Since January 1998, Mr. Jones has been the executive vice president of information technology, and chief information officer of FedEx Corporation, a global transportation company and the corporate parent of the Federal Express Corporation. From December 1991 to January 1998, Mr. Jones served as the senior vice president of information and telecommunications and as the chief information officer for the Federal Express Corporation. Mr. Jones currently serves as a director of webMethods, Inc. and one private company. Mr. Jones received a B.B.A. degree and a Master of Science in Accounting and Finance from the University of Memphis.

   Robert J. Lesko has been one of our directors since July 1998. Since January 1999, Mr. Lesko has been the chief executive officer of Lesko Associates, Inc., a private investment and consulting firm. From September 1997 to December 1998, Mr. Lesko was a corporate officer of AT&T and led the global consulting and integration business within AT&T Solutions, a wholly owned subsidiary of AT&T, where he also served on the board of directors. From March 1996 to August 1997, Mr. Lesko led the financial services industry global consulting practice at AT&T Solutions. From September 1984 to March 1996, Mr. Lesko was a management consulting partner at Deloitte and Touche, where he led the U.S. Banking Practice. From 1974 to 1983, Mr. Lesko was the founder and chief executive officer of Software Architecture & Engineering, Inc. Mr. Lesko received his B.S. degree in Mechanical Engineering from the University of Notre Dame and an M.B.A. degree from the Wharton School at the University of Pennsylvania.

   Gregory L. Waldorf has been one of our directors since June 1999. Since March 2000, Mr. Waldorf has been a general partner at Charles River Ventures, a venture capital firm. From January 1998 to February 2000, Mr. Waldorf was a research analyst at Pacific Edge Investment Management, Inc. From September 1997 to December 1997, Mr. Waldorf was a consultant for Pacific Edge Investment Management, Inc. From October 1996 to September 1997, Mr. Waldorf served as vice president of business development at PowerAgent, Inc. From June 1995 to September 1996, Mr. Waldorf was a principal of Arctic Orchard, LLC. From 1983 to 1990, Mr. Waldorf co-founded and held various positions, most recently as president, at 32 Bit Solutions, Inc. and its predecessor entities. Mr. Waldorf serves as a director of several private companies. Mr. Waldorf holds a B.A. degree in Political Science from the University of California, Los Angeles and an M.B.A. degree from Stanford University.

   Jeffrey T. Webber has served on our board of directors since October 1999. Since October 1999, Mr. Webber has served as a managing director of the general partner of The Entrepreneurs' Growth Fund, L.P. Since September 1999, Mr. Webber has served as a managing director of the general partner of The Entrepreneurs' Fund II, L.P. Since February 1997, Mr. Webber has served as a managing director of The Entrepreneurs' Fund, L.P. The Entrepreneurs' Funds are early stage venture capital funds. Mr. Webber founded, and since January 1991 has served as president of, R. B. Webber & Company, which provides strategic planning consulting services to high technology companies. Mr. Webber also serves on the board of directors of

Commerce One, Inc., Persistence Software, Inc., Sagent Technology, Inc., and several private companies. Mr. Webber holds a B.A. degree in American Studies from Yale University.

   Peter Ziebelman has been one of our directors since October 1997. Mr. Ziebelman is a co-founder of 21st Century Internet Venture Partners, a venture capital firm and since November 1996 has been one of its general partners. From 1988 to October 1996, Mr. Ziebelman was a partner of Thompson Clive Venture Capital, an international venture capital firm. Mr. Ziebelman serves on the board of directors of Vicinity Corporation and several private companies. Mr. Ziebelman holds a B.S. in Computer Science and Psychology from Yale University, and a Master of Science in Management from Stanford Graduate School of Business.

Board Composition

   Our amended and restated certificate of incorporation, to be effective upon the closing of this offering, and our bylaws both provide that our board of directors will be divided into three classes of directors, each with differing terms of office. Following the completion of this offering, our board of directors will assign each member of our board of directors to one of the three classes. Class I members' terms will expire at the first annual meeting of our stockholders held after this initial classification. Class II members' terms will expire at the next annual meeting of our stockholders thereafter. Class III members' terms will expire at the next subsequent meeting of our stockholders thereafter. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors or by the vote of a majority of the stockholders at the stockholders' annual meeting. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

   Holders of 100% of our preferred stock and holders of approximately 37.75% of our common stock have agreed to vote their shares pursuant to the terms of an amended and restated voting agreement dated as of March 8, 2000. Pursuant to such agreement, such holders have agreed to vote their shares to maintain the authorized number of directors at nine and to elect the following designees to our board of directors:

  . two members designated by Messrs. Lin and Upson, and Rafael Weinstein
    (currently Messrs. Lin and Upson);

  . our chief executive officer (currently Mr. Owen);

  . one 21st Century Internet Fund, L.P. designee (currently Mr. Ziebelman);

  . one Adobe Ventures II, L.P. designee (currently Mr. Hollenbeck);

  . one Sleepy Hollow Investment Partnership, L.P. designee (or, if Sleepy
    Hollow's ownership falls below 200,000 shares of our stock, a designee of the holders of a majority of our series C preferred stock then outstanding) (currently Mr. Waldorf); and

  . three independent directors designated by a majority of the directors
    (currently Messrs. Jones, Lesko and Webber).

   The voting agreement will terminate upon consummation of this offering.

   Our executive officers are chosen by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors and executive officers.

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   Audit Committee. The audit committee members are currently Dennis Jones, Robert J. Lesko and Gregory L. Waldorf. The audit committee has the authority and responsibility to:

  . recommend which firm to engage as an external auditor and whether to terminate that relationship;

  . review the external auditor's compensation, proposed terms of engagement and independence;

  . review the appointment and replacement of the senior internal auditing executive, if any;

  . serve as a liaison between the external auditor and our board of directors and between the senior internal auditing executive, if any, and our board of directors;

  . review the results of each external audit, management's responses to the external auditor's recommendations relating to each audit, the internal auditing department's reports that are material to us as a whole, and our management's responses to those reports;

  . review our annual financial statements and any significant disputes between our management and the external auditor arising from the preparation of such financial statements;

  . consider, in consultation with the external auditor and the senior internal auditing executive, if any, the adequacy of our internal financial controls;

  . consider major changes and important questions regarding which auditing and accounting principles and practices we should follow when preparing our financial statements;

  . review our procedures for preparing published financial statements and related management commentaries; and

  . meet periodically with our management to review our major financial risk exposures.

   Compensation Committee. The Compensation Committee members are Christopher
B. Hollenbeck, Robert J. Lesko and Jeffrey T. Webber. The Compensation Committee has the authority and responsibility to:

  . review and recommend to our board of directors, or determine, our senior management's annual salaries, bonuses, stock options and other direct and indirect benefits;

  . review new executive compensation programs;

  . periodically review the operation of executive compensation programs to determine whether they are properly coordinated;

  . establish and periodically review policies for the administration of executive compensation programs;

  . modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; and

  . establish and periodically review policies related to management perquisites.

Compensation Committee Interlocks and Insider Participation

   The current members of the compensation committee of our board of directors are Christopher B. Hollenbeck, Robert J. Lesko and Jeffrey T. Webber. Mr. Hollenbeck was appointed to the compensation committee in July 1998. Messrs. Lesko and Webber were appointed to the compensation committee in May 2000. From July 1998 to May 2000, Felix Lin and Peter Ziebelman also served on our compensation committee.

   Mr. Lin has been one of our executive officers since July 1997. Mr. Lin has also been an executive officer of Globalware, one of our subsidiaries, since May 2000. None of the other individuals that has served on our compensation committee has at any time been an officer or employee of us or any of our subsidiaries.

   Mr. Hollenbeck is a principal of H&Q Venture Associates, LLC. We have issued and sold 258,588 shares of our series C preferred stock and 172,244 shares of our series D preferred stock to Adobe Ventures II, L.P. H&Q Venture Associates, LLC is the general partner of Adobe Ventures II, L.P. In addition, we have issued and sold 61,414 shares of our series C preferred stock and 40,909 shares of our series D preferred stock to H&Q AvantGo Investors, L.P., of which H&Q Venture Associates is also the general partner.

   Mr. Ziebelman is a founding partner at 21st Century Internet Fund, L.P. We have issued and sold 4,105,750 shares of our series A preferred stock, 943,396 shares of our series B preferred stock, 691,994 shares of our series C preferred stock and 322,966 shares of our series D preferred stock to 21st Century Internet Fund, L.P.

   No other interlocking relationships or inside participation exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

   We do not currently compensate our directors for their service as members of our board of directors. However, we reimburse non-employee directors for certain expenses in connection with attendance at board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. In the past, we have granted options to purchase shares of our common stock pursuant to our 1997 stock option plan to the following non-employee directors: Dennis Jones, Robert Lesko, Gregory Waldorf and Jeffrey Webber.

   In May 2000, our board of directors adopted our stock option grant program for non-employee directors. The program will be administered under our 2000 stock incentive plan. Under this program, each non-employee director will receive a nonqualified stock option to purchase 50,000 shares of our common stock upon initial election or appointment to the board of directors after this offering. The options will vest and become exercisable in 48 equal monthly installments beginning one month after the grant date. Thereafter, beginning with the next annual meeting of our stockholders, each non-employee director will automatically receive an additional option to purchase 7,500 shares of our common stock immediately following each year's annual meeting of stockholders. These latter option grants will be immediately vested and exercisable. The exercise price for all options granted under the program will be the fair market value of the common stock on the date of grant. If we sell all or substantially all of our assets or we merge or consolidate with or into another corporation, all options granted under this program will automatically accelerate and become 100% vested and exercisable. Options will have a ten-year term, except that options will expire three months after a non-employee director ceases services as a director, or in the case of such director's disability, retirement or death, one year after the date of such director's disability, retirement or death.

Executive Compensation

   The following table sets forth the total compensation received for services rendered to us during the fiscal years ended December 31, 1999, 1998 and 1997 by our chief executive officer and our other executive officers who received salary and bonus for such fiscal year in excess of $100,000 on an annualized basis. The executive officers listed in the table below are referred to as the "Named Executive Officers."

                           Summary Compensation Table

                                                          Long-Term
                             Annual Compensation     Compensation Awards
                          ------------------------- ---------------------
Name and Principal                                  Securities Underlying    All Other
Position                  Year Salary ($) Bonus ($)      Options (#)      Compensation ($)
------------------        ---- ---------- --------- --------------------- ----------------
Felix Lin(1)............  1999  112,500    15,000              --               --
 Chairman of the Board


Richard Owen(2).........  1999      --        --               --               --
 Chief Executive Officer


Linus Upson(3)..........  1999  102,750    10,000              --               --
 President


Thomas Hunter(4)........  1999   47,250       --           293,500              --
 Chief Financial Officer

---------------------
(1) Mr. Lin served as our chief executive officer from our inception through February 2000. Effective as of April 1, 2000, (a) we increased Mr. Lin's salary to $175,000 on an annualized basis; and (b) Mr. Lin is eligible to receive an annual bonus of $50,000.
(2) Mr. Owen was appointed as our chief executive officer in February 2000. On an annualized basis, Mr. Owen's salary is $250,000. Pursuant to an offer letter signed by us, Mr. Owen is eligible to receive an annual bonus of up to $100,000. Mr. Owen was also reimbursed for relocation expenses in the amount of approximately $90,000.
(3) Effective as of April 1, 2000, we increased Mr. Upson's salary to $150,000 on an annualized basis.
(4) Mr. Hunter was hired as our Chief Financial Officer in August 1999. On an annualized basis, Mr. Hunter's salary for our fiscal year ended December 31, 1999 would have been $140,000.

Option Grants in Last Fiscal Year

   The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for our fiscal year ended December 31, 1999. We have never granted any stock appreciation rights.

                                                                    Potential
                                                                   Realizable
                                                                    Value at
                                                                 Assumed Annual
                                                                 Rates of Stock
                                                                      Price
                                                                  Appreciation
                                                                   for Option
                                       Individual Grant              Term(2)
                               --------------------------------- ---------------
                    Number of   % of Total
                    Securities    Options    Exercise
                    Underlying  Granted  to  or Base
                     Options    Employees in  Price   Expiration
Name                Granted(#)    1999(1)     ($/Sh)     Date     5%($)  10%($)
----                ---------- ------------- -------- ---------- ------- -------
Felix Lin.........       --         --          --         --        --      --
Richard Owen(3)...       --         --          --         --        --      --
Linus Upson.......       --         --          --         --        --      --
Thomas Hunter(4)..   293,500       7.54%      $1.75    9/21/09   323,014 818,585

---------------------
(1) Based on an aggregate of 3,891,000 shares underlying options granted by us during our fiscal year ended December 31, 1999. Of the options granted, 3,703,000 were granted to employees, 80,000 were granted to members of our board of directors and 108,000 were granted to our consultants.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises depend on our future performance, overall market conditions and the option holder's continued employment through the vesting period.
(3) On January 25, 2000, we granted Mr. Owen an option to purchase 1,800,000 shares of common stock at an exercise price of $2.25 per share, the fair market value of the shares. See "--Employment Contracts, Termination of Employment and Change-In-Control Arrangements."
(4) See "--Employment Contracts, Termination of Employment and Change-In Control Agreements." See also "Certain Relationships and Related Transactions--Loans to Executive Officers."

Fiscal Year-End Option Values

   The following table provides certain summary information concerning stock options held as of December 31, 1999 by each of the Named Executive Officers.

                                                                                          Value of
                                                              Number of                  Unexercised
                                                        Securities Underlying           in-the-Money
                           Shares                        Unexercised Options               Options
                         Acquired on                    at Fiscal Year-End(#)     At Fiscal Year-End ($)(3)
                          Exercise        Value      ---------------------------- -------------------------
Name                         (#)     Realized ($)(1) Exercisable(2) Unexercisable Exercisable Unexercisable
----                     ----------- --------------- -------------- ------------- ----------- -------------
Felix Lin...............      --             --             --           --             --         --
Richard Owen (4)........      --             --             --           --             --         --
Linus Upson.............      --             --             --           --             --         --
Thomas Hunter...........   57,142        $28,571        236,358          --        $118,179        --

---------------------
(1) Based on $2.25 per share, the fair market value of our common stock as of the date of exercise as determined by our board of directors, minus $1.75 per share, the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the option.
(2) The options are immediately exercisable for all of the option shares, but any unvested shares purchased under those options are subject to repurchase by us at the original exercise price paid per share if the employee ceases service with us prior to vesting in the shares.

(3) Based on the fair market value of our common stock as of the fiscal year ended December 31, 1999 ($2.25) minus the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the option.
(4) On January 25, 2000, we granted Mr. Owen an option to purchase 1,800,000 shares of our common stock at an exercise price of $2.25 per share. This option is exercisable at any time, but vests with respect to 25% of the shares on the one-year anniversary of the date of grant and 2.0833% of the shares monthly thereafter. Vesting will accelerate under some circumstances pursuant to a change of control agreement between Mr. Owen and us. See "-- Employment Contracts, Termination of Employment and Change-In-Control Arrangements." Mr. Owen exercised 444,444 of his option shares on January 25, 2000.

Stock Plans

   1997 Stock Option Plan. Our 1997 stock option plan was adopted by the board of directors and approved by our stockholders in October 1997. As amended, our 1997 stock option plan authorizes the issuance of up to a total of 9,213,600 shares of common stock. As of May 26, 2000, options to purchase 4,197,301 shares of common stock at a weighted average exercise price of $2.07 per share were outstanding, 3,701,344 shares had been exercised and were outstanding, 387,205 shares remained available for future option grants and we exercised our repurchase right on 927,750 shares of common stock purchased pursuant to options issued under our 1997 stock option plan, and such shares are no longer available for issuance under our 1997 stock option plan.

   The purpose of our 1997 stock option plan is to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our 1997 stock option plan allows the plan administrator to grant incentive and non-qualified stock options. Unless terminated earlier, our 1997 stock option plan will terminate in October 2007.

   Our 1997 stock option plan may be administered by our board of directors or a committee of our board of directors, and is currently administered by our board of directors. As the plan administrator, our board of directors has exclusive authority to determine the terms of the options granted under our 1997 stock option plan, including the number of shares subject to an option, as well as the exercise price per share, term, exercisability and vesting of the option.

   The exercise price of all incentive stock options granted under our 1997 stock option plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock or any of our parent or subsidiary corporations must equal at least 110% of the fair market value of the common stock on the date of grant. In addition, non-statutory stock options granted under our 1997 stock option plan must be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant, unless granted to a 10% stockholder, in which case the exercise price must be at least 110% of the fair market value of our common stock on the date of grant. Payment of the option exercise price may be made in cash or such other consideration as determined by the administrator. Each of the options granted under our 1997 stock option plan is nontransferable.

   Options granted under our 1997 stock option plan generally may be exercised immediately after the grant date, but to the extent the shares subject to an option are not vested as of the date of such exercise, we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under our 1997 stock option plan generally vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

   If we sell all or substantially all of our assets, or we merge or consolidate with or into another corporation, all options outstanding under our 1997 stock option plan will be assumed or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case the options terminate upon consummation of the transaction.

   Simultaneous with the effectiveness of this offering, our board of directors will suspend our 1997 stock option plan and no further grants will be made thereunder. After the effectiveness of this offering, any shares reserved but not granted under our 1997 stock option plan or returned to our 1997 stock option plan upon termination of options, up to a maximum of 1,500,000 shares, will become available for future grant under our 2000 stock incentive plan.

   2000 Stock Incentive Plan. Our 2000 stock incentive plan was adopted by our board of directors on May 19, 2000 and is expected to be approved by our stockholders in June 2000, to be effective upon completion of this offering. The purpose of our 2000 stock incentive plan is to enhance long-term shareholder value by offering opportunities to our officers, directors, employees, consultants, agents and independent contractors to participate in our growth and success, and to encourage them to remain in our service and to own our stock. Our 2000 stock incentive plan provides for awards of stock options and stock. Our board of directors has reserved a total of 1,500,000 shares of common stock, plus:

  . any shares reserved but not granted under our 1997 stock option plan or returned to our 1997 stock option plan upon termination of options, up to a maximum of 1,500,000 shares; and

  . an automatic annual increase (to be added on the first day of our fiscal year beginning in 2001), equal to the lesser of (1) 5% of the common shares outstanding as of the end of the preceding fiscal year on a fully diluted basis; (2) 2,500,000; and (3) such lesser amount determined by the board of directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the 2000 stock incentive plan.

As of May 26, 2000, no options or restricted stock were outstanding under our 2000 stock incentive plan.

   Stock Options. Our stock incentive plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to our employees and consultants, agents and independent contractors, including non-employee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified stock options. Unless terminated earlier, our 2000 stock incentive plan will terminate in May 2010.

   Our 2000 stock incentive plan will be administered by our board of directors or a committee or committees of the board of directors. The compensation committee of our board of directors will administer our 2000 stock incentive plan. The plan administrator has exclusive authority to determine the terms of the options granted under our 2000 stock incentive plan, including the number of shares subject to an option, as well as the exercise price per share, term, exercisability and vesting of the option. For incentive stock options, the exercise price must equal or exceed the fair market value of the common stock on the date of grant and the exercise price must be 110% of fair market value for an individual owning more than 10% of the total voting power of all classes of our stock.

   The term of options granted under our 2000 stock incentive plan cannot exceed ten years, or five years in the case of an incentive stock option granted to a 10% stockholder. Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant limited transferability rights in certain circumstances to the extent permitted by Section 422 of the Internal Revenue Code. We expect that options granted under our 2000 stock incentive plan generally will vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

   Stock Awards. The plan administrator is authorized under our 2000 stock incentive plan to issue shares of our common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with us or the achievement of performance goals. Holders of restricted stock are our stockholders and have, subject to certain restrictions, all the rights of stockholders with respect to such shares.

   Adjustments. The plan administrator will make proportional adjustments to the aggregate number of shares subject to and issuable under our 2000 stock incentive plan, the exercise prices thereof, and to outstanding awards in the event of stock splits or other capital adjustments.

   Corporate Transactions. If we sell all or substantially all of our outstanding securities or assets, or we merge or consolidate with or into another corporation, all options outstanding under our 2000 stock incentive plan will be assumed, continued or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case each outstanding option and restricted stock award will terminate. In the event of a proposed dissolution or liquidation, the plan administrator shall notify each participant as soon as practicable before such transaction. The plan administrator in its discretion can allow a participant to exercise an option until ten days prior to such proposed dissolution or liquidation with respect to such unvested shares as the plan administrator shall determine. Unexercised options will terminate immediately prior to the dissolution or liquidation. The plan administrator may also provide that any forfeiture provisions applicable to stock awards may lapse contingent on the occurrence of the proposed transaction at the time and in the manner contemplated.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors on May 19, 2000 and is expected to be approved by our stockholders in June 2000. A total of 350,000 shares of common stock have been reserved for issuance under our 2000 employee stock purchase plan, plus an automatic annual increase to be added as of the first day of our fiscal year beginning in 2001 equal to the lesser of:

  . 700,000 shares;

  . 1% of the outstanding common shares at the end of the immediately preceding fiscal year on a fully diluted basis; and

  . A lesser amount determined by the board of directors.

   The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Code, will be implemented by an offering period commencing on the date of the closing of this offering and ending on January 31, 2002. Each subsequent offering period will have a duration of twenty-four months. Each offering period after the first offering period will commence on February 1 and August 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The plan administrator may establish different terms for different offerings, and different commencement and ending dates for future offerings, subject to certain limitations. The first purchase period within the first offering period will commence on the date this offering closes, and will end on July 31, 2001, with subsequent purchase periods ending on the date every six months thereafter. The compensation committee of our board of directors will administer the 2000 employee stock purchase plan. Our employees (including officers and employee directors), or employees of any United States subsidiary or any subsidiary designated by our board of directors or its compensation committee, are eligible to participate in the 2000 employee stock purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year and do not own stock possessing 5% or more of the voting power of our voting stock. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning of the offering period or the purchase date. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. If not terminated earlier, the 2000 employee stock purchase plan will have a term of 10 years.

   The 2000 employee stock purchase plan provides that if we merge with or into another corporation or we sell all or substantially all of our assets, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation, unless the successor corporation refuses to assume or substitute in which event the offering period then in progress shall be shortened. The board of directors has the power to amend or terminate the 2000 employee stock purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

Employee Benefit Plans

   401(k) Plan. We maintain our 401(k) Plan, a defined contribution 401(k) salary reduction plan intended to qualify under Section 401 of the Internal Revenue Code. Our employees are eligible to participate in the 401(k) Plan on the first day of each month coinciding with or immediately following the date of their employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Internal Revenue Code, of a percentage (not to exceed 15%) of his or her total compensation. Employee contributions and the investment earnings thereon will be fully vested at all times. We are not required to contribute to the 401(k) Plan and have made no contributions since the inception of the 401(k) Plan other than employees' salary deferrals.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   On August 11, 1997, we entered into a common stock purchase agreement with Mr. Lin, pursuant to which Mr. Lin purchased 1,920,000 shares of our common stock. Originally, 75% of the purchased stock was restricted stock, subject to our right of repurchase at the original purchase price upon the termination of Mr. Lin's employment. Our right of repurchase lapses as to 1/48th of the restricted stock monthly after June 17, 1997, so that our right of repurchase completely expires on June 17, 2001, provided that Mr. Lin continues to be employed by us. As of May 26, 2000, 520,000 shares originally issued to Mr. Lin remain subject to this right of repurchase.

   On August 11, 1997, we entered into a common stock purchase agreement with Mr. Upson, pursuant to which Mr. Upson purchased 1,920,000 shares of our common stock. Originally, 75% of the purchased stock was restricted stock, subject to our right of repurchase at the original purchase price upon the termination of Mr. Upson's employment. Our right of repurchase lapses as to 1/48th of the restricted stock monthly after May 10, 1997, so that our right of repurchase completely expires on May 10, 2001, provided that we continue to employ Mr. Upson. As of May 26, 2000, 480,000 shares originally issued to Mr. Upson remain subject to this right of repurchase.

   On October 13, 1997, we entered into an amended and restated change of control agreement with each of Messrs. Lin and Upson. Under the terms of these agreements, our right of repurchase with respect to Mr. Lin's and Mr. Upson's respective shares of common stock will completely expire if, within one year after a change of control (as defined in such agreements), Mr. Lin or Mr. Upson, as the case may be, experience an involuntary termination (as defined in such agreements).

   In September 1999, we issued Mr. Hunter an option to purchase 293,500 shares of our common stock under our 1997 stock option plan, at an exercise price of $1.75 per share. The shares under the option are immediately exercisable. However, the shares that Mr. Hunter purchases before vesting are subject to our right of repurchase at the exercise price. 1/4th of the shares under Mr. Hunter's option vest and cease to be subject to our right of repurchase on August 16, 2000 and 1/48th of the shares vest and cease to be subject to our right of repurchase on the 16th of each month thereafter, provided that we continue to employ Mr. Hunter.

   In December 1999, we entered into an employment offer letter with Mr. Owen whereby Mr. Owen will serve as our chief executive officer. Mr. Owen's employment is "at-will" and may be terminated by him or us at any time with or without cause. Pursuant to the agreement, Mr. Owen is paid an annual base salary of $250,000 and was reimbursed for relocation expenses. Mr. Owen is also eligible for an annual bonus of up to $100,000.

   Pursuant to Mr. Owen's offer letter, in January 2000 we granted Mr. Owen an option to purchase 1,800,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.25 per share. The shares under the option are immediately exercisable. However, the shares that Mr. Owen purchases before vesting are subject to our right of repurchase at the exercise price. 1/4th of the shares subject to the option vest and cease to be subject to our right of repurchase on April 24, 2001 and 1/48th of the shares vest and cease to be subject to our right of repurchase monthly thereafter, provided that we continue to employ Mr. Owen.

   In January 2000, we entered into a change of control agreement with Mr. Owen. Under the terms of this agreement, if Mr. Owen experiences an involuntary termination (as defined in such agreement) within one year after a change of control (as defined in such agreement), our repurchase rights with respect to Mr. Owen's restricted stock will lapse completely. If Mr. Owen is terminated without cause at any time prior to a change of control or after the one year period immediately following a change of control, our repurchase rights with respect to 25% of the restricted stock originally sold to Mr. Owen will lapse.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our amended and restated bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws permit such indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of an individual's status or service as a director, officer, employee, agent or fiduciary of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we plan to obtain and maintain director and officer insurance in amounts deemed appropriate by our board of directors. We believe that the provisions of our certificate of incorporation, bylaws, indemnification agreements and director and officer insurance policies are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described in "Management," and
(ii) the transactions described below.

Series C Preferred Stock

   In June 1999, we issued and sold 3,736,040 shares of our series C preferred stock, in the aggregate, in a private placement at a per share purchase price of $3.94, including sales to the following entities:

  . We issued and sold 258,588 shares of our series C preferred stock to Adobe Ventures II, L.P., one of our 5% stockholders. We also issued and sold 61,414 shares of our series C preferred stock to H&Q AvantGo Investors, L.P. Christopher Hollenbeck, one of our directors, is a principal of H&Q Venture Associates, LLC, the general partner of both Adobe Ventures II, L.P. and H&Q AvantGo Investors, L.P.

  . We issued and sold 691,994 shares of our series C preferred stock to 21st
    Century Internet Fund, L.P., one of our 5% stockholders. Peter Ziebelman, one of our directors, is one of 21st Century Internet Fund, L.P.'s founding partners.

  . We issued and sold 507,614 shares of our series C preferred stock to Sleepy Hollow Investment Partnership, L.P. Gregory Waldorf, one of our directors, is a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner.

  . We issued and sold 101,524 and 25,380 shares of our series C preferred stock, respectively, to The Entrepreneurs' Fund, L.P. and RBW
    Investments, LLC. Jeffrey Webber, one of our directors, is a managing director of the general partner of The Entrepreneurs' Fund, L.P., and is the managing director of RBW Investments, LLC.

   All of the shares of series C preferred stock will automatically convert into an aggregate of 3,736,040 shares of our common stock upon the completion of this offering. The holders of our series C preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series D Preferred Stock

   In March and April 2000, we issued and sold 3,726,094 shares of our series D preferred stock, in the aggregate, in a private placement at a per share purchase price of $8.36, including sales to the following entities and individual:

  . We issued and sold 172,244 shares of our series D preferred stock to Adobe Ventures II, L.P., one of our 5% stockholders. We also issued and sold 40,909 shares of our series D preferred stock to H&Q AvantGo Investors, L.P. Christopher Hollenbeck, one of our directors, is a principal of H&Q Venture Associates, LLC, the general partner of both Adobe Ventures II, L.P. and H&Q AvantGo Investors, L.P.

  . We issued and sold 322,966 shares of our series D preferred stock to 21st
    Century Internet Fund, L.P., one of our 5% stockholders. Peter Ziebelman, one of our directors, is one of 21st Century Internet Fund, L.P.'s founding partners.

  . We issued and sold 215,311 shares of our series D preferred stock to Sleepy Hollow Investment Partnership, L.P. Gregory Waldorf, one of our directors, is a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner.

  . We issued and sold 8,927 shares of our series D preferred stock to Jeffrey Webber, one of our directors. We also issued and sold 215,311, 41,865, 41,865 and 9,046 shares of our series D preferred stock, respectively, to The Entrepreneurs' Growth Fund, L.P., The Entrepreneurs' Fund, L.P., The Entrepreneurs' Fund II, L.P., and RBW Investments, LLC. Mr. Webber is a managing director of the general partner of each of The Entrepreneurs' Growth Fund, L.P., The Entrepreneurs' Fund, L.P. and The Entrepreneurs' Fund II, L.P., and is a managing director of RBW Investments, LLC.

   All of the shares of series D preferred stock will automatically convert into an aggregate of 3,726,094 shares of our common stock upon the completion of this offering. The holders of our series D preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Loans to Executive Officers

   In December 1999 and in March 2000, we loaned $99,998 and $103,311, respectively, to Thomas Hunter, our chief financial officer in conjunction with the exercise of options. Each of the notes evidencing this indebtedness is a full recourse promissory note and is secured by a pledge agreement. Each of the notes accrues interest at the rate of 6% per year. The principal balance and accrued interest on each of the notes is due on December 7, 2004 and March 26, 2005, respectively, subject to limited exceptions.

Options to Purchase Common Stock

   Stock option grants to our directors and executive officers that have an aggregate exercise price of $60,000 or more that were made subsequent to the beginning of our last fiscal year are as follows:

  . In April 1999, we granted Jeffrey Webber, one of our directors, an option to purchase 24,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $0.125 per share. In October 1999, we granted Mr. Webber an additional option to purchase 40,000 shares of our common stock at an exercise price of $2.25 per share.

  . In September 1999, we granted Thomas Hunter, our chief financial officer, an option to purchase 293,500 shares of our common stock under our 1997 stock option plan, at an exercise price of $1.75 per share. In December 1999 and in March 2000, Mr. Hunter exercised portions of his option by purchasing 57,142 shares and 59,035 shares, respectively, of our common stock. Mr. Hunter paid for such shares with promissory notes. See "-- Loans to Executive Officers." Mr. Hunter's purchased shares have not yet vested and remain subject to our right of repurchase upon the termination of Mr. Hunter's services to us. See "Management--Executive Compensation."

  . In January 2000, we granted Richard Owen, our chief executive officer and a director, an option to purchase 1,800,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.25. Also in January 2000, Mr. Owen exercised part of his option by purchasing 444,444 shares of our common stock. Mr. Owen's purchased shares of our common stock have not yet vested and remain subject to our right of repurchase upon the termination of Mr. Owen's services to us. See "Management-- Executive Compensation."

  . In April 2000, we granted Dennis Jones, one of our directors, an option to purchase 50,000 shares of our common stock under our 1997 stock option plan, at an exercise price of $2.90 per share.

   All of these option grants were issued at the fair market value of a share of our common stock as of the date of grant as determined by our board of directors.

Other Transactions

   We have entered into two consulting agreements with R. B. Webber & Company, Inc., pursuant to which R. B. Webber & Company, Inc. has provided consulting services to us with respect to the development of our business plan and the performance of a market study. We paid R. B. Webber & Company, Inc. $127,542 in 1999 for such services. Through April 2000, we paid R. B. Webber & Company, Inc. an additional $102,883 for such services. Jeffrey Webber, one of our directors, is the President of R. B. Webber & Company, Inc.

   In May 1999, we entered into a Content Agreement with Federal Express Corporation whereby Federal Express Corporation agreed to pay us $95,000 for the performance of our obligations under such agreement. Dennis Jones, one of our directors, is the executive vice president of information technology and chief information officer of FedEx Corporation, the corporate parent of the Federal Express Corporation. This agreement expired in May 2000.

   We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise from their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   We believe that the terms of the transactions described above were no less favorable to us than we would have obtained from an unaffiliated third party. Any future transactions between us and any of our officers, directors or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of May 26, 2000 (i) by each person or entity known by us to own beneficially more than 5% of our common stock; (ii) by each of our directors; (iii) by each of our Named Executive Officers; and (iv) by all of our executive officers and directors as a group.

                                                      Percentage of Shares
                                                        Outstanding(1)(2)
                                  Shares Beneficially -------------------------
 Name and Address of Beneficial     Owned Prior to      Before         After
             Owners                  The Offering      Offering       Offering
 ------------------------------   ------------------- -----------    ----------
 21st Century Internet Fund,           6,064,106             22.14%
  L.P.(3).......................
  2 South Park, 2nd Floor
  San Francisco, CA 94107


 Entities affiliated with Adobe        2,891,645             10.56%
  Ventures II, L.P.(4)(5).......
  c/o Hambrecht & Quist, Inc.
  One Bush Street, 18th Floor
  San Francisco, CA 94104

 Chris Hollenbeck(5)............       2,891,645             10.56%
  c/o Hambrecht & Quist, Inc.
  One Bush Street, 18th Fl.
  San Francisco, CA 94104

 Thomas Hunter(6)...............         293,500              1.06%


 Dennis Jones(7)................          50,000                 *
  c/o Federal Express
  Corporation
  942 S. Shady Grove Rd.
  Memphis, TN 38120

 Robert Lesko(8)................          40,000                 *


 Felix Lin(9)...................       1,993,522              7.28%


 Richard Owen(10)...............       1,800,000              6.26%


 Linus Upson(11)................       1,998,552               7.3%


 Gregory Waldorf(12)............         759,925              2.77%
  c/o Fayez Sarofim
  1811 North Blvd.
  Houston, TX 77098

 Jeff Webber(13)................         507,918              1.85%
  c/o RBW Investments, LLC
  1717 Embacadero Rd., Suite
  2000
  Palo Alto, CA 94303

 Rafael Weinstein(14)...........       1,724,000              6.29%


 Peter Ziebelman(3).............       6,064,106             22.14%
  c/o 21st Century Internet
  Fund, LP
  2 South Park, 2nd Floor
  San Francisco, CA 94107

 All directors and executive          27,078,889             93.32%
  officers as a group (10
  persons)......................

---------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Based on 27,407,320 shares of our common stock outstanding on May 26, 2000 prior to the offering, after giving effect to the sale and issuance of (1) 1,933,300 shares of series E preferred stock on May 26, 2000 to the stockholders of Globalware in connection with our acquisition of Globalware; and (2) 436,599 shares of series D preferred stock on April 7,
     2000, and based on     shares of our common stock outstanding after this
     offering. Shares of common stock subject to options that are exercisable within 60 days of May 26, 2000 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage for any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock as shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o AvantGo, Inc., 1700 South Amphlett Boulevard, Suite 300, San Mateo, California 94402.
 (2) Assumes the Underwriters' over-allotment option is not exercised.
 (3) Peter Ziebelman, one of our directors, is a general partner of 21st Century Internet Fund, L.P. Mr. Ziebelman disclaims beneficial ownership of the shares held by 21st Century Internet Fund, L.P. except to the extent of his pecuniary interest therein.
 (4) Includes 2,317,624 shares held by Adobe Ventures II, L.P. and 574,021 shares held by H&Q AvantGo Investors, L.P.
 (5) Chris Hollenbeck, one of our directors, is a principal of H&Q Venture Associates, LLC. Mr. Hollenbeck disclaims beneficial ownership of the shares held by affiliates of H&Q Venture Associates, LLC, except to the extent of his pecuniary interest therein.
 (6) Includes 177,323 shares of common stock issuable upon exercise of immediately exercisable options. All 293,500 shares are subject to our right of repurchase.
 (7) Represents 50,000 shares of common stock issuable upon exercise of immediately exercisable options, all of which have not yet vested.
 (8) Includes 20,012 shares of common stock that are subject to our right of repurchase.
 (9) Includes 520,000 shares of common stock that are subject to our right of repurchase and 3,000 shares of common stock which Mr. Lin holds as custodian for his minor son.
(10) Includes 1,355,556 shares of common stock issuable upon exercise of immediately exercisable options. All 1,800,000 shares are subject to our right of repurchase.
(11) Includes 480,000 shares of common stock that are subject to our right of repurchase.
(12) Includes 722,925 shares held by Sleepy Hollow Investment Partnership, L.P. Mr. Waldorf is one of our directors and is also a limited partner of Fayez Sarofim Investment Partnership #5, L.P., Sleepy Hollow Investment Partnership, L.P.'s general partner. Mr. Waldorf disclaims beneficial ownership of the shares held by Sleepy Hollow Investment Partnership, L.P., except to the extent of his pecuniary interest therein. Also includes 26,668 shares of common stock that are subject to our right of the purchase.
(13) Includes 443,918 shares held by The Entrepreneurs' Fund, L.P., The Entrepreneurs' Fund II, L.P., The Entrepreneurs' Growth Fund, L.P. and RBW Investments LLC. Mr. Webber, one of our directors, is a managing director of the general partner of the Enterpreneurs' Funds and is the managing director of RBW Investments LLC, and disclaims beneficial ownership of the shares held by such funds, except to the extent of his pecuniary interest therein. Mr. Webber owns 64,000 shares of common stock issuable upon exercise of immediately exercisable options, all of which have not yet vested.
(14) Includes 550,000 shares of common stock that are subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the consummation of this offering and giving effect to the filing of our seventh amended and restated certificate of incorporation, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The rights and preferences of our preferred stock may be established from time to time by our board of directors. The following is a summary description of our capital stock. Our amended and restated bylaws and our seventh amended and restated certificate of incorporation provide further information about our capital stock.

Common Stock

   As of May 26, 2000, there were 27,407,320 shares of common stock outstanding, after giving effect to the sale and issuance of (1) 1,933,300 shares of series E preferred stock on May 26, 2000 to stockholders of Globalware in connection with our acquisition of Globalware; (2) 436,599 shares of series D preferred stock on April 7, 2000, that were held of record by approximately 201 stockholders; and (3) the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of
this offering. There will be      shares of common stock outstanding after
giving effect to this offering, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after May 26, 2000.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The common stock does not have cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, in any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Our board of directors has the authority to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may harm the voting power and other rights of our common stockholders. We do not have current plans to issue any of our preferred stock.

Registration Rights

   Pursuant to the terms of an investors' rights agreement among us and the holders of registrable securities, after the closing of this offering, the
holders of     shares of the outstanding common stock or their permitted
transferees, including shares issuable upon the exercise of certain warrants, are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These registration rights include the following:

  . The holders of a majority of the registrable securities may require us, subject to certain limitations, to file up to 2 registration statements covering at least 33% of the outstanding registrable securities.

  . The holders of registrable securities are entitled to piggyback registration rights. This means that if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders of such piggyback registration rights will be entitled to receive notice of such registration and will be entitled to include their shares in such registration. These rights are subject to certain limitations, including the right of the underwriters to exclude registrable securities from this offering.

  . At any time after we become eligible to file a registration statement on Form S-3, the holders of at least 30% of our registrable securities may require us to file up to two registration statements on Form S-3 under the Securities Act in any 12 month period for a public offering of the registrable securities where the reasonably anticipated aggregate offering price would exceed $250,000, net of any underwriter's discounts or commissions.

   Each of the foregoing registration rights is subject to certain conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in such registration. All registration rights terminate five years from the effective date of this offering or when the shares held by such holder may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The investors' rights agreement also contains a commitment of us to indemnify the holders of registration rights, subject to certain limitations.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

 Certificate of Incorporation and Bylaws

   Our seventh amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by written consent. Our current bylaws and seventh amended and restated certificate of incorporation also provide that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. These provisions of our certificate of incorporation could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. They are also intended to discourage certain types of transactions that may involve an actual or threatened change of control of the company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. They are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may inhibit fluctuations in our shares' market price that otherwise could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. Amendment to these provisions requires the approval by holders of at least a majority of the outstanding common stock.

 Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  . Prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Subject to certain exceptions, a business combination generally includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is (i) a person who owns, or within three years prior did own, 15% or more of the corporation's outstanding voting stock and (ii) affiliates and associates of such person.

Transfer Agent and Registrar

   Upon the closing of this offering, the transfer agent and registrar for our common stock will be ChaseMellon Shareholder Services, LLC.

Listing on Nasdaq National Market

   We have applied for the listing of our common stock on The Nasdaq Stock Market's National Market under the trading symbol "AVGO."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. We cannot predict the effect that sales of shares or the availability of shares for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that sales might occur, could adversely affect the market price of our common stock. Sales of substantial amounts of common stock in the public market after the restrictions on resale described below lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we expect to have outstanding shares of our common stock, assuming no exercise of the underwriters' option and no exercise of other outstanding options. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Affiliates are generally individuals or entities that control, are controlled by, or under common control with us and may include our directors, officers and significant stockholders. Shares of common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act.

Lock-Up Agreements

   Prior to the closing of this offering, all of our officers and directors, and more than 95% of our security holders, will have signed agreements under which they may not, for a period of 180 days after the date of this prospectus, directly or indirectly transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. The shares could be available for resale immediately upon the expiration of the 180-day period if they are available for resale under Rule 144.

Rule 144

   In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which
    will equal approximately     shares after this offering closes; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of the notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under paragraph (k) of Rule 144, persons who are not our affiliates at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any of the shares' prior owners not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the closing of this offering unless subject to other restrictions such as lock-up agreements.

Rule 701

   Under Rule 701, employees, consultants or advisors who are not our affiliates and who purchased shares from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with other restrictions, including the holding period, contained in Rule 144. Employees, consultants or advisors who are affiliates remain subject to all Rule 144 restrictions except the holding period.

   In addition, we intend to file a registration statement under the Securities Act as promptly as possible after the effective date of this offering to register all shares of common stock reserved for issuance under our 1997 stock option plan, all shares reserved for issuance under our 2000 employee stock purchase plan, and all shares reserved for issuance under our 2000 stock incentive plan. As a result, immediately after the 180-day restrictive agreements described above expire, any options exercised under our 1997 stock option plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of May 26, 2000, there were outstanding options to purchase 4,197,301 shares of our common stock under our 1997 stock option plan and 387,205 shares were available for future grant.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   U.S. Bancorp Piper Jaffray Inc. ...................................
        Total.........................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to      additional shares from us at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting Discounts
    and Commissions paid by
    us.....................       $              $              $              $
   Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without, in each case, the prior written consent of Credit Suisse First Boston Corporation, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors and substantially all of our other security holders have agreed that for a period of 180 days after the date of this prospectus they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation.

   The underwriters have reserved for sale, at the initial public offering
price, up to      shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

  . the information included in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market, subject to official notice of issuance, or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Any Internet distributions will be allocated by the representatives of the underwriters on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require re-sales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Perkins Coie LLP, Menlo Park, California will pass upon the validity of the shares of common stock offered hereby for us. As of the consummation of this offering, Perkins Coie LLP will own an aggregate of 12,690 shares of series C preferred stock and 5,981 shares of series D preferred stock through an investment entity. Ralph L. Arnheim III, our secretary, is a partner of Perkins Coie LLP and a limited partner of that firm's investment partnership. Sterne, Kessler, Goldstein & Fox P.L.L.C., special patent counsel to us, will pass on certain intellectual property matters. A number of directors of Sterne, Kessler, Goldstein & Fox P.L.L.C. jointly own 5,981 shares of our series D preferred stock through an investment entity. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and the financial statements of Globalware as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements and the financial statements of Globalware in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   For more information with respect to us and the common stock offered by this prospectus, see the registration statement and the exhibits and schedule filed by us with the Securities and Exchange Commission on Form S-1 under the Securities Act. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. In addition, this prospectus summarizes certain contracts and other documents. If you wish to review such contracts or documents in full, we refer you to copies of them filed as exhibits to the registration statement. You may read and copy the registration statement and its exhibits and schedules at the public facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of all or any part of the registration statement from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reports regarding registrants that file electronically with the Securities and Exchange Commission, including our registration statement on Form S-1. The address of the site is http://www.sec.gov.

   In addition, as a result of this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. In the future, you may also obtain copies of these documents at the Securities and Exchange Commission, as described above.

                                 AVANTGO, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
AvantGo, Inc.:
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Consolidated Balance Sheets..............................................  F-3
Consolidated Statements of Operations....................................  F-4
Consolidated Statements of Stockholders' Equity..........................  F-5
Consolidated Statements of Cash Flows....................................  F-7
Notes to Consolidated Financial Statements...............................  F-8
Globalware Computing, Inc.:
Report of Ernst & Young LLP, Independent Auditors........................ F-22
Balance Sheets........................................................... F-23
Statements of Operations................................................. F-24
Statement of Stockholders' Equity........................................ F-25
Statements of Cash Flows................................................. F-26
Notes to Financial Statements............................................ F-27
Selected Unaudited Pro Forma Condensed Combined Financial Information:
Introduction............................................................. F-32
Selected Unaudited Pro Forma Condensed Combined Balance Sheet at March
 31, 2000................................................................ F-33
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
 for the twelve months ended December 31, 1999........................... F-34
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
 for the three months ended March 31, 2000............................... F-35
Notes to Selected Unaudited Pro Forma Condensed Combined Financial
 Information............................................................. F-36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   The Board of Directors and Stockholders
   AvantGo, Inc.

   We have audited the accompanying consolidated balance sheets of AvantGo, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AvantGo, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

Walnut Creek, California
March 31, 2000

                                 AVANTGO, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                     Pro Forma
                                      December 31,                 Stockholders'
                                    -----------------   March 31,  Equity March
                                     1998      1999       2000       31, 2000
                                    -------  --------  ----------- -------------
                                                       (unaudited)  (unaudited)
              ASSETS
Current Assets:
 Cash and cash equivalents........  $ 2,124  $  5,835   $ 30,424
 Short-term investments...........      --      3,975      2,807
 Accounts receivable, net of
  allowance of $50,000 in 1999 and
  $163,000 in 2000................       52     1,478      7,235
 Prepaid expenses and other
  current assets..................       25       255        249
                                    -------  --------   --------
  Total current assets............    2,201    11,543     40,715
Property and equipment, net.......      185       893      1,554
Deposits and other assets.........       48        63         89
                                    -------  --------   --------
Total assets......................  $ 2,434  $ 12,499   $ 42,358
                                    =======  ========   ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current Liabilities:
 Accounts payable and accrued
  liabilities.....................  $   114  $  1,173   $  1,219
 Accrued compensation and related
  benefits........................       39       239        685
 Current portion of capital lease
  obligations.....................       10         4          3
 Current portion of borrowings
  under bank line of credit
  agreement.......................       71        71         71
 Deferred revenue.................       16       247      5,408
                                    -------  --------   --------
  Total current liabilities.......      250     1,734      7,386
Capital lease obligations, less
 current portion..................        4       --         --
Borrowings under bank line of
 credit agreement, net of current
 portion..........................      112        41         23
Commitments

Stockholders' Equity:
  Convertible preferred stock,
   $0.0001 par value, issuable in
   Series: 16,472,082 shares
   authorized; 7,736,042,
   11,472,082 and 14,761,577
   shares issued and outstanding
   at December 31, 1998, 1999, and
   March 31, 2000, respectively
   (10,000,000 authorized; no
   shares outstanding pro forma)..    4,807    19,480     48,618     $     --
  Common stock, $0.0001 par value;
   40,000,000 shares authorized;
   7,864,120, 9,630,062 and
   10,460,341 shares issued and
   outstanding at December 31,
   1998, 1999 and March 31, 2000,
   respectively (150,000,000
   authorized; 25,221,918 shares
   outstanding pro forma).........      540    10,928     23,291       71,909
Notes receivable from
 stockholders.....................      --       (100)      (798)        (798)
Deferred stock compensation.......     (385)   (7,475)   (15,164)     (15,164)
Revenue offset relating to warrant
 agreements.......................      --        --      (1,479)      (1,479)
Accumulated deficit...............   (2,894)  (12,109)   (19,540)     (19,540)
Accumulated other comprehensive
 income...........................      --        --          21           21
                                    -------  --------   --------     --------
  Total stockholders' equity......    2,068    10,724     34,949     $ 34,949
                                    -------  --------   --------     ========
  Total liabilities and
   stockholders' equity...........  $ 2,434  $ 12,499   $ 42,358
                                    =======  ========   ========

                            See accompanying notes.

                                 AVANTGO, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                           Period from
                          June 30, 1997
                           (Inception)    Year Ended      Three Months Ended
                             through     December 31,          March 31,
                          December 31,  ----------------  --------------------
                              1997       1998     1999      1999       2000
                          ------------- -------  -------  ---------  ---------
                                                              (unaudited)
Revenues:
  License fees..........     $  --      $   189  $ 1,443  $     107  $     753
  Services..............        --          198    1,446        121        908
                             ------     -------  -------  ---------  ---------
    Total revenues......        --          387    2,889        228      1,661

Costs and expenses:
  Cost of license fees..        --           10       60          4         27
  Cost of services......        --          210    1,312        127        547
  Product development...        140       1,108    2,745        447      1,145
  Sales and marketing...         61       1,229    4,291        442      3,246
  General and
   administrative.......         89         410    1,404        177      1,120
  Amortization of
   deferred stock
   compensation.........        --           71    2,605        146      3,224
                             ------     -------  -------  ---------  ---------
    Total costs and
     expenses...........        290       3,038   12,417      1,343      9,309
                             ------     -------  -------  ---------  ---------
Loss from operations....       (290)     (2,651)  (9,528)    (1,115)    (7,648)

Other income (expense):
  Interest income
   (expense), net.......        (1)          48      313          7        217
                             ------     -------  -------  ---------  ---------
    Net loss............     $ (291)    $(2,603) $(9,215) $  (1,108) $  (7,431)
                             ======     =======  =======  =========  =========
Net loss per share:
  Basic and diluted.....     $(0.20)    $ (0.95) $ (2.11) $   (0.31) $   (1.30)
                             ======     =======  =======  =========  =========
  Pro forma basic and
   diluted..............                         $ (0.65)            $   (0.41)
                                                 =======             =========
Shares used in
 calculation of net loss
 per share:
  Basic and diluted.....      1,464       2,735    4,377      3,612      5,704
                             ======     =======  =======  =========  =========
  Pro forma basic and
   diluted..............                          14,272                18,044
                                                 =======             =========


                            See accompanying notes.

                                 AVANTGO, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (In thousands, except share data)

                                    Convertible                          Notes     Deferred    Revenue             Accumulated
                                  Preferred Stock    Common Stock      Receivable   Stock      Offset    Accumu-      Other
                    Comprehensive ---------------- -----------------      from     Compen-   Relating to  lated   Comprehensive
                    Income (Loss)  Shares   Amount  Shares    Amount  Stockholders  sation    Warrants   Deficit  Income (Loss)
                    ------------- --------- ------ ---------  ------  ------------ --------  ----------- -------  -------------
 Issuance of
 common stock to
 founders........                       --  $  --  6,578,000  $  33     $   --     $   --        --      $  --       $   --
 Issuance of
 Series A
 preferred stock,
 net of issuance
 costs...........                 4,105,750  1,227       --     --          --         --        --         --           --
 Issuance of
 Series A
 preferred stock
 in exchange for
 cancellation of
 notes payable...                   328,406    100       --     --          --         --        --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --        (291)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
 BALANCES AT
 DECEMBER 31,
 1997............                 4,434,156  1,327 6,578,000     33         --         --        --        (291)         --
 Issuance of
 Series B
 preferred stock,
 net of issuance
 costs...........                 3,301,886  3,480       --     --          --         --        --         --           --
 Exercise of
 stock options...                       --     --  1,698,120     63         --         --        --         --           --
 Repurchase of
 common stock....                       --     --   (412,000)   (12)        --         --        --         --           --
 Deferred stock
 compensation....                       --     --        --     456         --        (456)      --
 Amortization of
 deferred stock
 compensation....                       --     --        --     --          --          71       --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --      (2,603)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
 BALANCES AT
 DECEMBER 31,
 1998............                 7,736,042  4,807 7,864,120    540         --        (385)      --      (2,894)         --
 Issuance of
 Series C
 preferred stock,
 net of issuance
 costs...........                 3,659,898 14,373       --     --          --         --        --         --           --
 Issuance of
 Series C
 preferred stock
 in exchange for
 cancellation of
 notes payable...                    76,142    300       --     --          --         --        --         --           --
 Exercise of
 stock options...                       --     --  1,805,942    694        (100)                 --         --           --
 Repurchase of
 common stock....                       --     --    (40,000)    (1)        --         --        --         --           --
 Deferred stock
 compensation....                       --     --        --   9,695         --      (9,695)      --         --           --
 Amortization of
 deferred stock
 compensation....                       --     --        --     --          --       2,605       --         --           --
 Net loss and
 comprehensive
 loss............                       --     --        --     --          --         --        --      (9,215)         --
                                  --------- ------ ---------  -----     -------    -------       ---     ------      -------
                        Total
                    Stockholders'
                       Equity
                    -------------
 Issuance of
 common stock to
 founders........      $   33
 Issuance of
 Series A
 preferred stock,
 net of issuance
 costs...........       1,227
 Issuance of
 Series A
 preferred stock
 in exchange for
 cancellation of
 notes payable...         100
 Net loss and
 comprehensive
 loss............        (291)
                    ------------- ---
 BALANCES AT
 DECEMBER 31,
 1997............       1,069
 Issuance of
 Series B
 preferred stock,
 net of issuance
 costs...........       3,480
 Exercise of
 stock options...          63
 Repurchase of
 common stock....         (12)
 Deferred stock
 compensation....
 Amortization of
 deferred stock
 compensation....          71
 Net loss and
 comprehensive
 loss............      (2,603)
                    ------------- ---
 BALANCES AT
 DECEMBER 31,
 1998............       2,068
 Issuance of
 Series C
 preferred stock,
 net of issuance
 costs...........      14,373
 Issuance of
 Series C
 preferred stock
 in exchange for
 cancellation of
 notes payable...         300
 Exercise of
 stock options...         594
 Repurchase of
 common stock....          (1)
 Deferred stock
 compensation....         --
 Amortization of
 deferred stock
 compensation....       2,605
 Net loss and
 comprehensive
 loss............      (9,215)
                    ------------- ---

                                 AVANTGO, INC.

                       (In thousands, except share data)

                                     Convertible                             Notes     Deferred    Revenue
                                   Preferred Stock      Common Stock       Receivable   Stock      Offset    Accumu-
                    Comprehensive ------------------ -------------------      from     Compen-   Relating to  lated
                    Income (Loss)   Shares   Amount    Shares    Amount   Stockholders  sation    Warrants   Deficit
                    ------------- ---------- ------- ----------  -------  ------------ --------  ----------- --------
 BALANCES AT
 DECEMBER 31,
 1999.............                11,472,082  19,480  9,630,062   10,928      (100)      (7,475)       --     (12,109)
 Issuance of
 common stock in
 exchange for
 services.........                       --      --      12,500       96       --           --         --         --
 Issuance of
 Series D
 preferred stock,
 net of issuance
 costs
 (unaudited)......                 3,289,495  27,458        --       --       (342)         --         --         --
 Exercise of
 stock options
 (unaudited)......                       --      --     825,279    1,526      (356)         --         --         --
 Repurchase of
 common stock
 (unaudited)......                       --      --      (7,500)     (13)      --           --         --         --
 Deferred stock
 compensation
 (unaudited)......                       --      --         --    10,754       --       (10,754)       --         --
 Amortization of
 deferred stock
 compensation
 (unaudited)......                       --      --         --       --        --         3,065        --         --
  Issuances of
  Series D warrant
  (unaudited).....                       --      159        --       --        --           --         --         --
  Deferred revenue
  relating to
  warrants
  (unaudited).....                       --    1,521        --       --        --           --      (1,521)       --
  Amortization of
  warrant
  (unaudited).....                                                                                      42
 Net loss
 (unaudited)......     $(7,431)          --      --         --       --        --           --         --      (7,431)
 Unrealized gain
 on investment
 (unaudited)......          21           --      --         --       --        --           --         --         --
                       -------
 Comprehensive
 loss
 (unaudited)......     $(7,407)          --      --         --       --        --           --         --         --
                       =======    ---------- ------- ----------  -------     -----     --------    -------   --------
 BALANCES AT MARCH
 31, 2000
 (unaudited)......                14,761,577 $48,618 10,460,341  $23,291     $(798)    $(15,164)   $(1,479)  $(19,540)
                                  ========== ======= ==========  =======     =====     ========    =======   ========
                     Accumulated
                        Other         Total
                    Comprehensive Stockholders'
                    Income (Loss)    Equity
                    ------------- -------------
 BALANCES AT
 DECEMBER 31,
 1999.............       --           10,724
 Issuance of
 common stock in
 exchange for
 services.........       --               96
 Issuance of
 Series D
 preferred stock,
 net of issuance
 costs
 (unaudited)......       --           27,116
 Exercise of
 stock options
 (unaudited)......       --            1,170
 Repurchase of
 common stock
 (unaudited)......       --              (13)
 Deferred stock
 compensation
 (unaudited)......       --              --
 Amortization of
 deferred stock
 compensation
 (unaudited)......       --            3,065
  Issuances of
  Series D warrant
  (unaudited).....       --              159
  Deferred revenue
  relating to
  warrants
  (unaudited).....       --              --
  Amortization of
  warrant
  (unaudited).....                        42
 Net loss
 (unaudited)......       --           (7,431)
 Unrealized gain
 on investment
 (unaudited)......        21              21
 Comprehensive
 loss
 (unaudited)......       --              --
                    ------------- -------------
 BALANCES AT MARCH
 31, 2000
 (unaudited)......       $21         $34,949
                    ============= ============= ===

                            See accompanying notes.

                                 AVANTGO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                              Period from
                             June 30, 1997
                              (Inception)     Year Ended       Three Months
                                through      December 31,     Ended March 31,
                             December 31,  -----------------  ----------------
                                 1997       1998      1999     1999     2000
                             ------------- -------  --------  -------  -------
                                                                (unaudited)
OPERATING ACTIVITIES:
 Net loss..................     $ (291)    $(2,603) $ (9,215) $(1,108) $(7,431)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Depreciation..............          5          50       163       21      117
 Amortization of deferred
  stock compensation and
  other....................        --           71     2,605      146    3,224
 Deferred revenue relating
  to warrants..............        --          --        --       --        42
 Issuance of common stock
  in exchange for
  services.................        --          --        --       --        96
 Changes in operating
  assets and liabilities:
  Accounts receivable......        --          (52)   (1,426)     (78)  (5,757)
  Prepaid expenses and
   other current assets....         (2)        (22)     (230)     (43)       6
  Deposits and other
   assets..................        (42)         (6)      (15)     --       (26)
  Accounts payable and
   accrued liabilities.....         28          84     1,059      (22)      46
  Accrued compensation and
   related benefits........          8          32       200       42      446
  Deferred revenue.........        --           16       231       10    5,161
                                ------     -------  --------  -------  -------
   Net cash used in
    operating activities...       (294)     (2,430)   (6,628)  (1,032)  (4,076)
INVESTING ACTIVITIES:
 Purchase of property and
  equipment................        (38)       (168)     (871)     (72)    (778)
 Cash paid for
  investments..............        --          --    (10,000)     --       --
 Proceeds from
  investments..............        --          --      6,025      --     1,189
                                ------     -------  --------  -------  -------
   Net cash (used in)
    provided by investing
    activities.............        (38)       (168)   (4,846)     (72)     411
FINANCING ACTIVITIES:
 Borrowings under bank line
  of credit agreement......        --          189       --       --       --
 Repayment of obligations
  under bank line of credit
  agreement................        --           (6)      (71)     (18)     (18)
 Principal payments on
  capital lease
  obligations..............         (4)        (16)      (10)      (4)      (1)
 Proceeds from issuance of
  convertible preferred
  stock, net...............      1,227       3,480    14,373      --    27,116
 Proceeds from issuance of
  notes payable............        100         --        300      --       --
 Proceeds from issuance of
  common stock, net........         33          51       593       35    1,157
                                ------     -------  --------  -------  -------
   Net cash provided by
    financing activities...      1,356       3,698    15,185       13   28,254
                                ------     -------  --------  -------  -------
Increase (decrease) in cash
 and cash equivalents......      1,024       1,100     3,711   (1,091)  24,589
Cash and cash equivalents
 at beginning of period....        --        1,024     2,124    2,124    5,835
                                ------     -------  --------  -------  -------
Cash and cash equivalents
 at end of period..........     $1,024     $ 2,124  $  5,835  $ 1,033  $30,424
                                ======     =======  ========  =======  =======
SUPPLEMENTAL DISCLOSURE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Property and equipment
  purchased under capital
  lease obligations........     $   34     $   --   $    --   $   --   $   --
                                ======     =======  ========  =======  =======
 Issuance of preferred
  stock in exchange for
  convertible notes
  payable..................     $  100     $   --   $    300  $   --   $   --
                                ======     =======  ========  =======  =======
 Issuance of preferred
  stock for notes
  receivable from
  stockholders.............     $  --      $   --   $    --   $   --   $   342
                                ======     =======  ========  =======  =======
 Deferred stock
  compensation related to
  grants of options for
  common stock.............     $  --      $   456  $  9,695  $   --   $10,913
                                ======     =======  ========  =======  =======
 Issuance of common stock
  for notes receivable from
  stockholder..............     $  --      $   --   $    100  $   --   $   356
                                ======     =======  ========  =======  =======
 Revenue offset relating to
  warrants.................     $   --     $    --  $     --  $    --  $ 1,521
                                ======     =======  ========  =======  =======
SUPPLEMENTAL DISCLOSURES:
 Cash paid during the
  period for interest......     $    1     $    12  $     18  $     5  $     3
                                ======     =======  ========  =======  =======
 Warrant issued in
  connection with a content
  service agreement........     $   --     $    --  $     --  $    --  $   159
                                ======     =======  ========  =======  =======

                            See accompanying notes.

                                 AVANTGO, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

   AvantGo, Inc. (the "Company") was incorporated on June 30, 1997 in Delaware. The Company provides mobile infrastructure software and services that extend the internet and corporate applications beyond the desktop to handheld devices and internet enabled phones. In May 1999, the Company launched AvantGo.com, a free service for accessing personalized Web content from leading partners.

Basis of Presentation

   The Company has incurred operating losses to date and has an accumulated deficit of $19,540,000 as of March 31, 2000. The Company's activities have been primarily financed through private placements of equity securities. The Company may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms acceptable to the Company, if at all.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

   The functional currency of the Company's foreign subsidiary is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation for the foreign subsidiary's financial statements have not been material to date. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

   The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any future periods.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase and are stated at cost, which approximate fair value. Cash equivalents consist principally of investments in short-term money market instruments.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Short-Term Investments

   Short-term investments consist principally of commercial paper and corporate notes with original maturities greater than 90 days and are stated at amounts that approximate fair market value. The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards
No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies its short-term investments as available-for-sale. Available-for-sale investments are recorded at fair value with unrealized gains and losses reported in the statement of stockholders' equity. Fair values of investments are based on quoted market prices, where available. Realized gains and losses, which have been immaterial to date, are included in interest and other income and are derived using the specific identification method for determining the cost of investments sold. Dividend and interest income is recognized when earned.

Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions.

Software Development Costs

   The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("FASB 86"), under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through March 31, 2000, costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short term investments are deposited with two high-credit quality financial institutions. Accounts receivable consists of balances due from a limited number of customers. The Company markets, sells and grants credit to its customers without requiring collateral or third-party guarantees. To date, all of the Company's customers are companies who do business on the Internet. The Company monitors its exposure for credit losses and maintains appropriate allowances. To date, the Company has not experienced any material losses with respect to its accounts receivable. For the year ended December 31, 1999 two customers accounted for 25% and 15% of total revenues. For the three months ended March 31, 2000 one of these customers and one new customer accounted for 30% and 15%, respectively of total revenues.

Revenue Recognition

   The Company licenses software under non-cancelable license agreements and provides services including training, installation, consulting and maintenance, consisting of product support services and unspecified

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

product updates. The Company also sells placement service contracts which provide customers with priority visibility on the Company's web-site.

   License revenues are recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable, collectibility is probable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. In instances where no vendor-specific objective evidence exists and the only undelivered element is maintenance, revenue is recognized ratably over the term of the agreement. The Company's agreements with its customers and resellers do not contain product return rights. Revenues from maintenance, which consist of fees of ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Revenues from placement agreements are recognized ratably over the service period, which in most instances is between six months and one year. Consulting revenues are primarily related to implementation services performed on a time-and materials basis under separate service arrangements. Training revenue are generated from classes offered both on-site and at customer locations. Revenues from consulting and training services are recognized as the services are performed.

Stock-Based Compensation

   The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has adopted the disclosure-only alternative of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123").

Advertising Expense

   The cost of advertising is expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $52,000, $51,000 and $91,000 for the period from June 30, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively, including $83,000 resulting from non-monetary transactions for the year ended December 31, 1999.

Net Loss Per Share

   Basic and diluted net loss per share information for all periods is presented under the requirement of FASB Statement No. 128, "Earnings per Share" ("FASB 128"). Basic earnings per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares that may be repurchased, and excludes any dilutive effects of options, warrants, and convertible securities. Potentially dilutive securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method (Note 6).

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except share and per share amounts):

                          Period from
                         June 30, 1997
                          (Inception)                              Three Months Ended
                            through    Year Ended December 31,          March 31,
                         December 31,  -----------------------    ----------------------
                             1997         1998          1999        1999        2000
                         ------------- -----------  ------------  ---------  -----------
                                                                       (unaudited)
Historical:
 Net loss...............   $    (291)  $    (2,603) $     (9,215) $  (1,108) $    (7,431)
 Weighted average shares
  of common stock
  outstanding...........   5,210,720     7,419,275     8,924,914  8,027,709   10,177,905
 Less weighted average
  shares that may be
  repurchased...........   3,746,429     4,684,523     4,548,317  4,415,658    4,473,994
                           ---------   -----------  ------------  ---------  -----------
 Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net per loss
  share.................   1,464,291     2,734,752     4,376,597  3,612,051    5,703,911
                           =========   ===========  ============  =========  ===========
 Basic and diluted net
  loss per share........   $   (0.20)  $     (0.95) $      (2.11) $   (0.31) $     (1.30)
                           =========   ===========  ============  =========  ===========
Pro forma:
 Net loss...............                            $     (9,215)            $    (7,431)
                                                    ============             ===========
 Weighted-average shares
  used in computing
  basic and diluted net
  loss per share (from
  above)................                               4,376,597               5,703,911
 Adjustment to reflect
  the effect of the
  assumed conversion of
  preferred stock from
  the date of issuance..                               9,895,780              12,339,641
                                                    ------------             -----------
 Weighted-average shares
  used in computing pro
  forma basic and
  diluted net per loss
  share.................                              14,272,377              18,043,552
                                                    ============             ===========
 Pro forma basic and
  diluted net loss per
  share.................                            $      (0.65)            $     (0.41)
                                                    ============             ===========

   If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 485, 2,011,900, 4,769,427, 2,501,393, and 6,636,283 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the period from June 30, 1997 (inception) through December 31, 1997, and the years ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively.

Comprehensive Income (Loss)

   In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is unrealized gain (loss) on investments, which is included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders' equity.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Income Taxes

   The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes" ("FASB 109"), which requires the use of the liability method in accounting for income taxes. Under FASB 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Segment Information

   In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131). FASB 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FASB 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted FASB 131 in the year ended December 31, 1998. The Company has only one operating segment, and therefore there is no impact on the Company's financial statements of adopting FASB 131.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in the Company's revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle in the quarter ending June 30, 2000. While the Company has not fully assessed the impact of the adoption of SAB 101, management believes that implementation of SAB 101 will not have a material adverse impact on their existing revenue recognition policies or their reported results of operations for fiscal 2000.

   In March 2000, the Emerging Issues Task Force of the FASB reached consensus on Issue 00-2 "Accounting for Website Development Costs." ("EITF 00-2"). EITF 00-2 establishes how an entity should account for costs incurred to develop a website. It requires that an entity capitalize costs during the web application and infrastructure and graphics development stages of development. The consensus is effective for all costs incurred beginning after June 30, 2000, although earlier adoption is encouraged. The Company is currently evaluating the adoption of EITF 00-2 and its potential impact on its financial condition or results of operations.

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----  ------
       Computers and equipment.................................... $220  $  915
       Furniture, fixtures and improvements.......................   20     196
                                                                   ----  ------
                                                                    240   1,111
       Less accumulated depreciation..............................  (55)   (218)
                                                                   ----  ------
                                                                   $185  $  893
                                                                   ====  ======

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


3. INCOME TAXES

   There has been no provision for U.S. federal, state or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
       Deferred tax assets:
        Net operating loss carryforwards...................... $ 1,117  $ 3,542
        Other.................................................      21      360
                                                               -------  -------
       Total deferred tax assets..............................   1,138    3,902
       Valuation allowance....................................  (1,138)  (3,902)
                                                               -------  -------
       Net deferred tax assets................................ $   --   $   --
                                                               =======  =======

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,138,000 and $2,764,000 during the years ended December 31, 1998 and 1999, respectively.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8.9 million, which expire in fiscal years 2012 through 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $8.9 million, expiring in fiscal year 2005. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

   Utilization of the Company's net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

4. BANK LINE OF CREDIT AGREEMENT

   In January 1998, the Company entered into a line of credit agreement with a bank which provides for borrowings of up to $300,000. Borrowings of $112,000 were outstanding under the line of credit at December 31, 1999. Borrowings under the line of credit bear interest at the bank's prime plus 0.5% (9.25% at December 31, 1999). The line of credit matures in July 2001 and borrowings are payable in 32 equal monthly installments commencing in December 1998. Outstanding borrowings under the agreement are collateralized by substantially all the Company's assets.

5. CONVERTIBLE NOTES PAYABLE

   In April 1999, the Company issued a convertible note payable to a vendor in exchange for $300,000 in cash. The note payable bore interest at 8% per year and was convertible into shares of Series C preferred stock

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

at $3.94 per share at the option of the payee and upon the sale of such shares by the Company. However, no interest was payable by the Company in case of conversion. The note payable was converted into 76,142 shares of the Company's Series C convertible preferred stock in connection with the Company's sale of the preferred stock in June 1999.

6. STOCKHOLDERS' EQUITY

Stock Split

   In July 1999, the Board of Directors approved a two-for-one split of its common and preferred stock. All references in the financial statements to number of shares, per share amounts, stock option data and fair value of the Company's common and preferred stock have been restated for the effect of the stock split.

Common Stock Issued to Founders

   In August and September 1997, the Company issued 5,600,000 shares and 872,000 shares of common stock respectively, to the founders at $0.005 per share, which the Company determined to be the fair value of the common stock upon the formation of the Company. These common shares are subject to repurchase rights which allow the Company to repurchase the shares at $0.005 per share in the event of termination of employment, death or disability, and which generally expire 25% after the first year and ratably over three years thereafter. At December 31, 1999, 1,871,500 shares were subject to repurchase rights.

Preferred Stock

   Preferred stock consists of the following by series (in thousands):

                                          Shares Issued
                                  ---------------------------------------
                                   December 31,             March 31,
                 Authorized       ---------------------    -----------       Liquidation
     Series        Shares         1998         1999           2000           Preference
     ------      ----------       -----       ------       -----------       -----------
                                                           (unaudited)
       A            4,434         4,434        4,434          4,434            $ 1,300
       B            3,302         3,302        3,302          3,302              3,500
       C            3,736           --         3,736          3,736             14,700
       D            5,000           --           --           3,290             27,500
                   ------         -----       ------         ------            -------
                   16,472         7,736       11,472         14,762            $47,000
                   ======         =====       ======         ======            =======

   Each share of preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, subject to certain anti-dilution provisions. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock with net proceeds of at least $20,000,000 or a public offering price of not less than $8.36 per share.

   The holders of shares of Series A, B, C and D convertible preferred stock, in preference to the holders of any other stock of the Company, are entitled to receive dividends at the rates of $0.0245, $0.08450, $0.3152 and $0.668 per annum, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends are payable only when, as and if declared by the Board of Directors, but only out of funds that are legally available, and are noncumulative. No dividends have been declared as of December 31, 1999.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A, B, C and D convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders common stock, by reason of their ownership, an amount equal to the sum of $0.30, $1.06, $3.94 and $8.36 for each share, respectively, plus any declared but unpaid dividends with respect to such shares. The remaining assets, if any, are to be distributed ratably to the holders of common stock. If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of convertible preferred stock are insufficient to permit the payment to holders of the full preferential amount, then all assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of convertible preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

   The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted.

Stock Option Plan

   The Company has reserved 7,413,600 shares of common stock under the 1997 Stock Option Plan (the "Plan"). The Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% shareholder, in which case the option price will not be less than 110% of such fair market value. The Plan also provides for nonqualified stock options to be issued to employees and consultants at an exercise price of not less than 85% of the fair value at the grant date. Options granted generally have a maximum term of 10 years from grant date, are immediately exercisable and generally vest over a four year period. The plan provides that shares issued under the plan prior to vesting are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. The repurchase rights lapse at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. As of December 31, 1999, 2,668,378 shares were subject to repurchase.

   A summary of the Company's stock option activity under the Plan is as follows:

                                                                    Weighted-
                                                      Number of      Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
     Granted.........................................      4,000      $0.03
                                                      ----------
   Outstanding at December 31, 1997..................      4,000       0.03
     Granted.........................................  2,295,320       0.06
     Exercised....................................... (1,698,120)      0.04
     Canceled........................................    (60,000)      0.13
                                                      ----------
   Outstanding at December 31, 1998..................    541,200       0.12
     Granted.........................................  3,891,000       1.09
     Exercised....................................... (1,805,942)      0.38
     Canceled........................................    (30,000)      0.13
                                                      ----------
   Outstanding at December 31, 1999..................  2,596,258       1.40
     Granted (unaudited).............................  2,214,100       2.36
     Exercised (unaudited)...........................   (825,279)      1.85
     Canceled (unaudited)............................    (53,500)      1.75
                                                      ----------
   Balance at March 31, 2000 (unaudited).............  3,931,579      $1.83
                                                      ==========

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                   Options Outstanding and Exercisable
                              --------------------------------------------------------
                                                  Weighted-Average           Weighted-
                                                     Remaining                Average
          Range of            Number of           Contractual Life           Exercise
       Exercise Prices         Shares                (in Years)                Price
       ---------------        ---------           ----------------           ---------
       $0.03--0.75              612,000                 9.01                   $0.17
        1.25--2.25            1,984,258                 9.72                    1.78
                              ---------
                              2,596,258
                              =========

Shares Reserved for Future Issuance

   As of December 31, 1999, shares of common stock reserved for future issuance were as follows:

Stock options available for grant....................................  1,313,280
Stock options outstanding............................................  2,596,258
Conversion of preferred stock........................................ 11,472,082
                                                                      ----------
Total shares reserved for future issuance............................ 15,381,620
                                                                      ==========

Pro Forma Disclosure of the Effect of Stock-Based Compensation

   Pro forma information regarding results of operations and net loss per share is required by FASB 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 6.0%, no dividend yield, a weighted average expected life of the option of 4.5 years and volatility factors of 0, 0 and 0.7 for the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

   The option valuation models are developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FASB 123, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                             Period from        Year Ended
                                            June 30, 1997      December 31,
                                         (Inception) through -----------------
                                          December 31, 1997    1998     1999
                                         ------------------- -------- --------
   Pro forma net loss...................       $ (291)       $(2,532) $(6,411)
   Pro forma basic and diluted net loss
    per share...........................       $(0.20)       $ (0.95) $ (1.46)

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

   The weighted average fair value of options granted, which is the value assigned to the options under FASB 123, was $0.14, $0.29 and $3.18 for options granted during the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

   The pro forma impact of options on the net loss for the period from June 30, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

Deferred Stock Compensation

   The Company recorded deferred stock compensation of $456,000 and $8,186,000 during the years ended December 31, 1998 and 1999, respectively, representing the difference between the exercise price and the deemed fair value for financial accounting purposes of the Company's common stock on the date the stock options were granted. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vested method. Such amortization amounted to approximately $71,000 and $2,432,000 for the years ended December 31, 1998 and 1999, respectively and $2,551,000 for the quarter ended March 31, 2000.

   The Company also recorded deferred stock compensation of approximately $1,509,000 in the year ended December 31, 1999 relating to consultant options. This amount was computed using the Black-Scholes option valuation model; it will be remeasured at each measurement date, and the related amortization will be charged to operations over the term of the related consulting agreements. Such amortization amounted to approximately $173,000 for the year ended December 31, 1999 and $514,000 for the quarter ended March 31, 2000. The assumptions used to compute the value of the options at the grant date under Black-Scholes are as follows: expected volatility, 0.7; expected life, 5 years; expected dividend yield, 0%; and risk-free interest rate, 6.0%.

Notes Receivable From Stockholders

   In December 1999, an officer of the Company purchased a total of 57,142 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principal payable in December 2004. The note is secured by the common shares purchased by the officer.

   In January 2000, an officer of the Company purchased a total of 112,500 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principal payable in January 2005. The note is secured by the common shares purchased by the officer.

   In March 2000, the Company issued 40,909 shares of Series D convertible preferred stock to a certain investor in exchange for a promissory note. The note is repayable on demand, anytime after March 31, 2000. The note was repaid in April 2000.

   In March 2000, an officer of the Company purchased a total of 59,035 shares of the Company's common stock in exchange for a full recourse promissory note. The note bears interest at 6% per annum, with interest and principle payable in March 2005. The note is secured by the common shares purchased by the officer.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

7. COMMITMENTS

Leases

   The Company leases its facility under a noncancelable operating lease through 2002. Rent expense under operating lease arrangements amounted to $14,000, $109,000 and $374,000 for the period from June 30, 1997 (inception)
through December 31, 1997 and the years ended December 31, 1998 and 1999, respectively. Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost and accumulated amortization on the equipment under capital leases is $16,000 and $11,000 at December 31, 1999. Future minimum payments under operating and capital leases are as follows (in thousands):

                                                               Operating Capital
                                                                Leases   Leases
                                                               --------- -------
Year ending December 31,
    2000......................................................  $  638    $   5
    2001......................................................     662      --
    2002......................................................     171      --
                                                                ------    -----
                                                                $1,471        5
                                                                ======    -----
Less amount representing interest.............................                1
                                                                          -----
Present value of net minimum capital lease payments...........            $   4
                                                                          =====

8. EMPLOYEE BENEFIT PLAN

   The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their pretax salary, subject to annual limits. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

9. SUBSEQUENT EVENTS (UNAUDITED)

Facility Lease

   On March 31, 2000, the Company entered into a new lease agreement for new corporate headquarters in Hayward, California. The facility is under construction and is expected to be completed in August 2000. The lease expires seven years after occupancy. As part of this lease, the Company agreed to provide letters of credit totaling $3.25 million as a security deposit. Future minimum payments under this operating lease total approximately $11.9 million.

Series D Preferred Stock

   In April 2000, the Company sold an additional 436,599 shares of Series D convertible preferred stock at $8.36 per share and received approximately $3,650,000 in cash.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Warrants

   On February 1, 2000, the Company issued a warrant to purchase 117,558 shares of series D preferred stock at an exercise price of $8.36 per share. The warrant was issued in connection with a Content and Service agreement. A total of 58,779 shares vested at the closing of the Company's Series D Preferred Stock financing in March 2000. The remaining shares vest on the earlier of one year from the issue date or the effective date of the Company's Registration Statement with respect to an initial public offering. The warrant is non forfeitable and exercisable up to the earlier of three years after the final vesting date or the closing date of the Company's initial public offering of its shares of common stock which yields minimum aggregate proceeds of $10.0 million. The fair value of $437,000 was estimated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.50%, expected life of 3 years, expected dividend yield of 0%, and volatility of 70%. The fair value of this warrant is being charged to operations over the term of the business arrangement.

   The company issued a second warrant on February 1, 2000 to purchase 117,558 shares of Capital Stock at the average fair value of the company's common stock over the most recent twenty business days before the vesting date. The warrant vests one year after the issue date in the event the company fails to enter into a definitive agreement with this third party to which the Company agrees to purchase a minimum of $1,000,000 of advertising within one year. If the Company enters into this Advertising Agreement prior to the vesting date, this warrant expires on the effective date of the Advertising Agreement. The Company has determined that the possibility of this warrant ever vesting is remote and has recorded no value for this warrant.

   In March 2000, the company entered into a software license agreement and three year Channel Management Agreement (Agreements). In connection with these agreements, the company issued a warrant to purchase 358,851 shares of Series D preferred stock at an exercise price of $8.36 per share. The warrant is immediately exercisable and non forfeitable and expires three years from the issue date. The fair value of the warrant of $1,521,000 was calculated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.5%; expected life of 3 years; expected dividend yield of 0%; and volatility rate of 70%. The estimated fair value was originally recorded in equity and is being amortized as a reduction to revenue over the three year term of the Agreements.

Acquisition

   Effective May 26, 2000, the Company acquired Globalware Computing, Inc. ("Globalware"), a company which develops and sells software designed to increase connectivity between business and personal databases using handheld devices, in a transaction accounted for as a purchase. The purchase consideration was approximately $17.1 million consisting of 1,933,300 shares of preferred stock with a fair market value of $15.5 million, stock options to acquire 180,438 shares of common stock with a value of $1.4 million, and $200,000 of acquisition costs.

   The fair values of equity securities issued by the Company in the acquisition were determined as follows: common stock--$8.00 per share based on a discount from recent per share prices of preferred stock sales to reflect the superior rights of the preferred stock; and common stock options--$8.00 per share based on a fair value computation as of the acquisition date using the Black-Scholes valuation mode.

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

   Net tangible assets................................................ $   864
   Intangible assets:
     Purchased technology.............................................   3,100
     Assembled workforce..............................................     530
     Goodwill.........................................................  12,016
                                                                       -------
       Total intangible assets........................................  15,646
   Purchased in-process research and development to be charged to
    operations in the three months ended June 30, 2000................     600
                                                                       -------
       Total purchase consideration................................... $17,110
                                                                       =======

   Goodwill arising from the acquisition will be amortized on a straight-line basis over three years. Identified intangible assets will be amortized over their estimated useful lives over three years.

   Purchased in-process research and development consists of a single project to develop connectivity software that enables end users to conduct wireless and modem synchronization from Palm devices to the Globalware server. This tool has been added to the Company's suite of products. The Company's management is primarily responsible for estimating the fair value of the purchased in-process research and development. The Company estimated the revenues, costs and resulting net cash flows from the project, and discounted the net cash flows back to their net present value. These estimates were based on several assumptions, including those summarized below. The resultant value was then adjusted to reflect only the value creation effort of Globalware prior to the acquisition and further reduction by the estimated value of core technology, which was included in capitalized purchased technology.

   Revenues and operating profit attributable to the in-process research and development were estimated over a three-year projection period. The resulting projected net cash flows were discounted to their present value using a discount rate of 23%, which was calculated based on the weighted-average cost of capital, adjusted for the technology risk associated with the purchased in-process research and development. The technology risk was considered to be significant due to the rapid pace of technological change in the software industry.

   The following unaudited pro forma adjusted summary represents the consolidated results of operations for the year ended December 31, 1999 and three months ended March 31, 2000 as if the acquisition of Globalware had occurred at the beginning of the pro forma periods presented and is not intended to be indicative of future results (in thousands, except per share amounts).

                                                                  Three Months
                                                      Year ended     ended
                                                     December 31,  March 31,
                                                         1999         2000
                                                     ------------ ------------
Pro forma adjusted net revenue......................      4,324       2,377
Pro forma adjusted net loss.........................    (14,152)     (8,318)
Pro forma adjusted net loss per share--basic and
 diluted............................................   $  (2.24)    $ (1.09)

   The pro forma results of operations include historical operations of the Company and Globalware adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising

                                 AVANTGO, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

from the acquisition and do not include the charge for purchased in-process research and development of $600,000 since it is a nonrecurring charge. These results do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or the results of operations which may occur in future periods.

Proposed Public Offering of Common Stock

   In May 2000, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert to common stock. The unaudited pro forma stockholders' equity at March 31, 2000 gives effect to the conversion of all outstanding shares of convertible preferred stock at that date into 14,761,577 shares of common stock upon the completion of the offering. In addition, the Board of Directors authorized an increase in the number of authorized shares of common stock to 150,000,000 and a decrease in the number of authorized shares of undesignated preferred stock to 10,000,000 shares, to be effective at the closing of the offering.

1997 Stock Option Plan

   In January 2000, the Board of Directors approved an additional 1,800,000 shares to be issued under the 1997 Stock Option Plan.

2000 Stock Incentive Plan

   In May 2000, the Company's Board of Directors adopted, subject to stockholder approval, the 2000 Stock Incentive Plan. There are 1,500,000 shares of common stock authorized for issuance under the plan and any shares reserved but not granted under the 1997 Stock Option Plan or returned to the Plan upon termination of options will also be available for issuance.

2000 Employee Stock Purchase Plan

   In May 2000, the Company's Board of Directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. The Company has initially reserved a total of 350,000 shares of common stock for issuance under the plan. Beginning with the date of the Company's initial public offering of its common stock, eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable six-month offering period or fair market value of the Company's common stock at the date of purchase.

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Globalware Computing, Inc.

   We have audited the accompanying balance sheets of Globalware Computing, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globalware Computing, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Chicago, Illinois
May 19, 2000

                           GLOBALWARE COMPUTING, INC.

                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                    December 31,
                                                    --------------   March 31,
                                                     1998    1999      2000
                                                    ------  ------  -----------
                                                                    (Unaudited)
                      ASSETS

Current Assets:
  Cash and cash equivalents........................ $  121  $  442    $  758
  Short-term investments...........................      4     --        --
  Accounts receivable, less allowance for doubtful
   accounts of $31,000 in 1998 and $61,000 in 1999,
   and 2000........................................     52     101       212
                                                    ------  ------    ------
    Total current assets...........................    177     543       970

Property And Equipment, net........................     39      65        66
Deposits...........................................    --        1         8
                                                    ------  ------    ------
Total assets....................................... $  216  $  609    $1,044
                                                    ======  ======    ======

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities......... $   95  $   34    $   18
  Due to related party.............................    --      140       162
                                                    ------  ------    ------
    Total current liabilities......................     95     174       180

Stockholders' Equity:
  Common stock, no par value:
   Authorized shares--10,000; issued and
   outstanding shares--1,000 at December 31, 1998
   and 1999, and March 31, 2000....................      6     395       395
  Deferred stock compensation......................    --     (368)     (356)
  Retained earnings................................    130     408       825
  Accumulated other comprehensive income (loss)....    (15)    --        --
                                                    ------  ------    ------
Total stockholders' equity.........................    121     435       864
                                                    ------  ------    ------
Total liabilities and stockholders' equity......... $  216  $  609    $1,044
                                                    ======  ======    ======


                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                                                Three Months
                                               Year Ended           Ended
                                              December 31,        March 31,
                                          --------------------- -------------
                                           1997   1998    1999   1999   2000
                                          ------ ------  ------ ------ ------
                                                                 (Unaudited)
Revenues:
  License fees........................... $  185 $  647  $1,435 $  261 $  716
  Services...............................    165    --      --     --     --
                                          ------ ------  ------ ------ ------
    Total revenues.......................    350    647   1,435    261    716

Operating expenses:
  Product development....................     56    265     393     59     66
  Sales and marketing....................     11    166     453     77    127
  General and administrative.............     49    167     316     50     77
  Amortization of deferred stock
   compenstion...........................                    21    --      12
                                          ------ ------  ------ ------ ------
    Total operating expenses.............    116    598   1,183    186    282
                                          ------ ------  ------ ------ ------
Income from operations...................    234     49     252     75    434
Interest income (expense), net...........    --       5      15      2      7
Gain (loss) on sale of investments.......    --     (11)     11    --     (24)
                                          ------ ------  ------ ------ ------
Net income............................... $  234 $   43  $  278 $   77 $  417
                                          ====== ======  ====== ====== ======
Net income per share:
  Basic earnings per share............... $  234 $   43  $  278 $   77 $  417
                                          ====== ======  ====== ====== ======
  Diluted earnings per share............. $  234 $   43  $  265 $   77 $  391
                                          ====== ======  ====== ====== ======
Shares used in calculation of net income
 per share:
  Basic..................................  1,000  1,000   1,000  1,000  1,000
                                          ====== ======  ====== ====== ======
  Diluted................................  1,000  1,000   1,048  1,033  1,067
                                          ====== ======  ====== ====== ======



                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                                               Accumulated
                         Common Stock     Deferred                Other
                         -------------     Stock     Retained Comprehensive
                         Shares Amount  Compensation Earnings Income (Loss) Total
                         ------ ------  ------------ -------- ------------- -----
Balance at January 1,
 1997................... 1,000  $   1      $ --       $  39       $ (17)    $  23
  Net income............   --     --         --         234         --        234
  Subchapter S
   Distributions........   --     --         --        (101)        --       (101)
  Unrealized loss on
   available for sale
   securities...........   --     --         --         --           (7)       (7)
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1997................... 1,000      1        --         172         (24)      149
  Net income............   --     --         --          43         --         43
  Subchapter S
   distributions........   --     --         --         (85)        --        (85)
  Options issued to
   nonemployees for
   services.............   --       5        --         --          --          5
  Unrealized loss on
   available for sale
   securities net of
   reclassification
   adjustment for loss
   included in net
   income...............   --     --         --         --            9         9
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1998................... 1,000      6        --         130         (15)      121
  Net income............   --     --         --         278         --        278
  Deferred stock
   compensation.........          389       (389)
  Amortization of
   deferred stock
   compensation.........   --     --          21        --          --         21
  Reclassification
   adjustment for loss
   included in net
   income...............   --     --         --         --           15        15
                         -----  -----      -----      -----       -----     -----
Balance at December 31,
 1999................... 1,000   (395)      (368)       408         --        435
  Net income
   (unaudited)..........   --     --         --         417         --        417
  Amortization of
   deferred stock
   compensation
   (unaudited)..........   --     --          12        --          --         12
                         -----  -----      -----      -----       -----     -----
Balance at March 31,
 2000 (unaudited)....... 1,000  $ 395      $(356)     $ 825       $ --      $ 864
                         =====  =====      =====      =====       =====     =====



                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Three Months
                                                                    Ended
                                      Year Ended December 31      March 31,
                                     --------------------------  -------------
                                       1997     1998     1999    1999    2000
                                     --------  -------  -------  -----  ------
                                                                 (Unaudited)
Operating Activities:
 Net income......................... $    234  $    43  $   278  $  77  $  417
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation.....................        6       11       16      3       5
   Provision for doubtful accounts..       10       21       30    --      --
   Options issued for services......      --         5      --     --      --
   Stock compensation expense.......      --       --        21    --       12
   Loss (gain) on sale of
    investments.....................      --        11      (11)   --       24
   Changes in operating assets and
    liabilities:
     Accounts receivable............      (33)     (50)     (79)    (3)   (111)
     Prepaid expenses and other
      current assets................       (7)     --       --     --      --
     Deposits.......................      --       --        (1)   --      --
     Accounts payable and accrued
      liabilities...................       55       30      (61)    34     (16)
     Due to related party...........      --       --       140    --       22
                                     --------  -------  -------  -----  ------
       Net cash provided by
        operating activities........      272       71      333    111     346
Investing Activities:
 Purchases of property and
  equipment.........................      (18)     (23)     (42)   (11)     (6)
 Purchases of short-term
  investments.......................      --       --       (10)   --      (24)
 Proceeds from redemption of short-
  term investments..................      --       --        40    --      --
                                     --------  -------  -------  -----  ------
       Net cash used in investing
        activities..................      (18)     (23)     (12)   (11)    (30)
Financing Activities:
 Distribution to stockholder........     (101)     (85)     --     --      --
                                     --------  -------  -------  -----  ------
       Net cash used in financing
        activities..................     (101)     (85)     --     --      --
                                     --------  -------  -------  -----  ------
Net change in cash and cash
 equivalents........................      153      (37)     321    100     316
Cash and cash equivalents at
 beginning of period................        5      158      121    121     442
                                     --------  -------  -------  -----  ------
Cash and cash equivalents at end of
 period............................. $    158  $   121     $442  $ 221  $  758
                                     ========  =======  =======  =====  ======


                            See accompanying notes.

                           GLOBALWARE COMPUTING, INC.

                         NOTES TO FINANCIAL STATEMENTS
        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company

   Globalware Computing, Inc. (the "Company") was incorporated in Illinois on August 2, 1994 and develops software and provides consulting services that extend business applications to handheld devices. The Company's products enable professionals to create and manage real-time personal and corporate information by use of the rapidly growing mobile enterprise market.

   The Company began as a consulting company and in 1997 added software license sales to its operations. Most of the revenue from 1998 to date has come from license sales and upgrades.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Interim Financial Information

   The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at that date and its results of operations and cash flows for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any future periods.

Cash and Cash Equivalents

   The Company's cash and cash equivalents consist of money market accounts. The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash and cash equivalents.

Investments

   All of the investments held by the Company at December 31, 1998 and 1999, are classified as available-for-sale. Under Statement No. 115, available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Software Development Costs

   Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development projects have been completed concurrent with the establishment of technological feasibility, and, accordingly, all software development costs have been charged to product development expense in the accompanying statements of operations.

Concentrations of Credit Risk and Credit Evaluations

   The Company is subject to concentrations of credit risk from its holdings of cash and cash equivalents, which are held with two domestic financial institutions. Also, the Company sells its products in the United States and foreign markets on a credit basis. The Company performs ongoing credit evaluations, does not require collateral and maintains reserves for potential credit losses on customer accounts when deemed necessary.

Revenue Recognition

   The Company generates revenue through the sale of software licenses and professional services. The Company's license revenues are generated from licensing the Company's products directly to end-users and through re-sellers. The Company recognizes revenue from software licenses, net of credit card fees, when the passcode is electronically mailed to the customer, which is when the customer has full access to the license, the fees are fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement.

   Revenues from professional services, which are pursuant to time and material contracts, are recognized as services are performed. Revenues exclude reimbursable expenses chargeable to the client.

Stock-Based Compensation

   The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Advertising Expense

   The cost of advertising is expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $20,000 and $52,000 for the years ended December 31, 1998 and 1999, respectively. No advertising costs were incurred in 1997.

Income Taxes

   The stockholders of the Company have elected, under Subchapter S of the Internal Revenue Code, to include the Company's income or loss in their federal and state income tax returns. Accordingly, the Company is generally not subject to federal or state income taxes.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


Recent Accounting Pronouncement

   In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133") was issued. SFAS 133 is required to be adopted in years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS 133 in its year ending December 31, 2001 and does not expect such adoption to have a material impact on the Company's results of operations, financial position or cash flows.

2. INVESTMENTS

   The Company had no available-for-sale securities outstanding at December 31, 1999. At December 31, 1998 the Company had available for sale securities, consisting of common stock, with a cost basis of $19,000 and gross unrealized losses of $15,000. The estimated fair value of these securities at December 31, 1998 was $4,000.

3. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
     Equipment.................................................. $   65  $   98
     Furniture and fixtures.....................................      1      10
                                                                 ------  ------
                                                                     66     108
       Less accumulated depreciation............................    (27)    (43)
                                                                 ------  ------
                                                                   $ 39  $   65
                                                                 ======  ======

4. DUE TO RELATED PARTY

   The Company entered into an agreement with a consultant during 1998 to provide research and development services related to a new product. The agreement also provides for the payment of royalties to the consultant based on sales of the new product. The Company was obligated to pay the employee $138,000 and $2,000 for research and development and royalties, respectively, at December 31, 1999. The consultant was hired as an employee of the Company during 1999. Costs associated with the research and development services were expensed as incurred.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


5. EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data).

                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
     Numerator
     Net income........................................... $  234 $   43 $  278
                                                           ====== ====== ======
     Denominator
     Denominator for basic earning per share--
      weighted-average shares.............................  1,000  1,000  1,000
                                                           ------ ------ ------
     Effect of dilutive securities:
      Employee stock options..............................    --     --      48
                                                           ------ ------ ------
     Denominator for diluted earnings per share--
      Adjusted weighted-average shares....................  1,000  1,000  1,048
                                                           ====== ====== ======
     Basic earnings per common share...................... $  234 $   43 $  278
                                                           ====== ====== ======
     Diluted earnings per common share.................... $  234 $   43 $  265
                                                           ====== ====== ======

6. STOCKHOLDERS' EQUITY

Stock Option Plan

   The Company's 1998 stock option plan (the Plan) provides for the issuance of incentive stock options and nonqualified stock options for up to 100 shares of common stock to eligible employees and officers of the Company. The options can be granted for periods of up to ten years and generally vest ratably over a four-year period.

   Had stock options been accounted for under the fair value method recommended by SFAS 123, the Company's net income on a pro forma basis would be as follows (in thousands, except per share data):

                                                                   Year ended
                                                                  December 31,
                                                                 --------------
                                                                 1997 1998 1999
                                                                 ---- ---- ----
     Net income, as reported.................................... $234 $43  $278
     Net income, pro forma......................................  234  43   261
     Pro forma diluted earnings per share....................... $234 $43  $249

   The fair value of stock options used to compute pro forma net income is the estimated present value at the grant date using the minimum value option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rates of 5.00% for 1999 and 4.65% for 1998 and a weighted-average expected option life of four years.

                           GLOBALWARE COMPUTING, INC.

        (Information as of March 31, 2000 and for the three months ended
                     March 31, 1999 and 2000 is unaudited)


   Information related to the Plan is as follows:

                                                                       Weighted-
                                                                        Average
                                                              Number   Exercise
                                                             of Shares   Price
                                                             --------- ---------
         Granted............................................     10     $  250
                                                                ---
       Outstanding at December 31, 1998.....................     10        250
         Granted............................................     36      1,000
                                                                ---
       Outstanding at December 31, 1999.....................     46     $  837
                                                                ===
       Exercisable at December 31, 1999.....................      9     $  630
                                                                ===
       Available for grant at December 31, 1999.............     16
                                                                ===

   The weighted average fair value of options granted during 1999 was $6,000. At December 31, 1999, the options outstanding have a weighted average remaining contractual life of 9.23 years. There was no activity under this plan from January 1, 2000 through March 31, 2000.

   The Company issued 24 options to purchase common stock to non- employees during 1998 for consulting services. The options vest over two years and have an exercise price of $250. The services provided in exchange for the options were performed as of the date of grant. The fair value of the options, as calculated using the Black-Scholes method, was estimated at $5,000 at the date of the grant. During 1998, the Company recorded $5,000 of compensation expense for options issued for services.

   In applying the Black-Scholes method, the Company has used an expected dividend yield of zero, a risk-free interest rate of 4.65%, a volatility factor of 135% and a fair value of the underlying common shares of $250. The expected life equaled the term of the options.

7. LEASE COMMITMENTS

   The Company leases its facilities under a noncancelable operating lease through September 2000. The lease requires the Company to pay operating costs, including property taxes, normal maintenance and insurance. The Company is obligated to pay $12,000 during the year ending December 31, 2000.

   Rent expense under operating lease arrangements was $0, $7,000 and $15,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

8. SUBSEQUENT EVENTS (UNAUDITED)

   On May 26, 2000, the Company signed a definitive agreement to be acquired by AvantGo, Inc. in exchange for 1,933,300 shares of Series E preferred stock of the acquiring company. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The selected unaudited pro forma condensed combined financial information for the Company set forth below gives effect to the acquisition of Globalware Computing, Inc. ("Globalware"). The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial information of the Company and Globalware and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed combined balance sheet as of March 31, 2000 set forth below gives effect to the acquisition of Globalware as if it occurred on that date. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 set forth below give effect to the acquisition as if it occurred on the first day of each of those periods under the purchase method of accounting. The selected unaudited pro forma condensed combined financial information reflects certain adjustments, including adjustments to reflect the amortization of goodwill and other intangible assets resulting from the acquisition. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements-- the Company and Globalware." The selected unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Globalware acquisition had in fact occurred on such dates or the future consolidated results of operations or financial condition of the Company.

                                 AVANTGO, INC.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 March 31, 2000
                                 (In thousands)

                                 Historical                           Pro Forma
                         ----------------------------            --------------------
                                                                  Business
                                  Globalware                     Combination
                         AvantGo  Computing  Combined            Adjustments Combined
                         -------  ---------- --------            ----------- --------
         ASSETS
Current assets:
  Cash and cash
   equivalents.......... $30,424    $  758   $31,182               $   --    $31,182
  Short-term
   investments..........   2,807       --      2,807                   --      2,807
  Accounts receivable,
   net..................   7,235       212     7,447                   --      7,447
  Prepaid expenses and
   other current
   assets...............     249       --        249                   --        249
                         -------    ------   -------               -------   -------
    Total current
     assets.............  40,715       970    41,685                   --     41,685
Property and equipment,
 net....................   1,554        66     1,620                   --      1,620
Intangibles and other
 assets.................      89         8        97  (1)(3)        15,646    15,743
                         -------    ------   -------               -------   -------
    Total assets........ $42,358    $1,044   $43,402               $15,646   $59,048
                         =======    ======   =======               =======   =======
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued liabilities.. $ 1,219    $   18   $ 1,237  (3)              200     1,437
  Accrued compensation
   and related
   benefits.............     685       --        685                   --        685
  Due to related party..     --        162       162                   --        162
  Current portion of
   capital lease
   obligations..........       3       --          3                   --          3
  Current portion of
   borrowings under bank
   line of credit
   agreement............      71       --         71                   --         71
  Deferred revenue......   5,408       --      5,408                   --      5,408
                         -------    ------   -------               -------   -------
    Total current
     liabilities........   7,386       180     7,566                   200     7,766
Capital lease
 obligations, less
 current portion........     --        --        --                    --        --
Borrowings under bank
 line of credit
 agreement, less current
 portion................      23       --         23                   --         23
Stockholders' equity:
  Convertible preferred
   stock................  48,618       --     48,618  (1)(5)        15,466    64,084
  Common stock..........  23,291       395    23,686  (1)(3)(5)      1,049    24,735
  Notes receivable from
   stockholders.........    (798)      --       (798)                  --       (798)
  Deferred stock
   compensation......... (15,164)     (356)  (15,520)                  356   (15,164)
  Revenue offset
   relating to
   warrants.............  (1,479)      --     (1,479)                  --     (1,479)
  Accumulated earnings
   (deficit)............ (19,540)      825   (18,715) (1)(5)        (1,425)  (20,140)
  Accumulated other
   comprehensive income
   (loss)...............      21       --         21                   --         21
                         -------    ------   -------               -------   -------
    Total stockholders'
     equity.............  34,949       864    35,813                15,446    51,259
                         -------    ------   -------               -------   -------
    Total liabilities
     and stockholders'
     equity............. $42,358    $1,044   $43,402               $15,646   $59,048
                         =======    ======   =======               =======   =======

   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                                 AVANTGO, INC.

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          Year ended December 31, 1999
                    (In thousands, except per share amounts)

                                  Historical                    Pro Forma
                          ----------------------------     --------------------
                                                            Business
                                   Globalware              Combination
                          AvantGo  Computing  Combined     Adjustments Combined
                          -------  ---------- --------     ----------- --------
Revenues:
  License fees..........  $ 1,443    $1,435   $ 2,878        $    --   $  2,878
  Services..............    1,446       --      1,446             --      1,446
                          -------    ------   -------        -------   --------
    Total revenues......    2,889     1,435     4,324                     4,324
Costs and expenses:
  Cost of license fees..       60       --         60             --         60
  Costs of services.....    1,312       --      1,312             --      1,312
  Product development...    2,745       393     3,138             --      3,138
  Sales and marketing...    4,291       453     4,744             --      4,744
  General and
   administrative.......    1,404       316     1,720             --      1,720
  Amortization of
   deferred stock
   compensation.........    2,605        21     2,626                     2,626
  Amortization of
   goodwill and other
   intangible assets....      --        --        --  (2)      5,215      5,215
                          -------    ------   -------        -------   --------
    Total costs and
     expenses...........   12,417     1,183    13,600          5,215     18,815
                          -------    ------   -------        -------   --------
Income (loss) from
 operations.............   (9,528)      252    (9,276)        (5,215)   (14,491)
Interest income
 (expense), net.........      313        26       339                       339
                          -------    ------   -------        -------   --------
Net income (loss).......  $(9,215)   $  278   $(8,937)       $(5,215)  $(14,152)
                          =======    ======   =======        =======   ========
Basic and diluted net
 loss per share (4).....  $ (2.11)                                     $  (2.24)
                          =======                                      ========
Number of shares used in
 calculation of net loss
 per share (4)..........    4,377                                         6,310
                          =======                                      ========



   See accompanying notes to selected unaudited pro forma condensed combined financial information.

                                 AVANTGO, INC.

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       Three months ended March 31, 2000
                    (In thousands, except per share amounts)

                                  Historical                    Pro Forma
                          ----------------------------     --------------------
                                                            Business
                                   Globalware              Combination
                          AvantGo  Computing  Combined     Adjustments Combined
                          -------  ---------- --------     ----------- --------
Revenues:
  License fees..........  $   753     $716    $ 1,469        $   --    $ 1,469
  Services..............      908      --         908            --        908
                          -------     ----    -------        -------   -------
    Total revenues......    1,661      716      2,377                    2,377
Costs and expenses:
  Cost of license fees..       27      --          27            --         27
  Costs of services.....      547      --         547            --        547
  Product development...    1,145       66      1,211            --      1,211
  Sales and marketing...    3,246      127      3,373            --      3,373
  General and
   administrative.......    1,120       77      1,197            --      1,197
  Amortization of
   deferred stock
   compensation.........    3,224       12      3,236            --      3,236
  Amortization of
   goodwill and other
   intangible assets....       --      --         --  (2)      1,304     1,304
                          -------     ----    -------        -------   -------
    Total costs and
     expenses...........    9,309      282      9,591          1,304    10,895
                          -------     ----    -------        -------   -------
Income (loss) from
 operations.............   (7,648)     434     (7,214)        (1,304)   (8,518)
Interest income
 (expense), net.........      217      (17)       200                      200
                          -------     ----    -------        -------   -------
Net income (loss).......  $(7,431)    $417    $(7,014)       $(1,304)  $(8,318)
                          =======     ====    =======        =======   =======
Basic and diluted net
 loss per share(4)......  $ (1.30)                                     $ (1.09)
                          =======                                      =======
Number of shares used in
 calculation of net loss
 per share(4)...........    5,704                                        7,637
                          =======                                      =======


   See accompanying notes to selected unaudited pro forma condensed combined financial information.

 NOTES TO SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   AvantGo acquired Globalware Computing Systems, Inc. on May 26, 2000 in a transaction accounted for as a purchase. The total purchase cost was approximately $17.1 million consisting of 1,933,300 shares of AvantGo Series E preferred stock, (with a fair value of approximately $15.5 million,) the assumption of outstanding stock options with a fair value of approximately $1.4 million, and transaction costs of approximately $200,000.

   Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of March 31, 2000 and statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 are as follows:

1.   To reflect the preliminary allocation of the purchase cost.

     The total estimated purchase price for the acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. The preliminary allocation has resulted in a charge for purchased in-process research and development estimated to be $600,000 and estimated goodwill and identified intangible assets of $15.6 million which are being amortized over three years. This allocation is subject to change pending a final analysis of the value of the assets acquired and liabilities assumed.

2. To reflect amortization of goodwill and other intangible assets resulting from the acquisition.

     The pro forma condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 does not include the purchased research and development related charge of approximately $600,000 since it is considered a non-recurring charge.

3.   To reflect the acquisition of all of the outstanding stock of Globalware.

4. Basic and diluted net loss per share has been adjusted to reflect the issuance of 1,933,300 shares of AvantGo Series E preferred stock, as if these shares had been outstanding for the entire period. Dilutive options and warrants are excluded from the computation as their effect is antidilutive.

5. To reflect the elimination of the historical stockholder's equity accounts of Globalware.

                                   [AVANTGO]
                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts are estimates other than the SEC registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.................... $26,400
NASD filing fee........................................................  10,500
Nasdaq National Market listing fee.....................................       *
Printing fees..........................................................       *
Legal fees and expenses................................................       *
Accounting fees and expenses...........................................       *
Blue sky fees and expenses.............................................       *
Transfer agent and registrar fees......................................       *
Miscellaneous fees.....................................................       *
                                                                        -------
  Total................................................................ $     *
                                                                        =======

---------------------
* To be included in an amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IX of our seventh amended and restated certificate of incorporation (Exhibit 3.2 hereto), which will be effective upon the closing of this offering, and Article XI of our current bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among AvantGo and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   In the three years preceding the filing of this registration statement, we have sold and issued the following securities:

     1. On August 11, 1997, we issued 1,920,000 shares of common stock to Felix Lin for an aggregate purchase price of $9,600.00.

     2. On August 11, 1997, we issued 1,920,000 shares of common stock to Linus Upson for an aggregate purchase price of $9,600.00.

     3. On August 11, 1997, we issued 1,760,000 shares of common stock to Rafael Weinstein for an aggregate purchase price of $8,800.00.

     4. On August 11, 1997, we issued 64,000 shares of common stock to VLG Investments 1997 for an aggregate purchase price of $320.00. Following the termination of our engagement of Venture Law Group as counsel, effective November 8, 1998, we assigned our right of repurchase to b/z partners, LLC which exercised the repurchase right for 42,666 shares on January 7, 1999. b/z partners, LLC subsequently changed its name to Amicus Investments, LLC.

     5. On August 11, 1997, we issued 8,000 shares of common stock to Robert
  v. W. Zipp for an aggregate purchase price of $40.00, which shares subsequently were transferred to Amicus Investments, LLC.

     6. On August 11, 1997, we issued 8,000 shares of common stock to Patrick Barry for an aggregate purchase price of $40.00.

     7. On August 11, 1997, we issued 560,000 shares of common stock to David Moore for an aggregate purchase price of $2,800.00.

     8. On August 11, 1997, we issued 280,000 shares of common stock to David Kloba for an aggregate purchase price of $1,400.00.

     9. On August 11, 1997, we issued 32,000 shares of common stock to Martin Kacin for an aggregate purchase price of $160.00.

     10. On August 11, 1997, we issued 10,000 shares of common stock to Gannon Hall for an aggregate purchase price of $50.00.

     11. On August 11, 1997, we issued 16,000 shares of common stock to Eric Bouck for an aggregate purchase price of $80.00. We exercised our right of repurchase with respect to all of these shares on January 12, 1998.

     12. On October 14, 1997, we issued 4,434,156 shares of series A preferred stock for an aggregate of $1,350,200.51 to 21st Century Internet Fund, L.P.; Felix Lin; Linus Upson; and David Moore.

     13. On May 26, 1998, we issued 3,301,886 shares of series B preferred stock for an aggregate of $3,499,999.16 to 21st Century Internet Fund, L.P., Adobe Ventures II, L.P. and H&Q AvantGo Investors, L.P.

     14. On June 4, 1999, we issued 3,736,040 shares of series C preferred stock for an aggregate of $14,719,997.60 to Sleepy Hollow Investment Partnership, L.P.; Microsoft Corporation; 3Com Ventures, Inc.; 21st Century Internet Fund, L.P.; Adobe Ventures II, L.P.; Hambrecht & Quist Employee Venture Fund, L.P. II; H&Q AvantGo Investors, L.P.; The Tacit Fund, L.P.; The Stealth Fund, L.P.; The Entrepreneurs' Fund, L.P.; RBW Investments LLC; Cornerstone Properties LLP; Angel Investors, L.P.; TWB Investment Partnership; Evans Partners LLC and two accredited investors.

     15. On February 1, 2000, we issued to Yahoo!, Inc. a warrant to purchase 117,558 shares of series D preferred stock at an exercise price of $8.36 per share.

     16. On February 1, 2000, we issued to Yahoo!, Inc. a warrant to purchase 117,558 shares of common stock (or preferred stock if we have not consummated an initial public offering by February 1, 2001). The warrant is not exercisable if either Yahoo! or we terminate our relationship or we agree to purchase a certain amount of advertising from Yahoo! over a one year period beginning no later than February 1, 2001.

     17. On March 8 and April 7, 2000, we issued an aggregate of 3,726,094 shares of series D preferred stock for an aggregate consideration of $31,150,145.84 to the Goldman Sachs Group, Inc.; Stone Street Fund 2000, L.P.; Bridge Street Special Opportunities; Goldman Sachs Investments Limited; Pinnacle Ventures; Imagine Health, Inc.; Ford Motor Company; American Express Travel-Related Services Company, Inc.; Sleepy Hollow Investment Partnership, L.P.; 21st Century Internet Fund, L.P.; Adobe Ventures II, L.P.; Hambrecht & Quist Employee Venture Fund 2000 L.P. II; H&Q AvantGo Investors, L.P.; The Entrepreneurs' Growth Fund, L.P.; The Entrepreneurs' Fund, L.P.; The Entrepreneurs' Fund II, L.P.; RBW Investments LLC; RIM USA Capital Corporation; and two accredited investors.

  Broadview SLP; DRW Venture Partners L.P.; Allen & Company Incorporated; Angel (Q) Investors II, L.P.; The Leasing Group, plc; Write Image Limited; Randy Blumenthal; Meredith Family Revocable Trust; TWB Investment Partnership; SKGF Investments--2000--I, L.L.C.; and two accredited investors.

     18. On March 8, 2000, we issued to Imagine Health, Inc. a warrant to purchase 358,851 shares of series D preferred stock at an exercise price of $8.36 per share.

     19. On May 26, 2000, in connection with our acquisition of Globalware Computing, Inc., we acquired all of Globalware's outstanding stock in exchange for (1) 1,933,300 shares of our series E preferred stock and (2) our assumption of options that can be exercised for an aggregate of 180,438 shares of our common stock with exercise prices ranging from $0.12 to $2.33 per share.

     20. Since our incorporation and through May 26, 2000, we have issued, under our 1997 stock option plan, an aggregate of 8,999,895 options to purchase our common stock to our employees, directors and consultants with exercise prices ranging from $0.03 to $4.50.

   Year                                         Options  Range of Exercise Price
   ----                                        --------- -----------------------
   1997.......................................     4,000       $ 0.03
   1998....................................... 2,295,320        0.03-0.125
   1999....................................... 3,891,000        0.125-2.25
   2000....................................... 2,809,575        2.25-4.50

   No underwriters were involved in the foregoing sales of securities. The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of some options to purchase common stock, Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to obtain adequate information about us.

Item 16. Exhibits and Financial Statement Schedules

   (a) The following exhibits are filed herewith:

Exhibit
  No     Description
-------  -----------
 1.1*    Form of Underwriting Agreement.

 1.2     Form of Lock-Up Agreement.

 2.1+    Agreement and Plan of Merger by and among AvantGo, Inc., GC Acquisition, Inc.,
         Globalware Computing, Inc. and the stockholders of Globalware Computing, Inc.
         dated as of May 26, 2000.

 2.2+    Escrow and Indemnity Agreement by and among AvantGo, Inc., Chase Manhattan Bank and Trust Company, N.A., as escrow agent and the stockholders of Globalware
         Computing, Inc.

 3.1     Sixth Amended and Restated Certificate of Incorporation.

 3.2     Form of Seventh Amended and Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.

 3.3     Bylaws of AvantGo, Inc., as amended.

 3.4     Form of Amended and Restated Bylaws to become effective upon the closing of the offering made pursuant to this Registration Statement.

 4.1*    Form of common stock certificate.

Exhibit
  No     Description
-------  -----------
 4.2+    Fourth Amended and Restated Investors' Rights Agreement dated May 19, 2000.

 4.3+    Third Amended and Restated Voting Agreement dated March 8, 2000.

 4.4+    Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated
         March 8, 2000.

 5.1*    Opinion of Perkins Coie LLP regarding legality of securities being issued.

10.1     Form of Indemnification Agreement.

10.2     Form of Proprietary Information and Inventions Assignment Agreement.

10.3     1997 Stock Option Plan, as amended.

10.4     Form of Notice of Option Grant and Stock Option Agreement.

10.5     Form of 2000 Employee Stock Purchase Plan.

10.6     Form of 2000 Stock Incentive Plan.

10.7     Stock Option Grant Program for Non-employee Directors.

10.8+    401(k) Standardized Profit Sharing Plan Adoption Agreement by and between
         AvantGo, Inc. and Paychex Retirement Services, dated January 1, 1998.

10.9     Notice of Stock Option Grant to Thomas Hunter, dated September 21, 1999.

10.10+   Notice of Stock Option Grant to Richard Owen, dated January 25, 2000.

10.11    Notice of Stock Option Grant to Jeffrey Webber, dated April 16, 1999.

10.12    Notice of Stock Option Grant to Jeffrey Webber, dated October 19, 1999.

10.13    Notice of Stock Option Grant to Robert Lesko, dated July 21, 1998.

10.14+   Notice of Stock Option Grant to Gregory Waldorf, dated July 15, 1999.

10.15    Notice of Stock Option Grant to Dennis Jones, dated April 7, 2000.

10.16+   Founders Stock Purchase Agreement by and between AvantGo, Inc. and Felix Lin, dated August 11, 1997.

10.17+   Founders Stock Purchase Agreement by and between AvantGo, Inc. and Linus Upson, dated August 11, 1997.

10.18    Pledge Agreement between AvantGo, Inc. and Thomas Hunter, dated December 7, 1999.

10.19    Full-Recourse Promissory Note executed by Thomas Hunter in favor of AvantGo,
         Inc., dated December 7, 1999.

10.20+   Pledge Agreement between AvantGo, Inc. and Thomas Hunter, dated March 27, 2000.

10.21    Promissory Note executed by Thomas Hunter in favor of AvantGo, Inc. dated March
         27, 2000.

10.22    Amended and Restated Change of Control Agreement by and between AvantGo, Inc. and
         Felix Lin, dated October 13, 1997.

10.23    Change of Control Agreement by and between AvantGo, Inc. and Richard Owen, dated
         January 24, 2000.

10.24    Amended and Restated Change of Control Agreement by and between AvantGo, Inc. and
         Linus Upson, dated October 13, 1997.

10.25+   Series A Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated October 14, 1997.

10.26    Series B Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated May 26, 1998.

10.27    Series C Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated June 4, 1999.

Exhibit
  No     Description
-------  -----------
10.28+   Series D Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated March 8, 2000.

10.29+   Addendum to Series D Preferred Stock Purchase Agreement by and among AvantGo,
         Inc. and certain investors, dated April 7, 2000.

10.30+   Master Agreement by and between AvantGo, Inc. and American Express Travel-Related
         Services Company, Inc., dated February 16, 2000.

10.31+   Warrant to purchase Series D preferred stock issued to Yahoo!, Inc., dated
         February 1, 2000.

10.32+   Warrant to purchase AvantGo, Inc. securities issued to Yahoo!, Inc., dated
         February 1, 2000.

10.33    Warrant to purchase Series D preferred stock issued to Imagine Health, Inc., dated March 8, 2000.

10.34    Employment Offer Letter between AvantGo, Inc. and Richard Owen, dated December 4,
         1999.

10.35    Consulting Agreement between AvantGo, Inc. and R.B. Webber and Company, dated
         April 16, 1998.

10.36    Consulting Agreement between AvantGo, Inc. and RB Webber, dated December 11,
         1998.

10.37    QuickStart Loan and Security Agreement with Silicon Valley Bank in the amount of
         $300,000, dated January 28, 1998.

10.38*   Irrevocable Standby Letter of Credit No. SVB001S with Silicon Valley Bank in the amount of $3,250,000, dated May 19, 2000.

10.39+   License Agreement by and between AvantGo, Inc. and McKesson Corporation, dated
         October 1, 1998.

10.40+   Amendment to License Agreement by and between AvantGo, Inc. and McKessonHBOC, dated August 31, 1999.

10.41+   Amendment to License Agreement by and between AvantGo, Inc. and McKessonHBOC, dated March 7, 2000.

10.42+   Channel Management Agreement by and between AvantGo, Inc. and McKessonHBOC, dated
         March 7, 2000.

10.43+   Agreement for Implementation of Licensor Software Materials by and between
         AvantGo, Inc. and Palm Computing Inc., dated June 1, 1999.

10.44+   Marketing and Distribution Agreement by and between AvantGo, Inc. and Microsoft
         Corporation, dated June 2, 1999.

10.45    First Amendment to Marketing and Distribution Agreement by and between AvantGo,
         Inc. and Microsoft Corporation, dated January 25, 2000.

10.46+   Enterprise License Agreement by and between AvantGo, Inc. and Ford Motor Company, dated December 9, 1999.

10.47+   Amendment to Enterprise License Agreement by and between AvantGo, Inc. and Ford
         Motor Company, dated January 31, 2000.

10.48    Amended Terms to License Agreement between Ford Motor Company and AvantGo, Inc., dated March 7, 2000.

10.49    Bayshore Corporate Center Office Lease by and between AvantGo, Inc. and
         Cornerstone Properties I, LLC, dated June 23, 1997.

10.50    #1 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated January 30, 1998.

10.51*   #2 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated April 27, 1998.

10.52    #3 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated November 16, 1998.

10.53    #4 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated April 2, 1999.

 Exhibit
   No     Description
 -------  -----------
 10.54+   Bayshore Corporate Center Office Lease by and between AvantGo, Inc. and
          Cornerstone Properties I, LLC, dated August 5, 1999.

 10.55    Net Lease by and between AvantGo, Inc. and The Multi-Employer Property Trust, dated March 31, 2000.

 23.1     Consent of Ernst & Young LLP, Independent Auditors.

 23.2     Consent of Ernst & Young LLP, Independent Auditors.

 23.3     Consent of Perkins Coie LLP (included in Exhibit 5.01).

 24.1     Power of Attorney (see page II-7 of the Registration Statement).

 27.1     Financial Data Schedule.

---------------------
* To be filed by amendment
+ Confidential treatment requested

   (b) Consolidated Financial Statement Schedules

   No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 8th day of June, 2000.

                                          AVANTGO, INC.

                                                    /s/ Richard Owen
                                          By: _________________________________
                                                        Richard Owen
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard Owen and Felix Lin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and such individual's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 Name                            Title                   Date
                 ----                            -----                   ----

Principal Executive Officer:
         /s/ Richard Owen              Chief Executive Officer       June 8, 2000
______________________________________  and Director
             Richard Owen

Principal Financial and Principal
 Accounting Officer:
       /s/ Thomas F. Hunter            Chief Financial Officer       June 8, 2000
______________________________________
           Thomas F. Hunter

Principal Executive Officer:
          /s/ Felix Lin                Chairman of the Board and     June 8, 2000
______________________________________  Director
              Felix Lin

                 Name                            Title                   Date
                 ----                            -----                   ----

Additional Directors:
  /s/ Christopher B. Hollenbeck        Director                      June 8, 2000
______________________________________
      Christopher B. Hollenbeck

         /s/ Dennis Jones              Director                      June 8, 2000
______________________________________
             Dennis Jones

       /s/ Robert J. Lesko             Director                      June 8, 2000
______________________________________
           Robert J. Lesko

         /s/ Linus Upson               Director                      June 8, 2000
______________________________________
             Linus Upson

      /s/ Gregory L. Waldorf           Director                      June 8, 2000
______________________________________
          Gregory L. Waldorf

      /s/ Jeffrey T. Webber            Director                      June 8, 2000
______________________________________
          Jeffrey T. Webber

      /s/ Peter H. Ziebelman           Director                      June 8, 2000
______________________________________
          Peter H. Ziebelman

                                 EXHIBIT INDEX

 Exhibit
   No     Description
 -------  -----------
 1.1*     Form of Underwriting Agreement.

 1.2      Form of Lock-Up Agreement.

 2.1+     Agreement and Plan of Merger by and among AvantGo, Inc., GC Acquisition, Inc.,
          Globalware Computing, Inc. and the stockholders of Globalware Computing, Inc.
          dated as of May 26, 2000.

 2.2+     Escrow and Indemnity Agreement by and among AvantGo, Inc., Chase Manhattan Bank and Trust Company, N.A., as escrow agent and the stockholders of Globalware
          Computing, Inc.

 3.1      Sixth Amended and Restated Certificate of Incorporation.

 3.2      Form of Seventh Amended and Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.

 3.3      Bylaws of AvantGo, Inc., as amended.

 3.4      Form of Amended and Restated Bylaws to become effective upon the closing of the offering made pursuant to this Registration Statement.

 4.1*     Form of common stock certificate.

 4.2+     Fourth Amended and Restated Investors' Rights Agreement dated May 19, 2000.

 4.3+     Third Amended and Restated Voting Agreement dated March 8, 2000.

 4.4+     Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated
          March 8, 2000.

 5.1*     Opinion of Perkins Coie LLP regarding legality of securities being issued.

 10.1     Form of Indemnification Agreement.

 10.2     Form of Proprietary Information and Inventions Assignment Agreement.

 10.3     1997 Stock Option Plan, as amended.

 10.4     Form of Notice of Option Grant and Stock Option Agreement.

 10.5     Form of 2000 Employee Stock Purchase Plan.

 10.6     Form of 2000 Stock Incentive Plan.

 10.7     Stock Option Grant Program for Non-employee Directors.

 10.8+    401(k) Standardized Profit Sharing Plan Adoption Agreement by and between
          AvantGo, Inc. and Paychex Retirement Services, dated January 1, 1998.

 10.9     Notice of Stock Option Grant to Thomas Hunter, dated September 21, 1999.

 10.10+   Notice of Stock Option Grant to Richard Owen, dated January 25, 2000.

 10.11    Notice of Stock Option Grant to Jeffrey Webber, dated April 16, 1999.

 10.12    Notice of Stock Option Grant to Jeffrey Webber, dated October 19, 1999.

 10.13    Notice of Stock Option Grant to Robert Lesko, dated July 21, 1998.

 10.14+   Notice of Stock Option Grant to Gregory Waldorf, dated July 15, 1999.

 10.15    Notice of Stock Option Grant to Dennis Jones, dated April 7, 2000.

 10.16+   Founders Stock Purchase Agreement by and between AvantGo, Inc. and Felix Lin, dated August 11, 1997.

Exhibit
  No     Description
-------  -----------
10.17+   Founders Stock Purchase Agreement by and between AvantGo, Inc. and Linus Upson, dated August 11, 1997.

10.18    Pledge Agreement between AvantGo, Inc. and Thomas Hunter, dated December 7, 1999.

10.19    Full-Recourse Promissory Note executed by Thomas Hunter in favor of AvantGo,
         Inc., dated December 7, 1999.

10.20+   Pledge Agreement between AvantGo, Inc. and Thomas Hunter, dated March 27, 2000.

10.21    Promissory Note executed by Thomas Hunter in favor of AvantGo, Inc. dated March
         27, 2000.

10.22    Amended and Restated Change of Control Agreement by and between AvantGo, Inc. and
         Felix Lin, dated October 13, 1997.

10.23    Change of Control Agreement by and between AvantGo, Inc. and Richard Owen, dated
         January 24, 2000.

10.24    Amended and Restated Change of Control Agreement by and between AvantGo, Inc. and
         Linus Upson, dated October 13, 1997.

10.25+   Series A Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated October 14, 1997.

10.26    Series B Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated May 26, 1998.

10.27    Series C Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated June 4, 1999.

10.28+   Series D Preferred Stock Purchase Agreement by and among AvantGo, Inc. and certain investors, dated March 8, 2000.

10.29+   Addendum to Series D Preferred Stock Purchase Agreement by and among AvantGo,
         Inc. and certain investors, dated April 7, 2000.

10.30+   Master Agreement by and between AvantGo, Inc. and American Express Travel-Related
         Services Company, Inc., dated February 16, 2000.

10.31+   Warrant to purchase Series D preferred stock issued to Yahoo!, Inc., dated
         February 1, 2000.

10.32+   Warrant to purchase AvantGo, Inc. securities issued to Yahoo!, Inc., dated
         February 1, 2000.

10.33    Warrant to purchase Series D preferred stock issued to Imagine Health, Inc., dated March 8, 2000.

10.34    Employment Offer Letter between AvantGo, Inc. and Richard Owen, dated December 4,
         1999.

10.35    Consulting Agreement between AvantGo, Inc. and R.B. Webber and Company, dated
         April 16, 1998.

10.36    Consulting Agreement between AvantGo, Inc. and RB Webber, dated December 11,
         1998.

10.37    QuickStart Loan and Security Agreement with Silicon Valley Bank in the amount of
         $300,000, dated January 28, 1998.

10.38*   Irrevocable Standby Letter of Credit No. SVB001S with Silicon Valley Bank in the amount of $3,250,000, dated May 19, 2000.

10.39+   License Agreement by and between AvantGo, Inc. and McKesson Corporation, dated
         October 1, 1998.

10.40+   Amendment to License Agreement by and between AvantGo, Inc. and McKessonHBOC, dated August 31, 1999.

10.41+   Amendment to License Agreement by and between AvantGo, Inc. and McKessonHBOC, dated March 7, 2000.

10.42+   Channel Management Agreement by and between AvantGo, Inc. and McKessonHBOC, dated
         March 7, 2000.

Exhibit
  No     Description
-------  -----------
10.43+   Agreement for Implementation of Licensor Software Materials by and between
         AvantGo, Inc. and Palm Computing Inc., dated June 1, 1999.

10.44+   Marketing and Distribution Agreement by and between AvantGo, Inc. and Microsoft
         Corporation, dated June 2, 1999.

10.45    First Amendment to Marketing and Distribution Agreement by and between AvantGo,
         Inc. and Microsoft Corporation, dated January 25, 2000.

10.46+   Enterprise License Agreement by and between AvantGo, Inc. and Ford Motor Company, dated December 9, 1999.

10.47+   Amendment to Enterprise License Agreement by and between AvantGo, Inc. and Ford
         Motor Company, dated January 31, 2000.

10.48    Amended Terms to License Agreement between Ford Motor Company and AvantGo, Inc., dated March 7, 2000.

10.49    Bayshore Corporate Center Office Lease by and between AvantGo, Inc. and
         Cornerstone Properties I, LLC, dated June 23, 1997.

10.50    #1 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated January 30, 1998.

10.51*   #2 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated April 27, 1998.

10.52    #3 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated November 16, 1998.

10.53    #4 Amendment to Bayshore Corporate Center Office Lease by and between AvantGo,
         Inc. and Cornerstone Properties I, LLC, dated April 2, 1999.

10.54+   Bayshore Corporate Center Office Lease by and between AvantGo, Inc. and
         Cornerstone Properties I, LLC, dated August 5, 1999.

10.55    Net Lease by and between AvantGo, Inc. and The Multi-Employer Property Trust, dated March 31, 2000.

23.1     Consent of Ernst & Young LLP, Independent Auditors.

23.2     Consent of Ernst & Young LLP, Independent Auditors.

23.3     Consent of Perkins Coie LLP (included in Exhibit 5.01).

24.1     Power of Attorney (see page II-7 of the Registration Statement).

27.1     Financial Data Schedule.

---------------------
* To be filed by amendment
+ Confidential treatment requested